                                                   Filed pursuant to Rule 424(a)
                                                      Registration No. 333-90119
                                  [VISIO LOGO]
                              2211 Elliott Avenue
                           Seattle, Washington 98121

Dear Shareholder:

   We cordially invite you to attend a special meeting of our shareholders, which will be held on Monday, December 13, 1999, at 10 a.m. local time, at our headquarters at 2211 Elliott Avenue, Seattle, Washington. At the meeting, you will be asked to approve a merger agreement that will combine our company with Microsoft Corporation. In the merger, you will be entitled to receive 0.45 of a share of Microsoft common stock for each share of Visio common stock you own. Up to 14,557,518 shares of Microsoft common stock will be issued in the merger. Microsoft's common stock is traded on the Nasdaq Stock Market under the symbol MSFT.

   Whether or not you plan to attend the meeting, we urge you to complete, sign and date the enclosed proxy card and return it in the enclosed postage-paid envelope to ensure that your shares are represented at the meeting. If you attend the meeting, you may vote in person if you wish, even though you have previously returned your proxy card.

   YOUR VOTE IS VERY IMPORTANT. The merger cannot be completed unless the holders of at least two-thirds of the outstanding shares of Visio common stock as of the record date approve the merger agreement. Your vote is important because failing to vote will have the effect of voting against the merger agreement. Only holders of Visio common stock at the close of business on October 21, 1999 will be entitled to vote at the special meeting.

   Visio's board of directors has determined that the merger is advisable and fair to, and in the best interests of, Visio and its shareholders. The board of directors has approved the merger agreement and unanimously recommends that you vote "FOR" approval of the merger agreement.

   Attached is a notice of special meeting to shareholders and a proxy statement/prospectus, which describes the merger in detail. For your convenience, the first two, blue-colored pages of the proxy statement/prospectus contain frequently asked questions and related answers about the proposed merger. Please review the proxy statement/prospectus carefully.

   In particular, you should carefully consider the discussion in the section entitled "Risk Factors" on page 12.

   If you would like assistance in completing your proxy card, or if you have any questions about the procedure for voting your shares described in the attached proxy statement/prospectus, please contact Visio Investor Relations at
(206) 956-6000.

   This proxy statement of Visio and prospectus of Microsoft is dated November 3, 1999 and is first being mailed to Visio shareholders on November 5, 1999.

                                          Sincerely,

                                          /s/ Jeremy Jaech

                                          Jeremy Jaech
                                          President and Chief Executive
                                           Officer

   Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved of the Microsoft common stock to be issued in connection with the merger or determined if this proxy statement/prospectus is truthful or accurate. Any representation to the contrary is a criminal offense.

                                  [VISIO LOGO]

                              2211 Elliott Avenue
                           Seattle, Washington 98121

                               ----------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                               ----------------

To the shareholders of Visio Corporation:

   We will hold a special meeting of shareholders of Visio Corporation on Monday, December 13, 1999, at 10 a.m. local time, at our headquarters at 2211 Elliott Avenue, Seattle, Washington, for the following purpose:

     To consider and vote upon a proposal to approve the Agreement and Plan of Reorganization, dated as of September 14, 1999, among Microsoft Corporation, MovieSub, Inc., a wholly owned subsidiary of Microsoft, and Visio. Under the merger agreement, Visio will become a wholly owned subsidiary of Microsoft and each outstanding share of Visio common stock (other than dissenters' shares) will be converted into the right to receive
  0.45 of a share of Microsoft common stock. This proposal is more fully described in the attached proxy statement/prospectus, which you should read carefully.

   We will conduct no other business at the Visio shareholders' special meeting, except business that may be properly brought before the special meeting and that is within the purpose of the special meeting described above.

   We cannot complete the merger unless the holders of at least two-thirds of the shares of Visio common stock outstanding on the record date vote to approve the merger agreement. Holders of Visio common stock are entitled to assert dissenters' rights with respect to the merger under chapter 23B.13 of the Washington Business Corporation Act.

   Only holders of record of Visio common stock at the close of business on October 21, 1999, the record date, are entitled to vote at the special meeting or any adjournment or postponement of the meeting. This notice and the attached proxy statement/prospectus are being sent to Visio's shareholders on or about November 5, 1999.

                                          By Order of the Board of Directors
                                          of Visio Corporation

                                          Wm. Kenneth McGraw
                                          General Counsel and Secretary

Seattle, Washington
November 5, 1999


 Whether or not you plan to attend the meeting, please complete, sign and date the enclosed proxy card and mail it promptly in the postage-paid envelope provided. You can revoke your proxy at any time before it is voted.

                           PROXY STATEMENT/PROSPECTUS

                                    CONTENTS

QUESTIONS AND ANSWERS ABOUT THE MICROSOFT/VISIO MERGER.....................   1
SUMMARY OF THIS PROXY STATEMENT/PROSPECTUS.................................   3
  The Companies............................................................   3
  Summary of the Transaction...............................................   5
  Selected financial data of Microsoft and Visio...........................  10
RISK FACTORS...............................................................  12
COMPARATIVE STOCK PRICE AND DIVIDEND INFORMATION...........................  14
THE VISIO SPECIAL MEETING..................................................  16
  Date, time, place and purpose of Visio's special meeting.................  16
  Record date; outstanding shares; shares entitled to vote.................  16
  Quorum; vote required....................................................  16
  Voting of proxies........................................................  16
  Recommendation of Visio's board of directors.............................  16
  Share ownership of management............................................  16
  How to revoke your proxy.................................................  17
  Abstentions and broker nonvotes..........................................  17
  Voting electronically via Internet or telephone..........................  17
  Expenses of proxy solicitation...........................................  17
  Dissenters' rights.......................................................  18
  Accountants..............................................................  18
THE MERGER.................................................................  19
  Background of the merger.................................................  19
  Visio's reasons for the merger...........................................  21
  Recommendation of Visio's board of directors.............................  22
  Opinion of Visio's financial advisor.....................................  22
  Microsoft's reasons for the merger.......................................  28
  Structure of the merger; completion and effectiveness of the merger......  28
  Merger consideration; conversion of Visio common stock...................  28
  Treatment of options and employee stock purchase and benefit plans.......  29
  Interests of Visio's directors and executive officers in the merger......  29
  Restrictions on sales by affiliates of Visio and Microsoft...............  31
  Material United States federal income tax consequences of the merger.....  31
  Accounting treatment of the merger.......................................  33
  Regulatory filings and approvals required to complete the merger.........  33
  Exchange of Visio stock certificates for Microsoft stock certificates....  33
  Listing of Microsoft common stock; delisting and deregistration of Visio common stock............................................................  34
  Operations after the merger..............................................  34
THE MERGER AGREEMENT.......................................................  35
  Conditions to completion of the merger...................................  35
  Representations and warranties...........................................  35
  Conduct of business before closing of the merger.........................  36
  Exclusivity..............................................................  38
  Termination of the merger agreement......................................  39
  Termination fee..........................................................  39
  Extension; waiver........................................................  40
  Amendment to merger agreement............................................  40
  Additional amendments....................................................  40
RELATED AGREEMENTS.........................................................  41
  The Visio stock option agreement.........................................  41

  Visio management voting agreements......................................   42
COMPARISON OF RIGHTS OF HOLDERS OF VISIO COMMON STOCK AND MICROSOFT COMMON
 STOCK....................................................................   43
RIGHTS OF DISSENTING VISIO SHAREHOLDERS...................................   44
SHARE OWNERSHIP OF PRINCIPAL SHAREHOLDERS, MANAGEMENT AND DIRECTORS OF
 VISIO....................................................................   47
LEGAL MATTERS.............................................................   49
EXPERTS...................................................................   49
SHAREHOLDER PROPOSALS.....................................................   49
DOCUMENTS INCORPORATED BY REFERENCE INTO THIS PROXY STATEMENT/PROSPECTUS..   50
WHERE YOU CAN FIND MORE INFORMATION.......................................   50
STATEMENTS REGARDING FORWARD-LOOKING INFORMATION..........................   51
ANNEXES
  ANNEX A -- Agreement and Plan of Reorganization
  ANNEX B -- Stock Option Agreement
  ANNEX C -- Opinion of Morgan Stanley & Co.
  ANNEX D -- Dissenters' Rights Statute

             QUESTIONS AND ANSWERS ABOUT THE MICROSOFT/VISIO MERGER

Q: What is the merger?

   A: In the merger, Visio Corporation will merge with a wholly owned subsidiary of Microsoft Corporation and become a wholly owned subsidiary of Microsoft.

Q: Why are Microsoft and Visio proposing to merge?

   A: The merger will expand Microsoft's product offerings to include Visio's products in the market for general purpose diagramming tools. These products are a natural complement to the Microsoft Office business. For Visio's shareholders, the merger offers the opportunity to receive a significant premium over the market price that existed for shares of Visio common stock before the public announcement of the merger. The merger also offers Visio's shareholders the opportunity to continue to participate in the growth of the business conducted by Microsoft and Visio following the merger and to benefit from the potential appreciation in value of Microsoft common stock.

Q: What will I receive in the merger?

   A: You will receive 0.45 of a share of Microsoft common stock for each share of Visio common stock you own. For example, if you own 100 shares of Visio common stock, you will receive 45 shares of Microsoft common stock. Microsoft will not issue fractional shares of its common stock. Instead of any fractional share, you will receive cash based on the average market price of Microsoft common stock over a specified period of time before the closing of the merger.

      Stock options to purchase shares of Visio common stock will be assumed by Microsoft and will automatically become options to purchase shares of Microsoft common stock on the same terms and conditions as the assumed Visio options. The number of shares subject to each option and the exercise price per share will be adjusted to reflect the 0.45 exchange ratio. Except for accelerated vesting of options granted to nonemployee Visio directors, option vesting schedules will not be affected by the merger.

Q: What vote is required to approve the merger?

   A: The holders of at least two-thirds of the outstanding shares of Visio common stock must approve the merger agreement. Microsoft shareholders are not required to approve the merger and will not vote on the merger.

      You are entitled to cast one vote per share of Visio common stock you owned at the close of business on October 21, 1999, the record date.

Q: Does the board of directors of Visio recommend voting in favor of the merger agreement?

   A: Yes. After careful consideration, Visio's board of directors has determined that the terms of the merger are fair to, and in the best interests of, Visio and its shareholders and unanimously recommends that you vote in favor of the merger agreement.

Q: Are there risks I should consider in deciding whether to vote for the merger?

   A: Yes. For example, Visio shareholders will receive 0.45 of a share of Microsoft common stock for each share of Visio common stock they own, regardless of the market price of either Microsoft common stock or Visio common stock at the effective time of the merger. The market value of Microsoft common stock is likely to fluctuate, and no one can accurately predict what the market value will be either at the effective time of the merger or after the merger. In evaluating the merger, you should carefully consider this and other factors discussed in the section entitled "Risk Factors" on page 12.

Q: What do I need to do now?

  A: You should cast your vote on the merger agreement by completing, signing and dating your proxy card. You should return your completed proxy card as soon as possible in the enclosed postage-paid envelope. If you return your signed proxy card but do not include instructions on how to vote, your shares will be voted "FOR" approval of the merger agreement. You can also attend the special meeting and vote in person.

     If you abstain from voting or do not vote, it will have the effect of voting against approval of the merger agreement.

     THE BOARD OF DIRECTORS OF VISIO UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT.

Q: What do I do if I want to change my vote?

  A: You can change your vote at any time before your proxy is voted at the special meeting, in one of three ways. First, you can send ChaseMellon Shareholder Services, L.L.C., the firm that Visio has retained to provide proxy solicitation services, a written notice stating that you would like to revoke your proxy. Second, you can complete and send a later-dated signed proxy card to ChaseMellon. Third, you can attend the special meeting and vote in person.

Q: If my Visio shares are held in "street name" by my broker, will my broker vote my shares for me?

  A: Your broker will vote your shares only if you provide instructions on how to vote. You should fill out the voter instruction form sent to you by your broker with this proxy statement/prospectus. If you do not give instructions to your broker, your shares will not be voted, which will have the effect of voting against the merger.

Q: Should I send in my Visio stock certificates now?

  A: No. After the merger is completed, we will send you written instructions for exchanging your Visio stock certificates for Microsoft stock certificates. Please do not send in your stock certificates with your proxy card.

Q: When do you expect the merger to be completed?

  A: We are working toward completing the merger as quickly as possible. We hope to complete the merger in late December 1999 or January 2000, if regulatory approvals and other required matters are completed at that time.

Q: Will I recognize a taxable gain or loss on the transaction?

  A: We expect that if the merger is completed, you will not recognize a gain or loss for United States federal income tax purposes as a result of the merger, except that you will recognize a gain or loss with respect to cash received instead of a fractional share. However, we urge you to consult your own tax advisor to determine the tax consequences particular to your situation.

Q: Whom should I call with questions?

  A: If you have any questions about the merger or if you need additional copies of the proxy statement/prospectus, you should contact:

       Visio Investor Relations
       2211 Elliott Avenue, Seattle, Washington 98121
       (206) 956-6000

     You may also obtain additional information about Microsoft and Visio from documents we file with the Securities and Exchange Commission, by following the instructions in the section entitled "Where you can find more information" on page 50.

                   SUMMARY OF THIS PROXY STATEMENT/PROSPECTUS

   This summary highlights selected information from this proxy statement/prospectus and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should carefully read this entire proxy statement/prospectus and the other documents to which we refer you. We have included page references in parentheses to direct you to a more complete description of some of the topics presented in this summary.

                                 The Companies

                                [MICROSOFT LOGO]

Microsoft Corporation
One Microsoft Way
Redmond, Washington 98052
(425) 882-8080
http://www.microsoft.com

   Microsoft Corporation develops, manufactures, licenses and supports a wide range of software products for a multitude of computing devices. Microsoft software includes scalable operating systems for intelligent devices, personal computers and servers, server applications for client/server environments, knowledge worker productivity applications and software development tools. Microsoft's online efforts include the MSN(TM) network of Internet products and services, e-commerce platforms and alliances with companies involved with broadband access and various forms of digital interactivity. Microsoft also licenses consumer software programs, sells personal computer input devices, trains and certifies system integrators, and researches and develops advanced technologies for future software products.

   Microsoft's business strategy emphasizes the development of a broad line of software products for information technology professionals, knowledge workers, developers and consumers, marketed through multiple channels of distribution.

   Microsoft recently announced its results for the first quarter of fiscal 2000, ended September 30, 1999. Net income for the quarter was $2.19 billion and diluted earnings per share were $0.40. Revenues totaled $5.38 billion, a 28% increase over $4.19 billion for the comparable quarter of the prior year. The current quarter's results include a gain of $156 million on the sale of the entertainment city guide portion of the MSN(TM) Sidewalk(R) online guide, while the results for the first quarter of fiscal 1999 include a gain of $160 million on the sale of Microsoft's Softimage subsidiary. Excluding the sale of these businesses, net income for the quarter rose 37% and diluted earnings per share grew 36% to $0.38, from $0.28. Including the gains on the sales, diluted earnings per share grew 29%.

   For additional information about Microsoft's business, see Microsoft's Annual Report on Form 10-K for the fiscal year ended June 30, 1999 and other documents Microsoft has filed with the SEC, which are incorporated into this proxy statement/prospectus by reference. See "Where you can find more information" on page 50. The information on Microsoft's Web site is not part of this proxy statement/prospectus.

                                  [VISIO LOGO]

Visio Corporation
2211 Elliott Avenue
Seattle, Washington 98121
(206) 956-6000
http://www.visio.com

   Visio Corporation is a leading supplier of business drawing and diagramming software. Visio software, introduced in 1992, enables business and technical users to create drawings and diagrams using a drag-and-drop approach. Customers use Visio's software for creating drawings and diagrams ranging from simple diagrams, such as flowcharts, block diagrams and organizational charts, to complex technical drawings, such as space plans, electrical schematics and network designs. Visio's flexible product architecture and powerful graphics engine allow organizations to standardize on a single, easy-to-use drawing technology that meets a broad range of business drawing and diagramming needs, and thereby realize savings on purchasing, training and support.

   Visio recently announced its financial results for the fourth quarter and fiscal year ended September 30, 1999. Revenues for the quarter ended September 30, 1999 were $50.1 million, a 13% increase over revenues for the fourth quarter of fiscal 1998 of $44.2 million. Net income for the fourth quarter of fiscal 1999 was $9.5 million, excluding merger-related expenses net of taxes, compared to net income for the fourth quarter of fiscal 1998 of $9.8 million, excluding acquisition-related expenses net of taxes. Diluted earnings per share for the fourth quarter of fiscal 1999, excluding merger-related expenses, were $0.30, compared to diluted earnings per share for the fourth quarter of fiscal 1998 of $0.31, excluding acquisition-related expenses.

   Revenues for fiscal year 1999 were $200.0 million, a 20% increase over fiscal 1998 revenues of $166.0 million. Net income for fiscal 1999, excluding merger-related expenses net of taxes, was $39.8 million, compared to net income for fiscal 1998, excluding acquisition- and acquired technology-related expenses, of $35.0 million. Diluted earnings per share for fiscal 1999, excluding merger-related expenses, were $1.27, compared to diluted earnings per share for fiscal 1998, excluding acquisition- and acquired technology-related expenses, of $1.10. Net income for the fourth quarter of fiscal 1999, including the merger-related charges, was $8.4 million and diluted earnings per share were $0.27. Net income for fiscal 1999, including the merger-related charges, was $38.7 million and diluted earnings per share were $1.23.

   For additional information about Visio's business, see Visio's Annual Report on Form 10-K for the fiscal year ended September 30, 1998 and other documents Visio has filed with the SEC, which are incorporated into this proxy statement/prospectus by reference. See "Where you can find more information" on page 50. The information on Visio's Web site is not part of this proxy statement/prospectus.

                           Summary of the Transaction

The merger (page 28)

   In the merger, Visio and a wholly owned subsidiary of Microsoft will merge and Visio will become a wholly owned subsidiary of Microsoft.

   The merger agreement, as amended, is attached to this proxy statement/prospectus as Annex A. We encourage you to carefully read the merger agreement and the discussion of the merger and merger agreement in this proxy statement/prospectus.

Visio's reasons for the merger; recommendation of Visio's board of directors (pages 21, 22)

   Visio's board of directors believes the merger will provide several benefits to Visio's shareholders, including:

  . the opportunity for Visio's shareholders to receive a significant premium over the market price for shares of Visio common stock existing before the public announcement of the merger; and

  . the ability of Visio's shareholders to continue to participate in the growth of the business conducted by Microsoft and Visio following the merger and to benefit from the potential appreciation in value of shares of Microsoft common stock.

   These potential benefits, however, may not be achieved. In addition, there are potential risks related to the merger, including:

  . the risk that the merger may not be consummated and the effect of the public announcement of the merger on Visio's sales and operating results and Visio's ability to attract and retain key management, marketing, technical, sales and other personnel; and

  . the possibility that the market value of Microsoft common stock might decrease, causing less aggregate value to be paid to Visio's shareholders.

   After careful consideration, Visio's board of directors approved the merger agreement and unanimously recommends that you vote "FOR" approval of the merger agreement.

Merger consideration (page 28)

   You will be entitled to receive 0.45 of a share of Microsoft common stock for each share of Visio common stock you own. Instead of issuing fractional shares of stock, Microsoft will pay cash for fractional shares based on the average market price of Microsoft common stock over a specified period of time before the closing of the merger.

Treatment of options (page 29)

   Outstanding options to purchase shares of Visio common stock will be assumed by Microsoft and will automatically become options to purchase shares of Microsoft common stock on the same terms and conditions as the Visio options. The number of shares subject to each option and the exercise price per share will be adjusted to reflect the 0.45 exchange ratio. Except for accelerated vesting of options granted to nonemployee Visio directors, option vesting schedules will not be affected by the merger.

Treatment of employee stock purchase and benefit plans (page 29)

   Visio's 1995 Employee Stock Purchase Plan will be terminated the day before the merger becomes effective. On that date, all funds that have been withheld from the wages of Visio employees for the purchase of Visio common stock under the plan will be applied to a final purchase under the plan.

   Immediately before the effective time of the merger, Visio will terminate or modify according to Microsoft's direction all of Visio's employee benefit plans. Microsoft has agreed to offer Visio employees who remain at Microsoft benefits commensurate with the benefits it gives to similarly situated Microsoft employees.

Opinion of Visio's financial advisor (page 22; Annex C)

   In deciding to approve the merger, Visio's board of directors considered an opinion from its financial advisor, Morgan Stanley & Co., as to the fairness of the exchange ratio from a financial point of view to holders of Visio common stock.

Visio special meeting (page 16)

   The special meeting of Visio's shareholders will be held on Monday, December 13, 1999, at 10 a.m. local time, at Visio's headquarters, located at 2211 Elliott Avenue, Seattle, Washington. At the meeting, you will be asked to approve a merger agreement that will cause Visio to become a wholly owned subsidiary of Microsoft. You can vote at the special meeting only if you owned shares of Visio common stock at the close of business on October 21, 1999, the record date.

Votes required for approval (page 16)

   The holders of at least two-thirds of the outstanding shares of Visio common stock must approve the merger agreement. Visio's shareholders are entitled to cast one vote for each share of Visio common stock they owned as of the record date. Visio's directors and executive officers, who collectively held approximately 14% of Visio's outstanding common stock as of the record date, have agreed to vote their shares in favor of the merger.

   Microsoft's shareholders are not required to approve the merger and will not vote on the merger.

Conditions to completion of the merger (page 35)

   Visio's and Microsoft's respective obligations to effect the merger are subject to the prior satisfaction or waiver of specific conditions. The conditions that must be satisfied or waived before the completion of the merger include the following, subject to exceptions and qualifications:

  . Visio's shareholders approve the merger agreement as required by Washington law;

  . no statute, regulation, order, decree or injunction prevents the merger;

  . Visio and Microsoft receive all material consents and approvals for the merger;

  . Visio's and Microsoft's respective representations and warranties in the agreement are true and correct except in respects that do not have a material adverse effect;

  . no material adverse change has occurred with respect to Visio's business condition or the economic or business benefits expected from the merger;

  . both Visio and Microsoft materially perform their obligations under the merger agreement;

  . both Visio and Microsoft receive required legal opinions, including opinions that the merger will be treated for federal income tax purposes as a tax-free reorganization; and

  . Microsoft receives a letter from Ernst & Young LLP regarding that firm's concurrence with the conclusion of Visio's management that Visio meets the conditions necessary for it to enter into the business combination accounted for as a pooling of interests.

   If all of the conditions to closing are satisfied before December 30, 1999, Microsoft may elect to postpone the closing to a date not later than December 30, 1999. If Microsoft so elects, the obligations of the parties to effect the merger will no longer be subject to any of the conditions to closing.

No other negotiations involving Visio (page 38)

   Until the merger is completed or the merger agreement is terminated, Visio has agreed, with limited exceptions, not to directly or indirectly take any of the following actions with any party other than Microsoft:

  . solicit, knowingly encourage, initiate or participate in any negotiations, inquiries or discussions regarding any offer or proposal to acquire all or any significant part of Visio's business, assets or capital shares;

  . enter into any agreement related to such an acquisition;

  . make any public statement, recommendation or solicitation in support of such an acquisition; or

  . disclose any customarily nonpublic information about Visio in connection with such an acquisition.

However, Visio's board of directors may recommend to shareholders that they tender their shares in connection with a tender offer by an acquiror other than Microsoft if the board determines in good faith that its fiduciary duty to its shareholders requires such a recommendation. In addition, the board can give information to a third party which has made an unsolicited acquisition proposal that the board reasonably believes is financially more favorable to Visio and its shareholders than the merger with Microsoft.

   Visio has agreed that it will inform Microsoft of the status and details of any unsolicited acquisition proposal or request for disclosure of or access to nonpublic information that it receives.

Termination of the merger agreement (page 39)

   Even if Visio's shareholders approve the merger agreement, Microsoft and Visio can agree at any time to terminate the merger agreement without completing the merger. In addition, subject to qualifications, the merger agreement may be terminated by either Visio or Microsoft under any of the following circumstances:

  . if the merger is not completed by March 31, 2000 (subject to extension to September 30, 2000, if Microsoft and Visio have agreed to pursue litigation against any administrative or judicial action or proceeding challenging the merger on the basis that it violates antitrust law);

  . if Visio's shareholders do not approve the merger agreement;

  . if the other party materially breaches a representation, warranty, covenant or agreement in the merger agreement and the breach has a material adverse effect on the nonbreaching party and cannot reasonably be cured; or

  . if a final court order prohibiting the merger is issued and is not appealable.

In addition, the merger agreement may also be terminated by Microsoft if:

  . Visio's board modifies or withdraws its approval or recommendation of the merger; or

  . Visio or its representatives engage in the prohibited behavior, described above, regarding potential acquisitions of Visio by parties other than Microsoft and that action has a material adverse effect on Visio's business condition.

Termination fee (page 39)

   Visio must pay Microsoft a termination fee of $30 million if Microsoft is not then in material breach of the merger agreement and Microsoft terminates the merger agreement for any of the following reasons:

  . Visio or its representatives engage in the prohibited behavior, described above, regarding potential acquisitions of Visio by parties other than Microsoft;

  . Visio's board of directors withdraws or modifies in a manner adverse to Microsoft its approval or recommendation of the merger and Visio agrees to an acquisition by a party other than Microsoft in a transaction that will result in a change in the beneficial ownership of more than 50% of the voting power of Visio's capital stock; or

  . Visio willfully breaches a material provision of the merger agreement and that breach has not been cured.

The stock option agreement (page 41; Annex B)

   Visio has entered into a stock option agreement with Microsoft granting Microsoft the option, under specific conditions, to buy up to 6,012,500 shares of Visio common stock, or 19.9% of Visio's issued and outstanding shares as of September 14, 1999. The exercise price of the option is $42.78 per share.

   The option becomes exercisable only if the merger agreement is terminated in circumstances giving rise to payment of the termination fee described above. The option will terminate on the earlier of the completion of the merger and the termination of the merger agreement in circumstances under which the termination fee is not payable.

   The sum of Microsoft's total profit arising from the provisions of the option agreement and the termination fee provided for in the merger agreement may not exceed $50 million.

Visio management voting agreements (page 42)

   As a condition to the merger, Microsoft required Visio's directors and executive officers, who collectively held approximately 14% of Visio's outstanding common stock as of October 21, 1999, the record date, to enter into voting agreements with Microsoft. The voting agreements require Visio's directors and executive officers to vote all the shares of Visio common stock beneficially owned by them in favor of the merger agreement. Visio's directors and executive officers also agreed not to sell or otherwise dispose of any shares of Visio common stock they own or acquire until the expiration of the voting agreement, unless the sale would not, in Microsoft's reasonable judgment, violate the SEC's pooling-of-interests rules.

Interests of Visio's directors and executive officers in the merger (page 29)

   When considering the recommendation of Visio's board of directors, you should be aware that some of Visio's directors and executive officers have interests in the merger that are different from, or in addition to, yours. These include indemnification rights, potential acceleration of option vesting and other benefits and payments under certain agreements and employee benefit and retention plans. Visio's board of directors was aware of and considered the interests of Visio's directors and executive officers in approving the merger agreement and recommending that Visio's shareholders approve the merger agreement.

Restrictions on the ability to sell Microsoft stock (page 31)

   All shares of Microsoft common stock received by you in connection with the merger will be freely transferable unless you are considered an affiliate of either Visio or Microsoft under the Securities Act of 1933. Shares of Microsoft common stock held by affiliates may be sold only under a registration statement or an exemption from registration under the Securities Act.

   Microsoft has received letter agreements from each of Visio's executive officers and directors, each of whom may be considered an affiliate of Visio. Each of these persons has agreed that he or she will not sell, transfer or otherwise dispose of, except by gift, more than a de minimus amount of shares of Visio or Microsoft common stock during the 30 days before the merger and, after the merger, until the date that Microsoft files with the SEC or publishes financial statements that reflect at least 30 days of combined operations. In return, Microsoft has agreed to publish financial statements covering at least 30 days of combined operations as soon as practicable after the end of a calendar month that is at least 30 days after the effective time of the merger.

Tax consequences of the merger (page 31)

   Microsoft and Visio intend the merger to qualify as a tax-free reorganization under the Internal Revenue Code. It is a condition to the completion of the merger that both parties receive an opinion from their tax counsel that the merger will so qualify. We expect that none of Visio, Microsoft or their respective shareholders will recognize a gain or loss for United States federal income tax purposes, except for taxes payable for cash received instead of fractional shares of Microsoft common stock. Because tax matters are complicated, however, we urge you to consult your own tax advisor to understand fully how the merger will affect you, including how any state, local or foreign tax laws may apply to you.

Accounting treatment of the merger (page 33)

   Microsoft expects to account for the merger using the pooling-of-interests method of accounting under generally accepted accounting principles. Microsoft has reserved the right, however, to cause the merger to be accounted for as a purchase.

Regulatory approvals required to complete the merger (page 33)

   The merger is subject to antitrust laws, including the reporting and waiting period provisions of the Hart-Scott-Rodino Act. Microsoft and Visio have made the required premerger notification filings with the Federal Trade Commission and the Antitrust Division of the Department of Justice. On October 29, 1999, pursuant to the Hart-Scott-Rodino Act, the Antitrust Division issued requests for additional information and documents to both Microsoft and Visio. The requests extended the waiting period under the Hart-Scott-Rodino Act for a period ending 20 days after both parties have filed a proper response.

   Due to the international scope of Microsoft's and Visio's businesses, regulatory filings will also be required in certain European and other jurisdictions. Microsoft and Visio do not expect those filings to affect the expected timing of the merger.

Dissenters' rights (page 44; Annex D)

   Under Washington law, Visio's shareholders have the right to dissent from the merger and to receive payment in cash for the fair value of their shares of Visio common stock. To preserve their rights, Visio's shareholders who wish to exercise their statutory dissenters' rights must precisely follow the procedures described in chapter 23B.13 of the Washington Business Corporation Act, a copy of which is attached as Annex D.

Differences in rights of Visio and Microsoft shareholders (page 43)

   The rights of Visio's shareholders are governed by Washington law and Visio's articles of incorporation and bylaws. When the merger is completed, Visio's shareholders will become shareholders of Microsoft. Because Microsoft, like Visio, is a Washington corporation, the rights of Visio's shareholders will continue to be governed by Washington law. However, the rights of Visio's shareholders will also be governed by Microsoft's articles of incorporation and bylaws, which differ in some respects from Visio's.

Comparative market price information (page 14)

   Shares of both Microsoft common stock and Visio common stock are listed on the Nasdaq Stock Market. On September 14, 1999, the last full trading day before the public announcement of the proposed merger, Microsoft's common stock closed at $95.06 per share and Visio's common stock closed at $33.50 per share. On October 29, 1999, the last full trading day for which closing prices were available at the time of the printing of this proxy statement/prospectus, Microsoft's common stock closed at $92.56 per share and Visio's common stock closed at $39.59 per share. We urge you to obtain current market quotations.

                 Selected financial data of Microsoft and Visio

   The following tables provide selected financial data of Microsoft and Visio, which were derived from the audited financial statements of Microsoft and Visio for the last five years for which audited financial statements have been prepared. The data should be read in conjunction with the financial statements, related notes and other financial information of Microsoft and Visio that are incorporated by reference into this proxy statement/prospectus. The Visio table also provides selected financial data of Visio as of June 30, 1999 and for the nine months ended June 30, 1999 and 1998, which were derived from unaudited financial statements of Visio. In Visio's opinion, the unaudited financial statements include all adjustments necessary for the fair presentation of Visio's financial position and results of operations for those periods. The historical results for the nine-month periods may not be indicative of the results of operations for a full year.

                      Selected financial data of Microsoft

                                               Fiscal Year Ended June 30,
                                         --------------------------------------
                                          1995   1996    1997    1998    1999
                                         ------ ------- ------- ------- -------
                                           (in millions, except earnings per
                                                         share)
Income Statement Data:
Revenue................................  $6,075 $ 9,050 $11,936 $15,262 $19,747
Net income.............................   1,453   2,195   3,454   4,490   7,785
Basic earnings per share...............    0.31    0.46    0.72    0.92    1.54
Diluted earnings per share.............    0.29    0.43    0.66    0.84    1.42

                                                        June 30,
                                         --------------------------------------
                                          1995   1996    1997    1998    1999
                                         ------ ------- ------- ------- -------
                                          (in millions, except book value per
                                                         share)
Balance Sheet Data:
Cash and short-term investments........  $4,750 $ 6,940 $ 8,966 $13,927 $17,236
Total assets...........................   7,210  10,093  14,387  22,357  37,156
Stockholders' equity...................   5,333   6,908  10,777  16,627  28,438
Historical book value per share(1).....                                 $  5.57
Shares used in computing book value per
 share(2)..............................                                   5,109

                        Selected financial data of Visio

                                                                    Nine Months Ended
                              Fiscal Year Ended September 30,           June 30,
                         ------------------------------------------ -----------------
                          1994     1995    1996     1997     1998   1998(2)  1999(2)
                         -------  ------- ------- -------- -------- -------- --------
                                    (in thousands, except per share data)
Income Statement Data:
Revenue................. $20,616  $34,224 $59,862 $100,775 $165,995 $121,772 $149,888
Operating income........     157    2,932  13,570   14,836   32,786   21,903   37,646
Net income (loss).......    (152)   2,185  10,496   13,700   28,108   19,153   30,304
Basic earnings (loss)
 per share..............   (0.02)    0.23    0.41     0.49     0.96     0.66     1.00
Diluted earnings (loss)
 per share..............   (0.02)    0.10    0.36     0.44     0.89     0.60     0.96

                                         September 30,
                           ------------------------------------------- June 30,
                            1994     1995     1996     1997     1998   1999(2)
                           -------  -------  ------- -------- -------- --------
                            (in thousands, except book value per share data)
Balance Sheet Data:
Cash and short-term
 investments.............  $ 3,669  $ 7,424  $62,058 $ 81,212 $109,018 $112,104
Total assets.............    7,879   19,770   73,207  112,701  159,377  186,481
Debt.....................      587      453      158      387      --       --
Stockholders' equity
 (deficit)...............   (3,476)    (521)  55,359   78,768  127,207  144,429
Historical book value per
 share(1)................                                     $   4.21 $   4.79
Shares used in computing
 book value per
 share(2)................                                       30,191   30,125

--------
(1) Historical book value per share is computed by dividing total stockholders' equity by the number of common shares outstanding at the end of the period.

(2) Unaudited.

                                  RISK FACTORS

   In addition to the other information contained or incorporated by reference into this proxy statement/prospectus and in the documents to which we refer you, you should carefully consider the following risk factors in deciding whether to vote for approval of the merger agreement.

The exchange ratio for Visio common stock to be received in the merger is fixed and will not be adjusted in the event of any change in stock price.

   Regardless of the market prices of Microsoft and Visio common stock at the effective time of the merger, Visio shareholders will receive 0.45 of a share of Microsoft common stock for each share of Visio common stock they own. The market value of Microsoft common stock is likely to change, both before and after the merger, and no one can accurately predict what the market value will be at any given time. Market prices of Microsoft and Visio common stock may vary for many reasons, including changes in the business, operations or prospects of Microsoft or Visio, market assessments of the likelihood that the merger will be completed, the timing of regulatory considerations and general market and economic conditions. Because the merger will be completed after the special meeting, the prices of Microsoft and Visio common stock on the date of the special meeting may not be indicative of their prices on the date the merger is completed. Visio cannot "walk away" from the merger or resolicit the vote of its shareholders based solely on changes in the value of Microsoft common stock. We urge you to obtain current market quotations for Microsoft and Visio common stock.

Visio's directors and executive officers have conflicts of interest that may influence them to support the merger.

   The directors and executive officers of Visio participate in arrangements that provide them with interests in the merger that are different from, or are in addition to, yours. These interests include indemnification rights, potential acceleration of option vesting and other benefits under certain agreements and employee benefit plans. In addition, some of Visio's executive officers may receive payments and other benefits under a retention and transition bonus plan that Microsoft implemented under the merger agreement. As a result, Visio's directors and executive officers could be more likely to vote to approve the merger agreement than if they did not hold these interests. You should consider whether these interests may have influenced these directors and executive officers to support and recommend the merger.

Failure to complete the merger could negatively impact Visio's stock price and future business and operations.

   If the merger is not completed for any reason, Visio may be subject to a number of material risks, including the following:

  . Visio may be required to pay Microsoft a termination fee of $30 million;

  . the stock option granted to Microsoft by Visio may become exercisable;

  . the price of Visio common stock may decline to the extent that the current market price of Visio common stock reflects an assumption that the merger will be completed; and

  . Visio must pay its costs related to the merger, such as legal, accounting and financial advisory fees and employee retention bonuses, even if the merger is not completed.

   In addition, Visio's customers may, in response to the announcement of the merger, delay or defer purchasing decisions. Any delay or deferral in purchasing decisions by Visio customers could have a material adverse effect on Visio's business, regardless of whether or not the merger is ultimately completed. Similarly, current and prospective Visio employees may experience uncertainty about their future role with Microsoft until Microsft's strategies with regard to Visio are announced or executed. This may adversely affect Visio's ability to attract and retain key management, marketing, technical, sales and other personnel.

   Further, if the merger is terminated and Visio's board of directors determines to seek another merger or business combination, it may not be able to find a partner willing to pay an equivalent or more attractive price than that which would have been paid in the merger. In addition, while the merger agreement is in effect, subject to limited exceptions described on page 38 of this proxy statement/prospectus, Visio is prohibited from soliciting, initiating, participating in any negotiations regarding, or entering into specified extraordinary transactions, such as a merger, sale of assets or other business combination with any party other than Microsoft. Furthermore, if the merger agreement is terminated and Microsoft's option to purchase Visio common stock becomes exercisable, Visio would not be able to account for the transaction that triggered the exercisability of the option as a pooling of interests.

The price of Microsoft common stock may be affected by factors different from those affecting the price of Visio common stock.

   Upon completion of the merger, the holders of Visio common stock will become holders of Microsoft common stock. Microsoft's business differs from that of Visio, and Microsoft's results of operations and the price of Microsoft common stock may be affected by factors different from those that affected Visio's results of operations and the price of Visio common stock before the merger. For a discussion of Microsoft's and Visio's businesses and factors to consider in connection with those businesses, see Microsoft's Annual Report on Form 10-K for the fiscal year ended June 30, 1999, other documents Microsoft has subsequently filed with the SEC, Visio's Annual Report on Form 10-K for the fiscal year ended September 30, 1998 and other documents Visio has subsequently filed with the SEC, which are incorporated by reference into this proxy statement/prospectus.

                COMPARATIVE STOCK PRICE AND DIVIDEND INFORMATION

   Visio common stock has been traded on the Nasdaq Stock Market under the symbol VSIO since November 10, 1995, the date of Visio's initial public offering. Microsoft common stock has been traded on the Nasdaq Stock Market under the symbol MSFT since March 13, 1986, the date of Microsoft's initial public offering.

   The following table lists, for the calendar quarters indicated, the high and low sales prices per share of Visio common stock and Microsoft common stock as reported on the Nasdaq Stock Market. Sales prices in the table have been adjusted to reflect Microsoft's two-for-one splits of its common stock in March 1999 and February 1998 and Visio's two-for-one split of its common stock in August 1997.

                                                        Visio       Microsoft
                                                    Common Stock  Common Stock
                                                    ------------- -------------
                                                     High   Low    High   Low
                                                    ------ ------ ------ ------
   Calendar year ended December 31, 1997:
     First quarter................................. $26.75 $18.13 $25.88 $20.19
     Second quarter................................  35.03  19.13  33.74  22.44
     Third quarter.................................  42.50  32.00  37.69  30.82
     Fourth quarter................................  42.63  26.50  36.66  29.50
   Calendar year ended December 31, 1998:
     First quarter.................................  48.13  32.38  45.47  31.10
     Second quarter................................  50.88  39.88  54.28  40.94
     Third quarter.................................  50.75  19.00  59.81  47.25
     Fourth quarter................................  38.50  14.00  72.00  48.13
   Calendar year ending December 31, 1999:
     First quarter.................................  43.50  22.00  94.63  68.00
     Second quarter................................  38.06  21.88  95.63  75.50
     Third quarter.................................  42.25  24.00  99.44  81.75
     Fourth quarter (through October 29, 1999).....  40.88  36.50  95.25  85.06

   The following table lists the closing prices per share of Microsoft common stock and Visio common stock as reported on the Nasdaq Stock Market on (a) September 14, 1999, the last full trading day preceding the public announcement that Microsoft and Visio had entered into the merger agreement and (b) October 29, 1999, the last full trading day for which closing prices were available at the time of the printing of this proxy statement/prospectus. The table also lists the equivalent per share price of Visio common stock on those dates. The equivalent per share price is equal to the closing price of a share of Microsoft common stock on that date multiplied by 0.45, the number of shares of Microsoft common stock to be issued in connection with the merger in exchange for each share of Visio common stock.

                                                     Microsoft Visio  Equivalent
                                                      Common   Common Per Share
                                                       Stock   Stock    Price
                                                     --------- ------ ----------
   September 14, 1999...............................  $95.06   $33.50   $42.78
   October 29, 1999.................................   92.56    39.59    41.65

   We believe that Visio common stock presently trades on the basis of the value of the Microsoft common stock expected to be issued in exchange for Visio common stock in the merger, discounted primarily for the uncertainties associated with the merger. Microsoft cannot state with certainty what factors account for changes in the market price of Microsoft common stock.

   We advise you to obtain current market quotations for Microsoft common stock and Visio common stock. The market prices of Microsoft common stock and Visio common stock at any time before the merger, and the market price of Microsoft common stock at any time after the merger, may fluctuate. The exchange ratio will not be adjusted for any increases or decreases in the market price of Microsoft common stock that occur before the merger becomes effective. If the market price of Microsoft common stock decreases or increases before the merger, the value of the Microsoft common stock to be received in the merger in exchange for Visio common stock will correspondingly decrease or increase.

   Neither Visio nor Microsoft has ever paid cash dividends on its shares of common stock. Visio has agreed not to pay cash dividends before the merger without Microsoft's written consent. If the merger is not completed, Visio presently intends that it would continue to retain all earnings to finance the expansion of its business. Similarly, Microsoft has no present intention to pay cash dividends on its common stock before or after the merger.

                           THE VISIO SPECIAL MEETING

Date, time, place and purpose of Visio's special meeting

   The special meeting of Visio's shareholders will be held at 10 a.m. local time on December 13, 1999, at Visio's headquarters, located at 2211 Elliott Avenue, Seattle, Washington. At the meeting, Visio's shareholders as of the record date will be asked to approve the merger agreement with Microsoft.

Record date; outstanding shares; shares entitled to vote

   Only holders of record of Visio common stock at the close of business on the record date, October 21, 1999, are entitled to notice of and to vote at the special meeting. As of the record date, there were 30,431,714 shares of Visio common stock outstanding, held of record by approximately 18,000 shareholders. Each holder of Visio common stock is entitled to one vote for each share of Visio common stock he or she owned as of the record date. If you do not vote, either in person or by proxy, it will have the same effect as voting against the merger agreement.

Quorum; vote required

   The required quorum for the transaction of business at the special meeting is a majority of the shares of Visio common stock outstanding on the record date, represented in person or by proxy.

   The affirmative vote of the holders of at least two-thirds of the outstanding shares of Visio common stock is required to approve the merger agreement.

Voting of proxies

   The Visio board of directors requests that you return the proxy card accompanying this proxy statement/prospectus for use at the meeting. Please complete, date and sign the proxy card and promptly return it to ChaseMellon Shareholder Services, L.L.C., the firm that Visio has retained to provide proxy solicitation services, in the enclosed envelope. All properly signed proxies received by ChaseMellon and not revoked before the vote at the meeting will be voted at the meeting according to the instructions indicated on the proxies or, if no instructions are given, to approve the merger agreement.

   We do not expect that any matter other than approval of the merger agreement will be brought before the special meeting. If other matters are properly presented and are within the purpose of the special meeting, however, the persons named as proxies will vote in accordance with their judgment with respect to those matters.

   If you have questions or need assistance in completing or submitting your proxy card, please contact ChaseMellon at the following address and telephone number:

   ChaseMellon Shareholder Services, L.L.C.
   520 Pike Street, Suite 1220
   Seattle, Washington 98101
   (800) 610-3775

Recommendation of Visio's board of directors

   VISIO'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT.

Share ownership of management

   As of the record date, Visio's directors and executive officers collectively owned 4,206,137 shares of Visio common stock, or approximately 14% of Visio's outstanding shares. All of Visio's executive officers and directors have executed voting agreements with Microsoft, under which they have agreed to vote their shares in favor of the merger.

How to revoke your proxy

   You may revoke your proxy at any time by taking any of the following actions before your proxy is voted at the meeting:

  . delivering to ChaseMellon a written notice bearing a date later than the date of the proxy card, stating that you revoke the proxy;

  . signing and delivering to ChaseMellon a proxy card relating to the same shares and bearing a later date; or

  . attending the meeting and voting in person, although attendance at the meeting will not, by itself, revoke a proxy.

   Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must bring to the meeting a letter from the broker, bank or other nominee confirming your beneficial ownership of the shares.

Abstentions and broker nonvotes

   Only shares affirmatively voted for approval of the merger agreement, including shares represented by properly executed proxies that do not contain voting instructions, will be counted as votes "for" the merger agreement.

   Brokers who hold shares of Visio common stock in street name for a customer who is the beneficial owner of those shares may not give a proxy to vote the customer's shares without specific instructions from the customer. These nonvoted shares are referred to as broker nonvotes. If your broker holds your Visio stock in street name, your broker will vote your shares only if you provide instructions on how to vote by filling out the voter instruction form sent to you by your broker with this proxy statement/prospectus.

   Abstentions and broker nonvotes will be included in determining the presence of a quorum, but will have the same effect as voting against the merger agreement.

Voting electronically via Internet or telephone

   A large number of banks and brokerage firms are participating in the ADP Investor Communication Services online program. This program provides shareholders whose shares are registered in the name of a participating bank or brokerage firm the opportunity to vote via the Internet or by telephone. The voting form sent to a beneficial owner will provide instructions if such options are available.

Expenses of proxy solicitation

   The enclosed proxy is solicited by and on behalf of Visio's board of directors. Visio will pay the expenses of soliciting proxies to be voted at the meeting. Following the original mailing of the proxies and other soliciting materials, Visio and its agents also may solicit proxies by mail, telephone, facsimile or in person. Visio has retained a proxy solicitation firm, ChaseMellon Shareholder Services, L.L.C., to aid it in the solicitation process. Visio will pay that firm a fee of $7,500, plus an additional amount for each shareholder contacted by ChaseMellon, plus reasonable expenses. Visio intends to reimburse persons who hold Visio stock of record but not beneficially, such as brokers, custodians, nominees and fiduciaries, for their reasonable expenses in forwarding copies of proxies and other soliciting materials to, and requesting authority for the exercise of proxies from, the persons for whom they hold the shares.

Dissenters' rights

   Under Washington law, you have the right to dissent from the merger and to receive payment in cash for the fair value of your shares of Visio common stock. To preserve your rights if you wish to exercise your statutory dissenters' rights, you must:

  . deliver to the secretary of Visio before the special meeting written notice of your intent to demand payment for your shares of Visio common stock if the merger is completed;

  . not vote your shares in favor of the merger agreement; and

  . follow the statutory procedures for perfecting dissenters' rights under Washington law, which are described in the section entitled "Rights of dissenting Visio shareholders" on page 44.

   Merely voting against the merger agreement will not preserve your dissenters' rights. Chapter 23B.13 of the Washington Business Corporation Act is reprinted in its entirety and attached to this proxy statement/prospectus as Annex D. Failure to precisely comply with all procedures required by Washington law will result in the loss of your dissenters' rights.

Accountants

   Representatives of Ernst & Young LLP, Visio's accountants, are expected to be present at the special meeting, will have the opportunity to make a statement and will be available to respond to appropriate questions.


 You should not send in any certificates representing Visio common stock. Following the effective time of the merger, you will receive instructions for the surrender and exchange of your Visio stock certificates.

                                  THE MERGER

   This section of the proxy statement/prospectus describes the proposed merger. While we believe that this description covers the material terms of the merger, this summary may not contain all of the information that is important to you. You should carefully read this entire proxy statement/prospectus and the other documents to which we refer for a more complete understanding of the merger.

Background of the merger

   Visio and Microsoft have enjoyed a close working relationship since Visio's initial product launch. Visio has historically been a developer of products based on Microsoft platforms. For example, the Visio graphics engine employs Microsoft Windows(R) technology, and Visio has worked extensively with Microsoft to more fully utilize the capabilities of Windows technology. Visio's products are very compatible with several Microsoft applications, with similar user interfaces, similar help systems and built-in Microsoft development tools. Visio and Microsoft have also developed joint marketing initiatives from time to time and have purchased and sold products to each other.

   In late 1998, Jeremy Jaech, the chief executive officer of Visio, met with Microsoft representatives to discuss the possibility of the two companies partnering in some manner to further expand their existing relationship.

   During regularly scheduled meetings in late 1998 and early 1999, the members of Visio's board of directors discussed the strategic opportunities and challenges arising in connection with Visio's business. At meetings in January and April 1999, Visio's board noted the possible synergistic benefits of a broader relationship with Microsoft and agreed that Mr. Jaech should explore, on a preliminary basis, such a relationship with senior management of Microsoft.

   In early February 1999, Mr. Jaech began discussions with Robert McDowell, a Microsoft officer, regarding Mr. McDowell joining Visio's board. Mr. McDowell was elected to Visio's board on April 23, 1999.

   In early May 1999, Mr. Jaech met with Steven Ballmer, the president of Microsoft, to begin the process of determining whether a closer relationship, including a business combination, would be desirable. Messrs. Jaech and Ballmer agreed to continue to explore, on a preliminary basis, such a relationship.

   Robert Muglia, the senior vice president of Microsoft's Business Productivity group, Mr. Jaech and other Microsoft and Visio representatives met in late May 1999 to discuss generally Visio's business and its products.

   Visio's board met at a regularly scheduled meeting on May 27-28 to discuss principally international strategic issues. At that meeting, the board received a report concerning the preliminary discussions held with Microsoft. After its consideration of the report, the board advised Visio's executive management team that it should continue exploratory discussions. Because Mr. McDowell is a member of Visio's board and a Microsoft executive, Mr. McDowell excused himself from all deliberations by Visio's board regarding a possible business combination with Microsoft.

   On June 9, 1999, Visio and Microsoft entered into a nondisclosure agreement containing customary terms.

   During the early and mid-part of June 1999, Visio provided Microsoft limited product, financial and geographic information concerning Visio's business. In the second week of July 1999, Messrs. Muglia and Jaech and other representatives of Visio and Microsoft met to discuss Visio's products and sales strategies. At the meeting, the Visio representatives demonstrated Visio's products to the Microsoft representatives. Following the meeting, Visio provided Microsoft with additional requested information regarding its products and business.

   On July 28, 1999, representatives of Visio and Microsoft met again to further review Visio's products and its sales strategies, particularly with respect to corporate customers. In addition, Visio retained legal counsel during the last week of July 1999 and retained a financial advisor, Morgan Stanley & Co., during the second week of August 1999 to assist Visio in its discussions with Microsoft.

   On July 30, 1999, Messrs. Muglia and Jaech discussed their respective company's mutual desire to explore a possible business combination on a preliminary basis. They further discussed how to proceed with due diligence reviews of each company. During early August, Microsoft continued its due diligence review of Visio. On August 9, 1999, Visio and Microsoft entered into an amended nondisclosure agreement.

   At a meeting of Microsoft's board of directors on August 8, 1999, Microsoft's management made a presentation to Microsoft's board regarding the potential for an acquisition of Visio. After the presentation, which included Microsoft's reasons for entering into the merger discussed on page 28 of this proxy statement/prospectus, Microsoft's board approved the transaction and delegated to Microsoft's management the responsibility to negotiate and execute a definitive merger agreement and related documents.

   Visio's board met telephonically on August 11, 1999. At that meeting, Mr. Jaech reported on the status of the discussions with Microsoft, and Visio's senior management team, together with legal and financial advisors, discussed with the board various legal, commercial, employee and financial considerations. The board advised the management team to continue to explore the possible terms and conditions of a business combination transaction. Throughout the remainder of August, Mr. Jaech regularly communicated with members of Visio's board to update the members regarding the status of the preliminary discussions with Microsoft.

   In late August, representatives of Visio and Microsoft held preliminary discussions regarding a range of possible values to be paid on a per share basis to the shareholders of Visio. The representatives also discussed various other financial, tax and accounting issues during this period. On August 23, 1999, with due diligence continuing, Microsoft's legal counsel forwarded a draft merger agreement to Visio and its legal and financial advisors.

   Beginning on September 8, 1999, Visio and Microsoft representatives and legal counsel held numerous discussions regarding the terms and conditions of the proposed merger agreement and various other legal, financial, accounting and regulatory issues, including, among other things, closing conditions, the identification of required regulatory filings and the treatment of Visio employee benefit plans.

   On September 12, 1999, Visio's board met to review the terms of the proposed merger. Representatives of Morgan Stanley made a presentation regarding the financial terms of the proposed merger and discussed with Visio's board, among other things, the financial performance of Visio and Microsoft. Visio's outside legal counsel also reviewed certain legal matters with Visio's board, including a detailed review of the proposed merger agreement, the board's fiduciary duties in the context of the proposed transaction and other relevant aspects of applicable law. Following these presentations and discussions, Visio's board authorized senior management to continue to pursue the proposed merger.

   From September 12-14, 1999, the management teams of Visio and Microsoft, together with their legal advisors, continued to discuss various issues, including those relating to employee benefits, the rights of either party to terminate the merger agreement and whether any payment would be due as a result of a termination of the merger agreement under certain circumstances.

   Visio's board met again on September 14, 1999 to continue its discussions regarding the merger and to further review the terms and conditions of the proposed merger with senior management, outside legal counsel and Morgan Stanley. During this meeting, Visio's board received the oral opinion of Morgan Stanley, later confirmed in writing, that, as of that date, the exchange ratio set forth in the merger agreement was fair from a financial point of view to holders of Visio common stock. Following further discussions, Visio's board determined that the merger is fair to, and in the best interests of, Visio and its shareholders, approved the merger and the merger agreement and related agreements, and resolved to recommend that the shareholders of Visio vote to approve the merger agreement.

   The merger agreement and related documents were signed by Visio and Microsoft late in the evening on September 14, 1999. On the morning of September 15, 1999, before trading commenced on Nasdaq, the companies issued a joint press release announcing the execution of the merger agreement.

   On October 29, 1999, the parties amended provisions of the merger agreement relating to the closing date, accountants' comfort letters, certain employee benefits matters and the publication of post-closing financial results.

Visio's reasons for the merger

   In reaching its decision to approve and adopt the merger agreement and to unanimously recommend that Visio shareholders approve the merger agreement, Visio's board identified reasons why the merger should be beneficial to Visio and its shareholders. These potential benefits include the following:

  . the opportunity for Visio shareholders to receive a significant premium over the market price for shares of Visio common stock existing before the public announcement of the merger. Specifically, the exchange ratio in the merger represented a 27.7% premium over the closing price for Visio common stock on September 14, 1999, the day that Visio and Microsoft reached final agreement on the merger agreement, as well as 39.4%, 29.4% and 27.4% premiums over the average closing price of Visio common stock for the 10, 30 and 60 trading days, respectively, ending on September 10, 1999;

  . the ability of Visio shareholders to continue to participate in the growth of the business conducted by Microsoft and Visio following the merger and to benefit from the potential appreciation in value of shares of Microsoft common stock; and

  . the larger public float and trading volumes of shares of Microsoft common stock compared to the public float and trading volumes of shares of Visio common stock, which would provide Visio shareholders, to the extent that they receive Microsoft common stock, with the opportunity to gain greater liquidity in their investment.

   In the course of deliberations, Visio's board also reviewed with its executive management team and its legal and financial advisors a number of additional factors relevant to the merger, including:

  . the terms and conditions of the merger agreement, including termination fees and closing conditions;

  . the likelihood that the merger would be completed;

  . the expected qualification of the merger as a tax-free reorganization under Section 368(a) of the Internal Revenue Code;

  . the opinion of Morgan Stanley that, as of the date of the merger agreement and subject to the considerations set forth in the opinion, the
    0.45 exchange ratio is fair to shareholders of Visio from a financial point of view;

  . information relating to the business, assets, management, competitive position, operating performance, trading performance and prospects of each of Visio and Microsoft, including the prospects of Visio if it were to continue as an independent company;

  . current economic and financial market conditions and historical market prices, volatility and trading information for Visio common stock and Microsoft common stock;

  . the belief, based on presentations by Visio's legal and financial advisors, that the terms of the merger agreement and the stock option agreement, including the limited conditions to Microsoft's obligation to close the merger and the ability of Visio to consider proposed alternative business combinations under certain circumstances, are generally customary for transactions such as the merger;

  . whether strategic alternatives to the merger would enhance long-term shareholder value; and

  . discussions with management and Morgan Stanley as to their due diligence investigations of Microsoft.

   Visio's board also considered and balanced against the potential benefits of the merger a number of potentially negative factors, including, without limitation, the following:

  . the risk that the merger would not be consummated and the effect of the public announcement of the merger on Visio's sales and operating results and Visio's ability to attract and retain key management, marketing, technical, sales and other personnel;

  . the possibility that the market value of Microsoft common stock might decrease, causing less aggregate value to be paid to Visio shareholders;

  . a recognition that Microsoft common stock is traded at high valuation multiples, and the risk that such multiples might not be sustained in the future;

  . the fact that shareholders of Visio will not receive the full benefit of any future growth in the value of their equity that Visio may have achieved as an independent company, and the potential disadvantage to Visio shareholders who receive Microsoft common stock in the event that Microsoft does not perform as well in the future as Visio may have performed as an independent company;

  . the possibility that some provisions of the merger agreement, including the no-solicitation and termination fee payment provisions, together with the stock option agreement, might have the effect of discouraging other persons potentially interested in merging with or acquiring Visio from pursuing such an opportunity; and

  . other matters described in the section entitled "Risk factors" on page
    12.

   Visio's board concluded that overall these risks were outweighed by the potential benefits of the merger, and determined that the merger was fair to and in the best interests of Visio and its shareholders.

   The above discussion does not include all of the information and factors considered by Visio's board. In view of the variety of factors considered in connection with its evaluation of the merger agreement, Visio's board did not find it practicable to and did not quantify or otherwise assign relative weight to the specific factors considered in reaching its determination. In addition, individual members of Visio's board may have given different weight to different factors.

Recommendation of Visio's board of directors

   After carefully evaluating these factors, both positive and negative, Visio's board of directors has determined that the merger is fair to, and in the best interests of, Visio and its shareholders. Visio's board of directors unanimously recommends that you vote "FOR" approval of the merger agreement.

   Because Robert McDowell, a member of Visio's board, is also a Microsoft executive, he excused himself from all deliberations by Visio's board regarding the merger with Microsoft.

Opinion of Visio's financial advisor

   Under an engagement letter dated August 12, 1999, Visio retained Morgan Stanley & Co. to provide Visio with financial advisory services and a financial fairness opinion in connection with the merger. Visio's board of directors selected Morgan Stanley to act as its financial advisor based on Morgan Stanley's qualifications, expertise and reputation and its knowledge of Visio's business and affairs. At the meeting of Visio's board of directors on September 14, 1999, Morgan Stanley rendered its oral opinion, subsequently confirmed in writing, that as of September 14, 1999, based on and subject to the various considerations described in the opinion, the exchange ratio in the merger agreement was fair from a financial point of view to holders of shares of Visio common stock.

   We urge you to read the full text of Morgan Stanley's written opinion dated September 14, 1999, which is attached to this proxy statement/prospectus as Annex C. The description below is only a summary. The opinion describes, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion. Morgan Stanley's opinion is directed to Visio's board of directors and addresses only the fairness of the exchange ratio to Visio's shareholders from a financial point of view as of the date of the opinion. It does not address any other aspect of the merger and is not a recommendation to any holder of Visio common stock as to how to vote at the special meeting.

   In connection with rendering its opinion, Morgan Stanley, among other things:

  . reviewed certain publicly available financial statements and other business and financial information of Visio and Microsoft;

  . reviewed certain internal financial statements and other financial and operating data concerning Visio prepared by Visio's management;

  . discussed with Visio's senior executives the past and current operations and financial condition and the prospects of Visio, including information relating to strategic, financial and operational benefits anticipated from the merger;

  . discussed with senior executives of Microsoft the past and current operations and financial condition and the prospects of Microsoft, including information relating to certain strategic, financial and operational benefits anticipated from the merger;

  . reviewed and discussed with the senior managements of Visio and Microsoft their strategic rationales for the merger;

  . reviewed the pro forma impact of the merger on the earnings per share of Microsoft;

  . reviewed the reported prices and trading activity for Visio common stock and Microsoft common stock;

  . compared the financial performance of Visio and Microsoft and the prices and trading activity of Visio common stock and Microsoft common stock with that of a number of other publicly traded companies comparable with Visio and Microsoft and their securities;

  . reviewed the financial terms, to the extent publicly available, of a number of comparable acquisition transactions;

  . participated in discussions and negotiations among representatives of Visio and Microsoft and their financial and legal advisors;

  . reviewed the draft merger agreement and certain related agreements; and

  . performed other analyses that Morgan Stanley deemed appropriate.

   Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information it reviewed for its opinion. With respect to the internal financial statements and other financial and operating data that Visio provided and the discussions with Visio relating to the strategic, financial and operational benefits anticipated from the merger, Morgan Stanley assumed that Visio had, in each case, reasonably prepared them on bases reflecting the best currently available estimates and judgments of the prospects of Visio and Microsoft. Morgan Stanley also relied upon, without independent verification, the assessment by the managements of Visio and Microsoft of:

  . the ability of Microsoft and Visio to retain key Visio employees;

  . the strategic, financial, operational and other benefits expected to result from the merger;

  . the timing and risks associated with the integration of Visio and Microsoft; and

  . the validity of, and risks associated with, Visio's and Microsoft's existing and future services, technologies and business models.

   Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities or technology of Visio and Microsoft, nor has Morgan Stanley been furnished with any such appraisals. In addition, Morgan Stanley assumed, among other things, that the merger will be consummated in accordance with the terms of the merger agreement and that the merger will be accounted for as a pooling-of-interests business combination in accordance with generally accepted accounting principles and that the merger will be treated as a tax-free reorganization or exchange under the Internal Revenue Code. Morgan Stanley's opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, September 14, 1999.

   The following is a brief summary of analyses performed by Morgan Stanley in connection with its oral opinion and the preparation of its opinion letter. In some cases, the summary of financial analyses includes information presented in tabular format. The tables alone are not a complete description of the financial analyses, and in order to fully understand the financial analyses used by Morgan Stanley, you should read the tables together with the text of each summary.

   Visio stock price performance. Morgan Stanley reviewed the recent stock price performance of Visio common stock over various time periods ending September 10, 1999, and observed the following:

                                                         Visio Common Stock
                                                            Closing Price
                                                         ----------------------
   Period Ending September 10, 1999                        High          Low
   --------------------------------                      ---------    ---------
   Prior two years...................................... $   50.50    $   14.63
   Prior 12 months......................................     40.88        14.63
   Prior 90 days........................................     39.00        26.50
   Prior 60 days........................................     39.00        27.78
   Prior 30 days........................................     34.25        27.78
   Prior 10 days........................................     33.88        27.78
   September 10, 1999...................................     33.88(1)

--------
(1) Closing price

   Comparative stock price performance. Morgan Stanley reviewed the recent stock price performance of Visio and Microsoft and compared their performance with that of a comparable group of companies. The group of companies (referred to as the Comparable Companies Index) included:

  . Parametric Technology Corporation;

  . Network Associates, Inc.;

  . Macromedia, Inc.;

  . Autodesk, Inc.;

  . Corel Corporation;

  . Adobe Systems, Inc.;

  . Symantec Corporation; and

  . Remedy Corporation.

   Morgan Stanley observed the following percentage changes in Visio common stock, Microsoft common stock, the Comparable Companies Index and the Nasdaq Index, for the following periods ended September 10, 1999:

                                                                  Last
                                                                   12   Last Two
   Percentage Price Change (as of 9/10/99)                       Months  Years
   ---------------------------------------                       ------ --------
   Visio Corporation............................................   35%     -3%
   Microsoft Corporation........................................   89%    181%
   Comparable Companies Index...................................  174%     67%
   Nasdaq Index.................................................   82%     76%

   Comparable company trading analysis. Morgan Stanley compared financial information of Visio and Microsoft with publicly available information for the companies comprising the Comparable Companies Index. Based on estimates from securities research analysts and using the closing prices of Visio and Microsoft common stock on September 10, 1999 of $33.88 for Visio and $95.00 for Microsoft, the following table presents the price to earnings (commonly known as P/E) ratios for calendar years 1999 and 2000, the aggregate value to revenue ratios for calendar years 1999 and 2000, and the P/E for calendar year 2000 to average long-term earnings per share growth rate:

                                             Aggregate Value to    P/E to
                           Price/Earnings          Revenue         Growth
                           ----------------  --------------------  ------
                           CY1999   CY2000    CY1999     CY2000    CY2000
                           -------  -------  ---------  ---------  ------
Visio Corporation.........   23.3x    17.8x       4.1x       3.0x  0.59x
Microsoft Corporation.....   66.1     54.7       25.2       20.7   2.19
Comparable Companies
  Parametric Technology
   Corporation............   22.9     16.5        3.6        2.9   0.70
  Network Associates,
   Inc....................     NM     25.1        4.5        3.3   0.91
  Macromedia, Inc.........   70.1     46.4       10.0        7.5   1.55
  Autodesk, Inc...........   29.0     16.2        1.2        1.0   0.85
  Corel Corporation.......   49.4     26.0        1.2        1.0   1.04
  Adobe Systems, Inc......   35.7     30.3        6.2        5.1   1.60
  Symantec Corporation....   20.3     16.4        2.8        2.3   0.82
  Remedy Corporation......   30.2     24.6        3.5        2.8   0.86

   No company in the Comparable Companies Index is identical to Visio or Microsoft. In evaluating the comparable companies, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Visio and Microsoft. These matters include the impact of competition on the businesses of Visio and Microsoft and the industry in general, industry growth and the absence of any adverse material change in the financial condition and prospects of Visio and Microsoft or the industry or in the financial markets in general. Mathematical analysis, such as determining the average or median, is not in itself a meaningful method of using comparable companies data.

   Discounted analyst price targets. Morgan Stanley performed an analysis of the present value of research analysts' 12-month price targets of Visio common stock. At a discount rate of 16%, the discounted analyst price target range as of September 10, 1999 is $31 to $44.

   Exchange ratio analysis. Morgan Stanley reviewed the ratios of the closing prices of Visio common stock divided by the corresponding closing prices of Microsoft common stock over various periods during the 12-month period ended September 10, 1999, and examined the premiums represented by the exchange ratio over the averages of these exchange ratios over various periods:

                                                       Period        Premium
        Period Ended                                  Average     Transaction to
     September 10, 1999                            Exchange Ratio Period Average
     ------------------                            -------------- --------------
     Market (9/10/99).............................     0.357x          26.2%
     Prior 5 days.................................     0.335           34.3
     Prior 10 days................................     0.323           39.4
     Prior 20 days................................     0.333           35.3
     Prior 30 days................................     0.348           29.4
     Prior 60 days................................     0.353           27.4
     Prior 90 days................................     0.365           23.3

   Analysis of selected precedent transactions. Morgan Stanley compared statistics based on publicly available information for selected software transactions to the relevant financial statistics for Visio based on the value of Visio implied by the exchange ratio and the closing share price of Microsoft common stock on September 10, 1999. The following table presents the implied multiples paid to the last 12-month (commonly known as LTM) earnings and LTM revenue.

                                             Equity Value to Aggregate Value to
     Target / Acquiror                        LTM Earnings      LTM Revenue
     -----------------                       --------------- ------------------
     Edify / Security One...................        NM              4.4x
     PC Docs Group / Hummingbird............        NM              1.4
     Platinum / Computer Associates.........        NM              3.5
     New Dimension / BMC Software...........      10.7x             0.7
     Boole & Babbage / BMC Software.........      27.6              4.2
     Discreet Logic / Autodesk..............      21.7              3.2
     Memco Software / Platinum..............      43.8              9.8
     Dr. Solomon / Network Associates.......      42.5              6.9
     Hyperion Software / Arbor Software.....      38.9              2.7
     Logic Works / Platinum.................       6.3              4.0
     Scopus / Siebel Systems................      58.9              5.7
     BGS Systems / BMC Software.............      30.7              5.3
     Visio / Microsoft......................      33.2              6.5

   The following table presents the premiums paid above the 30-day-prior-to-announcement exchange ratio and 60-day-prior-to-announcement exchange ratio for selected software transactions and for this transaction on September 10, 1999:

                                                           Premium to Premium to
                                                             30-Day     60-Day
     Target / Acquiror                                     Ex. Ratio  Ex. Ratio
     -----------------                                     ---------- ----------
     Edify / Security One.................................     94%        88%
     Boole & Babbage / BMC Software.......................     54         49
     Discreet Logic / Autodesk............................     45         56
     Memco Software / Platinum............................     33         15
     Dr. Solomon / Network Associates.....................     20         13
     Hyperion Software / Arbor Software...................      3          3
     Logic Works / Platinum...............................     53         65
     Scopus / Siebel Systems..............................     55         41
     BGS Systems / BMC Software...........................     26         24
     Visio / Microsoft....................................     29         27

   No transaction used as a comparison in the selected precedent transactions analysis is identical to the Visio/Microsoft merger. In evaluating the transactions listed above, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Visio and Microsoft. These matters include the impact of competition on Visio, Microsoft or the industry or in the financial markets in general. Mathematical analysis, such as determining the average or median, is not in itself a meaningful method of using precedent transaction data.

   Discounted equity value. Morgan Stanley performed an analysis of the present value per share of the implied value of Visio common stock on a standalone basis based on Visio's projected future equity value. The following table presents the discounted equity value of Visio common stock based on the specified assumed variable ranges:

                                                                   Fully Diluted
   Next 12 Months                                         Discount   Price per
   P/E Ratio                                               Rates       Share
   --------------                                         -------- -------------
   15x-25x..............................................  16%-20%  $32.14-$53.56

   Pro forma merger analysis. Morgan Stanley analyzed the pro forma impact of the merger on Microsoft's combined projected earnings per share for calendar years 1999 and 2000. This analysis was based on average earnings projections by securities research analysts for Visio and Microsoft. Morgan Stanley observed that the merger would result in earnings per share accretion for Microsoft, before giving effect to any synergies, of 0.3% for calendar year 1999 and 0.4% for calendar year 2000.

   The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered. Furthermore, Morgan Stanley believes that selecting any portion of its analyses, without considering all analyses, would create an incomplete view of the process underlying its opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley's view of the actual value of Visio or Microsoft. In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Visio or Microsoft. Any estimates contained in Morgan Stanley's analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by those estimates.

   The analyses performed were prepared solely as part of Morgan Stanley's analysis of the fairness of the exchange ratio in the merger agreement to holders of Visio common stock from a financial point of view and were conducted in connection with the delivery of the opinion to Visio's board of directors. The analyses do not purport to be appraisals or to reflect the prices at which Visio or Microsoft might actually be sold.

   The exchange ratio was determined through arm's-length negotiations between Visio and Microsoft and was approved by Visio's board of directors. Morgan Stanley gave Visio advice during those negotiations, but Morgan Stanley did not recommend any specific consideration or exchange ratio or state that any specific consideration or exchange ratio was the only appropriate consideration or exchange ratio for the merger.

   In addition, Morgan Stanley's opinion and presentation to Visio's board of directors was only one of many factors taken into consideration by the board in making its decision to approve the merger. Consequently, Morgan Stanley's opinion should not be viewed as determinative of the opinion of Visio's board of directors with respect to the exchange ratio or of whether the board would have been willing to agree to a different consideration or exchange ratio.

   Visio's board of directors retained Morgan Stanley based upon Morgan Stanley's qualifications, experience and expertise. Morgan Stanley is an internationally recognized investment banking and advisory firm. As part of its investment banking business, Morgan Stanley is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate, estate and other purposes. In the past, Morgan Stanley and its affiliates have provided financing services and financial advisory services for Microsoft and have received fees for these services. In the ordinary course of Morgan Stanley's trading and brokerage activities, Morgan Stanley or its affiliates may at any time hold long or short positions or may trade or otherwise effect transactions, for its own account or for the accounts of customers, in the equity securities of Visio, Microsoft or any other parties involved in the transaction.

   Under the engagement letter, Morgan Stanley provided financial advisory services and a financial fairness opinion to Visio in connection with the merger, and Visio agreed to pay Morgan Stanley a customary fee. Visio has also agreed to reimburse Morgan Stanley for its expenses incurred in performing its services. In addition, Visio has also agreed to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley or any of its affiliates against specific liabilities and expenses, including specific liabilities under the federal securities laws, related to or arising out of Morgan Stanley's engagement.

Microsoft's reasons for the merger

   Microsoft's board of directors has determined that the merger is in the best interests of Microsoft and its shareholders. Microsoft's board of directors has approved the merger and the issuance of shares of Microsoft common stock in the merger.

   In reaching its determination, Microsoft's board of directors identified the following reasons, among others, for entering into the merger agreement:

  . Visio has built a strong business and has developed a strong set of products in the market for general-purpose diagramming tools and Microsoft does not have a similar product offering;

  . the nature of Visio's products and its customers creates a natural complement to the Microsoft Office business. Specifically, (a) Visio, a highly regarded general purpose productivity tool, should appeal to Office customers and (b) Visio's products will not require substantial redevelopment because they already implement various Microsoft Office technologies;

  . in Microsoft's opinion, Visio's future growth prospects will be derived in enterprise licensing to corporate customers, as opposed to retail sales. Microsoft believes that the merger will allow it to accelerate distribution of Visio's products through the efforts of Microsoft's existing sales force, and thereby increase revenues from Visio's existing and future products; and

  . Visio has a strong engineering and management team based in Seattle that will complement the continued development of the Visio business, going forward, as a division of Microsoft.

Structure of the merger; completion and effectiveness of the merger

   The merger agreement provides for the merger of MovieSub, Inc., a wholly owned subsidiary of Microsoft, with and into Visio. Before the effective time of the merger, Microsoft, MovieSub, Inc. and Visio will be separate entities.

   The merger will be completed when all of the conditions to completion of the merger are satisfied or waived, including approval of the merger agreement by Visio's shareholders. If all conditions are satisfied before December 30, 1999, however, Microsoft may elect to postpone the closing of the merger to a date not later than December 30, 1999. If Microsoft so elects, the obligations of each party to effect the merger will no longer be subject to any of the conditions specified in the merger agreement.

   At the effective time of the merger, which occurs the day that articles of merger and an agreement and plan of merger are filed with the Secretary of State of the state of Washington, MovieSub, Inc. and Visio will merge. Visio will survive the merger as a wholly owned subsidiary of Microsoft.

Merger consideration; conversion of Visio common stock

   At the effective time of the merger, each outstanding share of Visio common stock will be automatically converted into the right to receive 0.45 of a share of Microsoft common stock. You will receive cash for any fractional share you would otherwise receive in the merger. The exchange ratio of 0.45 was determined through arm's-length negotiations between Microsoft and Visio.

   The amount of cash that Microsoft will pay you in lieu of a fractional share is equal to the average closing price of Microsoft common stock on the Nasdaq Stock Market over the 20 trading days ending on the fifth trading day before the closing date, multiplied by the fraction of a share of Microsoft common stock to which you would otherwise be entitled. Visio shareholders will not receive interest on cash payments in lieu of fractional shares.

   The conversion of Visio common stock into the right to receive Microsoft common stock will occur automatically at the effective time of the merger. At that time, all shares of Visio common stock will no longer

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

be outstanding, will automatically be canceled and will cease to exist. Subject to the dissenters' rights described elsewhere in this proxy statement/prospectus, each holder of a certificate representing shares of Visio common stock will cease to have any rights as a shareholder except the right to receive the Microsoft common stock into which those shares were converted in the merger and the right to receive cash for any fractional share of Microsoft common stock.

Treatment of options and employee stock purchase and benefit plans

   At the effective time of the merger, each then-outstanding option to purchase shares of Visio common stock will be assumed by Microsoft and will automatically become an option to purchase shares of Microsoft common stock. The number of shares of Microsoft common stock for which the assumed option will be exercisable will be determined by multiplying the number of Visio shares subject to the option by 0.45, and the per share exercise price will be determined by dividing the per share exercise price of the Visio option by
0.45. To avoid options to purchase fractional shares, the number of shares of Microsoft common stock subject to an assumed option will be rounded to the nearest whole share. Except for vesting of options granted to Visio directors, the other terms of the assumed Visio options, including exercisability and vesting schedules, will remain unchanged. Microsoft will issue the shares of Microsoft common stock issuable upon the exercise of assumed Visio options under Microsoft's amended 1991 Stock Option Plan, which is subject to a currently effective registration statement on Form S-8 filed with the SEC. Alternatively, Microsoft may file a registration statement with the SEC to register the shares of Microsoft common stock to be issued upon exercise of the assumed Visio options, and will use its commercially reasonable best efforts to maintain the effectiveness of the registration statement for as long as any assumed Visio options remain outstanding.

   Visio will terminate its 1995 Employee Stock Purchase Plan as of the day before the merger becomes effective. This termination will not result in any loss of rights for those employees who purchased stock under this plan. On the date of the termination of the plan, all funds that have been withheld from the wages of Visio employees for the purchase of Visio common stock under the plan will be applied to a final purchase under the plan.

   Immediately before the effective time of the merger, Visio will terminate or modify according to Microsoft's direction all of Visio's employee benefit plans. Microsoft has agreed to offer Visio employees who remain at Microsoft benefits commensurate with the benefits it gives to similarly situated Microsoft employees. To the extent that length of service determines eligibility, vesting or benefit accruals under any Microsoft employee benefit plan, Microsoft will credit former Visio employees for any service credit recognized by Visio or its subsidiaries.

Interests of Visio's directors and executive officers in the merger

   When considering the recommendation of Visio's board of directors, you should be aware that some of Visio's directors and executive officers have interests in the merger and have arrangements that are different from, or are in addition to, their interests as shareholders of Visio generally. These include, among other things, indemnification rights, potential acceleration of option vesting and other benefits and payments under certain agreements and employee benefit and retention plans.

  . Stock ownership. As of October 21, 1999, the record date, Visio's directors and executive officers collectively owned 4,206,137 shares, or approximately 14%, of Visio's outstanding common stock (not including options, which are described below).

  . Stock options. Under the terms of the merger agreement, at the time the merger is completed, each outstanding option to purchase shares of Visio common stock issued to employees and directors of Visio will be assumed by Microsoft and will automatically become an option to purchase shares of Microsoft common stock. The terms of an assumed Visio option held by a Visio employee or officer will not be affected by the merger, except that the number of shares subject to the option and the exercise price per share will be adjusted to reflect the exchange ratio. In accordance with the provisions of Visio's 1995

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

    Long-Term Incentive Compensation Plan, vesting of options will accelerate if, within two years following the approval of the merger by Visio's shareholders, an option holder's employment terminates under specified qualifying circumstances. In accordance with the provisions of Visio's 1995 Stock Option Plan for Nonemployee Directors, any outstanding options granted under that plan that are not otherwise vested will become fully vested and exercisable immediately before the effective time of the merger.

    As of the record date, directors and executive officers of Visio collectively held outstanding options to purchase 1,267,500 shares of Visio common stock. Of these options, 550,997 were vested as of the record date. The vesting of the remaining 40,500 options held by nonemployee directors will accelerate at the effective time of the merger. To the extent they have not already vested in accordance with their terms, the vesting of the remaining 676,003 options held by Visio executive officers could accelerate during the two-year period following the completion of the merger if the option holder's employment terminates under specified qualifying circumstances.

  . Employment offer letters; nonemployee directors. Microsoft has issued offer letters to Jeremy Jaech, Visio's president and chief executive officer, and Ted Johnson, Visio's executive vice president and chief technology officer. Under the terms of these offer letters, Mr. Jaech and Mr. Johnson would each serve as a vice president of Microsoft after the closing of the merger and would be paid an annual salary of $200,000 and $190,000, respectively. In addition, Mr. Jaech and Mr. Johnson would receive options to purchase 40,000 and 35,000 shares of Microsoft common stock, respectively. Microsoft does not plan to retain any nonemployee directors of Visio following completion of the merger.

  . Microsoft retention and transition bonus plan. In accordance with the merger agreement, Microsoft has implemented a retention plan for Visio executives. Under the plan, each Visio executive, other than Messrs. Jaech and Johnson, who six months after the closing of the merger either is not offered a position with Microsoft or rejects the position offered, will receive a retention bonus equal to 40% of his or her annual base salary, provided that the executive has not voluntarily terminated his or her employment with Microsoft and has not been terminated for cause before that time. Each Visio executive, other than Messrs. Jaech and Johnson, who six months after the closing of the merger has accepted a position with Microsoft, will receive a signing bonus equal to 60% of his or her annual base salary and will be eligible to receive additional signing bonuses equal to 20% of his or her annual base salary at six-month intervals through the second anniversary of the closing of the merger, provided the executive has not voluntarily terminated his or her employment before that time. Six months following the closing of the merger, or such earlier date as may be determined by a transition committee established by Microsoft and Visio, these executives, other than Messrs. Jaech and Johnson, also will be entitled to receive a transition bonus equal to 40% of his or her base salary.

  . Severance. In addition to amounts that may be payable under the retention and transition bonus plan described in the preceding paragraph, the Visio executives will be entitled to receive a severance package that includes a payment of six weeks' base salary plus Microsoft's standard severance. Microsoft's standard severance includes two weeks' base salary for every six months of service, capped at 26 weeks. The 26-week cap does not include the six weeks' base salary payment. If Microsoft's standard severance is less than six months' base salary, Microsoft will make a supplemental payment for the difference. The executives are also entitled to outplacement assistance.

  . Visio retention plan. If the merger does not close before June 1, 2000, each executive, other than Messrs. Jaech and Johnson, will be entitled to receive a "stay bonus" equal to 40% of his or her base salary. The stay bonus will not be paid if the merger closes before June 1, 2000.

  . Indemnification and insurance. Microsoft has agreed that if the merger is completed, all rights to indemnification (including advancement of expenses) of current or former directors, officers and employees of Visio and its subsidiaries arising from actions taken before the consummation of the merger, as provided in Visio's articles of incorporation and bylaws and existing indemnification agreements, will be assumed by Microsoft, will continue in full force and effect for six years from the effective date of the merger and will be guaranteed by Microsoft.

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

   Visio's board of directors was aware of and considered the interests of Visio's directors and executive officers in approving the merger agreement and recommending that Visio's shareholders approve the merger agreement.

Restrictions on sales by affiliates of Visio and Microsoft

   All shares of Microsoft common stock received by Visio shareholders in connection with the merger will be freely transferable unless the shareholder is considered an affiliate of either Visio or Microsoft under the Securities Act.

   Shares of Microsoft common stock held by affiliates may be sold only under a registration statement or an exemption from registration under the Securities Act. In addition, each of Visio's executive officers and directors, each of whom may be deemed to be an "affiliate" of Visio, as that term is defined under Rule 145 of the Securities Act, signed a letter agreement with Microsoft, agreeing that:

  . for 30 days before the merger, the affiliate will not sell, transfer or otherwise dispose of (except by gift) or reduce his or her risk in (as defined by SEC accounting rules) more than a de minimus number of the shares of Visio common stock or Microsoft capital stock held by the affiliate; and

  . until Microsoft has publicly filed or announced results covering at least
    30 days of combined operations of Microsoft and Visio, the affiliate will not sell, otherwise dispose of or reduce his or her risk in more than a de minimus number of the shares of Microsoft common stock that the affiliate receives in the merger.

   In return, Microsoft has agreed to publish results of operations covering at least 30 days of combined operations as soon as practicable after the end of a calendar month that is at least 30 days after the effective time of the merger. The results of operations may be in the form of an earnings report, an effective registration statement or report filed with the SEC, or any other public filing or announcement that includes sales and net income.

   Each Visio affiliate also agreed that he or she will sell, offer to sell or otherwise dispose of any Microsoft common stock issued in connection with the merger only under an effective registration statement or in compliance with Rule 145 or other exemption from registration under the Securities Act. Microsoft has agreed to use its reasonable efforts to permit affiliate sales under Rule 145 and Rule 144 and to file all reports required to be filed under the Securities Exchange Act of 1934.

Material United States federal income tax consequences of the merger

   The following discussion summarizes the material United States federal income tax consequences to Visio and Visio's shareholders in connection with the merger. This summary does not purport to be a complete analysis or listing of all of the potential tax effects of the merger. It does not deal with all federal income tax considerations that may be relevant to some Visio shareholders in light of their particular circumstances, such as dealers in securities, shareholders who do not hold their Visio common stock as capital assets, foreign persons, tax-exempt entities, or persons who are subject to the alternative minimum tax provisions of the Internal Revenue Code. Furthermore, it does not address the tax consequences particular to Visio shareholders who acquired their shares in connection with stock options or stock purchase plans or in other compensatory transactions, and does not address the effects of the merger on holders of Visio stock options. Moreover, it does not address the tax consequences of the merger under foreign, state or local tax laws.

YOU SHOULD CONSULT YOUR OWN TAX ADVISOR AS TO THE CONSEQUENCES OF THE MERGER, INCLUDING THE UNITED STATES FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES APPLICABLE TO YOU.

   It is a condition to the merger that Visio receive an opinion from Shearman & Sterling that the merger will constitute a reorganization under section 368 of the Code. Microsoft will receive a similar opinion from its

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

counsel. The tax opinion will be based on and subject to certain assumptions and limitations as well as factual representations received from Visio and Microsoft, as discussed below. An opinion of counsel represents only counsel's best legal judgment and has no binding effect or official status of any kind, and contrary positions may be taken by the Internal Revenue Service or a court considering the issues. Neither Visio nor Microsoft has requested or will request a ruling from the IRS with regard to any of the United States federal income tax consequences of the merger. The tax opinion and this discussion are based on currently existing provisions of the Code, existing and proposed Treasury regulations and current administrative rulings and court decisions. Future legislative, judicial or administrative changes or interpretations may adversely affect the accuracy of the tax opinion or of the statements and conclusions in this discussion. Any such changes or interpretations could be applied retroactively and could affect the tax consequences of the merger.

   Assuming the merger qualifies as a tax-free reorganization, the material United States federal income tax consequences of the merger are as follows:

  . Nature of the merger. Visio, Microsoft and MovieSub will each be "a party to a reorganization" within the meaning of section 368(b) of the Code if the merger is carried out in the manner provided in the merger agreement.

  . Consequences to Visio. Visio will not recognize gain or loss upon Microsoft's issuance of Microsoft common stock to Visio's shareholders in the merger and the transfer by operation of law of MovieSub's assets and liabilities to Visio upon consummation of the merger.

  . Consequences to Visio's shareholders. No gain or loss will be recognized by Visio's shareholders upon their receipt in the merger of Microsoft common stock, except to the extent of cash received in lieu of fractional shares of Microsoft common stock.

   The aggregate tax basis of the Microsoft common stock you receive in the merger (including any fractional share deemed received) will be the same as the aggregate tax basis of the Visio common stock you surrendered in exchange for the Microsoft common stock. The holding period of each share of Microsoft common stock you receive in the merger will include the period during which you held your Visio common stock.

   Cash payments in lieu of a fractional share should be treated as if a fractional share of Microsoft common stock had been issued in connection with the merger and then redeemed by Microsoft. If you receive cash, you should generally recognize a gain or loss at the time of that payment equal to any difference between the amount of cash received and your basis in the fractional share (which will be a pro rata portion of your basis in the Microsoft common stock received in the merger).

   If you receive solely cash for your Visio common stock by exercising dissenters' rights, you will be obligated to report either (a) capital gain or loss equal to the difference between the cash you received and your basis in your Visio common stock or (b) dividend income, depending on whether the deemed redemption resulting from the exercise of dissenters' rights qualifies for sale or exchange treatment under the tests set forth in section 302(b) of the Code. Under those tests, most Visio shareholders who exercise their dissenters' rights should receive capital gain or loss treatment, rather than dividend treatment, if the deemed redemption of their Visio common stock constitutes a "complete redemption" of their interests in Visio (and Microsoft, after the merger). To the extent that persons related to any such shareholder continue to hold stock in Microsoft after the merger, the rules of section 318 of the Code may require dividend treatment unless section 302 of the Code permits those rules to be waived in a particular instance.

   Limitations on opinion and discussion. A successful challenge by the IRS to the tax-free reorganization status of the merger would result in Visio's shareholders recognizing a taxable gain or loss for each share of Visio common stock surrendered, equal to the difference between the shareholder's basis in that share and the fair market value, as of the effective date of the merger, of the Microsoft common stock received in exchange for the Visio share, plus any cash received. This gain or loss would be treated as capital gain or loss for each

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

shareholder. In that event, a shareholder's aggregate basis in Microsoft common stock received would equal its fair market value at the effective date of the merger and the holding period for the stock would begin on the day after the effective date of the merger.

Accounting treatment of the merger

   Microsoft expects to account for the merger using the pooling-of-interests method of accounting in accordance with generally accepted accounting principles. Under the pooling-of-interests method of accounting, the assets, liabilities and shareholders' equity of Visio and Microsoft will be carried forward by Microsoft at their recorded amounts. Microsoft has reserved the right, however, to cause the merger to be accounted for as a purchase.

   Microsoft's obligation to effect the merger, but not Visio's, is subject to the receipt by Microsoft of a letter from Ernst & Young LLP, addressed to Visio, regarding that firm's concurrence with the conclusion of Visio's management that Visio meets the conditions necessary for it to enter into the business combination accounted for as a pooling of interests.

Regulatory filings and approvals required to complete the merger

   Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, certain acquisition transactions, including the merger, cannot be consummated unless specified information has been furnished to the Federal Trade Commission and the Antitrust Division of the United States Department of Justice and specific waiting period requirements have been satisfied. Under the Hart-Scott-Rodino Act, the merger may not be consummated until the expiration of at least 30 days following the receipt of the filing, unless the waiting period is earlier terminated by the FTC or the Antitrust Division or extended by the issuance of a request for additional information and documents. On October 29, 1999, the Antitrust Division issued requests for additional information and documents to both Microsoft and Visio. The requests extend the waiting period under the Hart-Scott-Rodino Act for a period ending 20 days after both parties have filed a proper response. The FTC and the Antitrust Division are charged with enforcing antitrust laws concerning transactions such as the merger. At any time before or after the consummation of the merger, the FTC or the Antitrust Division could take such action under the antitrust laws as it deems appropriate, including seeking to enjoin the consummation of the merger or seeking the divestiture of assets of Visio or Microsoft. Visio and Microsoft believe that the proposed merger does not violate the antitrust laws. However, a challenge to the merger on antitrust grounds could be made. If such a challenge is made, it is uncertain what the results would be. Due to the international scope of Microsoft's and Visio's businesses, regulatory filings may also be required in certain European and other jurisdictions. Microsoft and Visio do not expect those filings to affect the expected timing of the merger. Other than as described in this paragraph and the filing of the actual merger documents with the Secretary of State of the state of Washington, Microsoft and Visio believe that the merger does not require the approval of any federal, state or other agency.

Exchange of Visio stock certificates for Microsoft stock certificates

   After the closing of the merger, Microsoft will send a letter of transmittal to all former Visio shareholders. In order to exchange Visio common stock for Microsoft common stock, you must deliver the letter of transmittal to the exchange agent, ChaseMellon Shareholder Services L.L.C. To be effective, the letter of transmittal must be properly completed, signed and submitted to the exchange agent in the return envelope mailed with the letter of transmittal and accompanied by (a) the certificates as to which the exchange is proposed to be made or (b) an appropriate guarantee of delivery of the certificates from a firm that is a member of a registered national securities exchange or of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or correspondent in the United States, provided that you do in fact deliver the certificates to the exchange agent within three Nasdaq trading days after the date you executed the guarantee of delivery.

   Microsoft has the reasonable discretion, which it may delegate in whole or in part to the exchange agent, to determine whether any letter of transmittal has been properly completed, signed and submitted or revoked

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

and to disregard immaterial defects in the form of election or letter of transmittal. The exchange agent will make all computations contemplated by the merger agreement, and, in the absence of manifest error, all such computations will be conclusive and binding on the holders of Visio common stock.

   As soon as practicable after receipt of your properly completed letter of transmittal, the exchange agent will deliver to you a certificate representing the appropriate number of shares of Microsoft common stock, together with a check representing the cash payment for any fractional share.

Listing of Microsoft common stock; delisting and deregistration of Visio common stock

   If the merger is completed, Microsoft is obligated to cause the shares of Microsoft common stock that will be issued in connection with the merger, and the shares of Microsoft common stock that will be issued on exercise of assumed Visio options, to be quoted on the Nasdaq Stock Market or listed on the same national securities exchange as Microsoft common stock is listed. Visio common stock will be delisted from the Nasdaq Stock Market and will be deregistered under the Exchange Act.

Operations after the merger

   After the merger, Visio will continue to operate as a division within Microsoft's Business Productivity Group. The Business Productivity Group is charged with delivering business productivity solutions that empower knowledge workers.

   Jeremy Jaech, Visio's president and chief executive officer, will lead the Visio division as a Microsoft vice president, reporting to Microsoft senior vice president Robert Muglia. Visio co-founder Ted Johnson, Visio's executive vice president and chief technology officer, also will become a Microsoft vice president, reporting to Mr. Jaech and directing future product development for the Visio division.

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

                              THE MERGER AGREEMENT

   This section of the proxy statement/prospectus describes the merger agreement. While we believe that the description covers the material terms of the merger agreement, as amended, this summary may not contain all of the information that is important to you. We urge you to carefully read the merger agreement, which is attached to this proxy statement/prospectus as Annex A.

Conditions to completion of the merger

   The obligations of each of Microsoft and Visio to effect the merger are subject to the satisfaction before the closing date of specific conditions, any or all of which may be waived, including:

  . the approval by Visio's shareholders of the merger agreement as required by Washington law;

  . the obtaining of all legally required consents and approvals, including expiration of the applicable waiting period under the Hart-Scott-Rodino Act, except when the failure to obtain a consent would not have a material adverse effect on the consummation of the merger or the business condition of Microsoft or Visio;

  . the effectiveness of the registration statement relating to the Microsoft common stock to be issued in connection with the merger;

  . the absence of any statute, rule, regulation, order, decree or injunction prohibiting the merger;

  . the absence of any material adverse change with respect to Visio's business condition or the economic and business benefits expected from the merger;

  . the accuracy of the other party's representations and warranties in the agreement, except in respects that do not have a material adverse effect, and the receipt by each party of a certificate to that effect from a designated executive officer of the other party;

  . the performance by both parties of their obligations under the merger agreement, except for breaches that would not have a material adverse effect on the other party, and the receipt by each party of a certificate to that effect from a designated executive officer of the other party;

  . the receipt by Microsoft of a letter from Ernst & Young LLP, addressed to Visio, regarding that firm's concurrence with the conclusion of Visio's management that Visio meets the conditions necessary for it to enter into the business combination accounted for as a pooling of interests;

  . receipt by each of Visio and Microsoft of an opinion from its tax counsel that the merger will qualify as a tax-free reorganization for federal income tax purposes; and

  . receipt by each of Visio and Microsoft of a legal opinion from the other party's legal counsel.

   If Microsoft elects to postpone the closing date once these conditions are satisfied, the obligations of each party to effect the merger will no longer be subject to any of the conditions. See the section entitled "Structure of the merger; completion and effectiveness of the merger" on page 28.

Representations and warranties

   The merger agreement contains customary representations and warranties of each of Visio and Microsoft relating to, among other things:

  . organization and related matters;

  . capital structure;

  . authorization, execution, delivery, performance and enforceability of the merger agreement and related matters;

  . an absence of defaults and violations under charter documents, instruments and laws;

  . documents filed by the parties with the SEC and the accuracy of the information contained in those documents;

  . the accuracy of information supplied by the parties for inclusion in filings and other documents contemplated by the merger agreement;

  . an absence of defaults under any obligations of the parties;

  . an absence of undisclosed material adverse changes; and

  . an absence of any action of a party that would preclude pooling-of-interests accounting treatment.

   Visio has made additional customary representations and warranties relating to, among other things:

  . litigation;

  . an absence of undisclosed liabilities;

  . ownership of Visio's subsidiaries;

  . an absence of violations of any applicable law, rule, regulation, judgment, decree or order of any governmental entity;

  . employee benefit plans;

  . major contracts;

  . taxes;

  . interests of officers and directors of Visio;

  . intellectual property;

  . the receipt of a fairness opinion from Visio's financial advisor;

  . the vote required for approval of the merger agreement and the consummation of the transactions contemplated by the merger agreement;

  . leases; and

  . environmental matters.

Conduct of business before closing of the merger

   Microsoft and Visio have each agreed that until the earlier of the termination of the merger agreement or the effective time of the merger, except as expressly contemplated by the merger agreement or with the prior written consent of the other party, it will take specified actions and decline to take specified actions, as described below.

   Each of Microsoft and Visio has agreed that it will, among other things:

  . not take any action that would breach its respective representations and warranties under the merger agreement;

  . use its commercially reasonable best efforts to obtain all consents and approvals required for the consummation of the transactions contemplated by the merger agreement;

  . take all reasonable steps to (a) make the filings required under the Hart-Scott-Rodino Act with respect to the merger, (b) comply in a timely manner with any request under the Hart-Scott-Rodino Act for additional information from the FTC, the Antitrust Division of the Department of Justice or other governmental entity with respect to such filings, and
    (c) cooperate with the other party in connection with any such filing and in connection with resolving any investigation or other inquiry of any agency or other governmental entity under any antitrust laws with respect to any such filing, the merger, or any other relevant transaction;

  . take all reasonable (a) steps to resolve any objections asserted by any governmental entity with respect to the merger and (b) actions required to cause the expiration of the notice periods under the Hart-Scott-Rodino Act or other antitrust laws with respect to the merger and any other relevant transactions;

  . use its commercially reasonable best efforts to effectuate the transactions contemplated by the merger agreement and fulfill the conditions to the closing of the merger, subject to certain exceptions;

  . use its commercially reasonable best efforts to cause each of its principal shareholders to cooperate with counsel to Visio and Microsoft to assist them in providing the required tax opinions;

  . establish a transition committee, which will coordinate the joint efforts of Visio and Microsoft to transition Visio's employees to Microsoft positions; and

  . take any necessary action so that the acquisition of Microsoft common stock or options and the disposition of Visio common stock or options by Visio employees subject to Section 16 of the Exchange Act and by Visio directors will be exempt from the short-swing profit liability rules of
    Section 16(b) and Rule 16b-3 of the Exchange Act.

   Visio has agreed that it and each of its significant subsidiaries will carry on their businesses in the ordinary course consistent with past practice, and use all reasonable efforts consistent with past practice to preserve intact their business organizations, keep their present officers, consultants and employees and preserve their relationships with customers, suppliers, distributors and others having business with them. Visio will promptly notify Microsoft of any event that is not in the ordinary course of business of Visio or its subsidiaries and is materially adverse to Visio's business condition. In addition, Visio has agreed that, except as previously disclosed to Microsoft, neither it nor any of its subsidiaries will:

  . alter or accelerate any exercisability, vesting or similar provisions of stock option or benefit plans or authorize cash payments in exchange for awards under those plans, except in the ordinary course of business;

  . grant any severance pay to any officer, director or employee, except in the ordinary course consistent with past practice;

  . transfer to any person or entity any rights to Visio's intellectual property;

  . enter into or amend any agreement granting a third party exclusive marketing or manufacturing rights for more than two years;

  . commence or settle any claim, action or proceeding, except in the ordinary course of business or in immaterial amounts and except for specified types of lawsuits;

  . enter into leases that extend beyond September 14, 2004 and obligate
    Visio to pay aggregate gross rent in excess of $1 million;

  . declare or pay any dividends or make any other distributions with respect to its capital stock, split or reclassify its capital stock, issue or authorize the issuance of any other securities in respect of or in substitution for its capital stock, or repurchase or otherwise acquire any of its capital stock other than repurchasing vested stock from former employees;

  . issue or agree to issue any capital stock, options, warrants, calls, conversion rights or other similar securities, subject to certain exceptions;

  . amend its corporate charter documents;

  . acquire or agree to acquire any corporation, partnership or other business organization or assets that are material to Visio's business condition;

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

  . dispose of any assets, except in the ordinary course of business or in immaterial amounts;

  . incur material indebtedness;

  . enter into or materially amend employee benefit plans or, except in the ordinary course of business, enter into employment agreements or increase employee remuneration; or

  . knowingly take any action that would disqualify the merger from being accounted for as a pooling of interests.

   In addition, Visio has agreed that it will:

  . call a special meeting of Visio shareholders for the consideration and approval of the merger agreement and the transactions contemplated by the merger agreement;

  . provide Microsoft with such information for inclusion in this proxy statement/prospectus and the related registration statement as Microsoft may reasonably request;

  . terminate or modify any employee benefit plans as directed by Microsoft immediately before the effective time of the merger or take such action as may be directed by Microsoft to merge those plans with Microsoft employee benefit plans at the effective time of the merger; and

  . promptly file all tax returns and pay all taxes required to be filed or paid before the closing of the merger.

   Microsoft has agreed that it will:

  . promptly notify Visio of any event or occurrence that is material and adverse to Microsoft's business condition;

  . delay any filings under the Hart-Scott-Rodino Act relating to the acquisition by Microsoft or its subsidiaries of any business entity whose products could reasonably be considered to be competitive with Visio's, until the waiting period under the Hart-Scott-Rodino Act has expired for the merger;

  . use its commercially reasonable best efforts to cause the shares of Microsoft common stock to be issued in connection with the merger and upon the exercise of assumed Visio options to be quoted at the effective time on the Nasdaq Stock Market or listed on the same national exchange as Microsoft common stock is listed; and

  . implement a retention bonus plan and a severance plan for the benefit of Visio employees.

Exclusivity

   Visio has agreed that it will not, and will use its commercially reasonable best efforts to ensure that none of its officers, directors, agents, representatives or affiliates will not, take or cause or permit any subsidiary to take any of the following actions with any party other than Microsoft:

  . solicit, knowingly encourage, initiate or participate in any negotiations, inquiries or discussions regarding any offer or proposal to acquire all or a significant part of Visio's or its subsidiaries' business, assets or capital shares;

  . enter into any agreement related to such an acquisition;

  . authorize or announce any public statement, recommendation or solicitation in support of such an acquisition; or

  . disclose any customarily nonpublic information about Visio in connection with such an acquisition.

However, Visio's board of directors may recommend to shareholders that they tender their shares in connection with a tender offer by an acquiror other than Microsoft if the board determines in good faith and after consultation with legal counsel that its fiduciary duty to its shareholders requires such a recommendation. In addition, the board may give information to a third party who has made an unsolicited acquisition proposal that the board reasonably believes is financially more favorable to Visio and its shareholders than the merger with Microsoft, as long as Visio notifies Microsoft one business day before furnishing the information. Visio will promptly inform Microsoft of any inquiry or proposal that it receives with respect to an acquisition transaction or any request by any person for nonpublic information concerning Visio or any of its subsidiaries, and will provide Microsoft with the material facts relating to any such offer, proposal or request, including the identity of the third party making the inquiry or proposal. After that notification, Visio is obligated to inform Microsoft of additional material facts as they arise and to provide Microsoft with any additional information Visio gives to the third party.

Termination of the merger agreement

   Even if Visio's shareholders approve the merger agreement, the merger agreement may be terminated by the mutual agreement of the parties at any time before the effective time of the merger. In addition, the merger agreement may be terminated by either Visio or Microsoft under any of the following circumstances:

  . as a result of a breach of a representation, warranty, covenant or agreement by the other party, if the breach has a material adverse effect on the business of the nonbreaching party and the breach has not been cured or commercially reasonable best efforts are not being employed to cure the breach;

  . if the merger has not been consummated before March 31, 2000 (subject to extension until September 30, 2000 if Visio and Microsoft have agreed to pursue litigation against any administrative or judicial action or proceeding challenging the merger on the basis that it violates antitrust law);

  . if Visio shareholders have voted on but not approved the merger agreement; or

  . if any permanent injunction or other order preventing the merger has become final and non-appealable.

   In addition, Microsoft may terminate the merger agreement if:

  . Visio's board of directors withdraws or modifies its approval of the merger; or

  . Visio or its representatives take any action prohibited by the exclusivity provisions of the merger agreement and that action has a material adverse effect on Visio's business condition.

Termination fee

   Visio has agreed to pay Microsoft a termination fee of $30 million if Microsoft is not then in material breach of the merger agreement and Microsoft terminates the agreement for any of the following reasons:

  . Visio's board of directors has withdrawn or modified, in a manner adverse to Microsoft, its approval or recommendation of the merger, and Visio has agreed with any person other than Microsoft to a transaction that will result in a change in the beneficial ownership of more than 50% of the voting power of Visio capital stock;

  . Visio or its representatives have taken any action prohibited by the exclusivity provisions of the merger agreement and that action has a material adverse effect on Visio's business condition; or

  . Visio has willfully and materially breached its representations, warranties, covenants or agreements and that breach has not been cured as required by the merger agreement.

   The right to payment of the termination fee is the exclusive remedy at law or in equity to which Microsoft may be entitled on termination of the merger agreement under the conditions described above. The termination fee may increase the likelihood of the completion of the merger in accordance with the terms of the merger agreement. The termination fee may also discourage persons from making an offer to acquire all of or a significant interest in Visio by increasing the cost of an acquisition.

   If the merger agreement is terminated under circumstances that entitle Microsoft to the termination fee, Microsoft will also be entitled to exercise its option to purchase up to 6,012,500 shares of Visio common stock at $42.78 per share. See the section entitled "The Visio stock option agreement" on page 41.

Extension; waiver

   At any time before the effective time of the merger, any party to the merger agreement may, to the extent legally allowed, extend the time for the performance of any other party's obligations under the merger agreement, waive any inaccuracies in the representations and warranties of any other party in the merger agreement or related documents, and waive compliance with any of the agreements, conditions or covenants in the merger agreement that are for the benefit of the waiving party.

Amendment to merger agreement

   On October 29, 1999, Microsoft and Visio amended the merger agreement. The merger agreement originally provided that closing would occur no later than the third business day after satisfaction of the conditions to closing. As amended, once the conditions to closing have been satisfied Microsoft may elect to postpone the closing to a date not later than December 30, 1999. If Microsoft so elects, the obligations of the parties to effect the merger will no longer be subject to any of the closing conditions. By the amendment, the parties also eliminated a requirement relating to accountants' comfort letters, and Microsoft agreed to publish interim financial results covering 30 days of combined operations as soon as practicable after the end of a calendar month that is at least 30 days after the effective time of the merger.

   The merger agreement attached to this proxy statement/prospectus as Annex A reflects these amendments.

Additional amendments

   The merger agreement may be further amended by Microsoft and Visio at any time before or after approval by Visio's shareholders, except that, after shareholder approval, Visio and Microsoft may not make any amendment that by law requires the further approval of Visio's shareholders without obtaining that approval.

                               RELATED AGREEMENTS

   This section of the proxy statement/prospectus describes agreements related to the merger agreement, including the stock option agreement, the Visio management voting agreements and letters of Visio affiliates. While we believe that these descriptions cover the material terms of these agreements, these summaries may not contain all of the information that is important to you. You should read the related agreements, which are attached to this proxy statement/prospectus or filed as an exhibit to the registration statement filed by Microsoft with the SEC, of which this proxy statement/prospectus is a part.

The Visio stock option agreement

   As a condition to Microsoft entering into the merger agreement, Visio entered into a stock option agreement with Microsoft. The stock option agreement grants Microsoft the option to buy up to 6,012,500 shares of Visio common stock, which represented 19.9% of the issued and outstanding shares of Visio common stock as of September 14, 1999. The exercise price of the option is $42.78 per share. The number of shares issuable upon exercise of the option and the exercise price of the option are subject to adjustment to prevent dilution and to maintain the number of shares issuable upon exercise of the option at 19.9% of Visio's outstanding common stock.

   Unless the option is terminated as described below, Microsoft may exercise the option, in whole or part, up to one year from the date on which Microsoft has the right to be paid the termination fee described in the section entitled "Termination fee" on page 39.

   Microsoft's option will terminate upon the earlier of either of the following:

  . the completion of the merger or

  . the termination of the merger agreement, if the termination occurs before an event that causes the option to become exercisable and in circumstances under which Visio is not required to pay the termination fee.

   With some exceptions and qualifications, on Microsoft's request within 30 days of an event that makes the option exercisable, Visio must register at its own expense the shares of common stock issued and issuable to Microsoft under the option. Visio must use its best efforts to keep that registration statement effective until Microsoft can dispose of the shares issued to it under the option, up to a maximum 180 days.

   If, before the termination of the option, Visio:

  . merges with an entity other than Microsoft or its subsidiaries, and is not the surviving corporation;

  . is the surviving corporation in a merger with an entity other than Microsoft or its subsidiaries, after which the then-outstanding shares of Visio common stock represent less than 50% of the outstanding securities of the merged company; or

  . sells all or substantially all of its assets to an entity other than Microsoft or its affiliates,

the agreement governing the transaction must provide that Microsoft's option will be converted into an option of, at the election of Microsoft, either the acquiring entity or any entity controlling the acquiring entity. On request of the holder of the substitute option, the issuer of the substitute option must repurchase the substitute option from the holder. Visio has agreed not to enter into any of the transactions described above unless the acquiror agrees in writing to assume Visio's obligations under the option agreement.

   The sum of Microsoft's total profit arising from the provisions of the option agreement and the termination fee provided for in the merger agreement may not exceed $50 million. If Microsoft's total profit would exceed that amount, Microsoft may choose to reduce the number of shares subject to the option, have Visio cancel shares of common stock issued to Microsoft, pay cash to Visio, or do any combination of these, to reduce its realized profit to no more than $50 million.

   Microsoft intends the option to increase the likelihood that the merger will be completed. The stock option agreement may have the effect of discouraging persons who might be interested in acquiring all or a significant interest in Visio or Visio's assets before completion of the merger by increasing the cost of such an acquisition. In addition, if the merger agreement is terminated and Microsoft's option becomes exercisable, Visio would not be able to account for the transaction that triggered the exercisability of the option as a pooling of interests.

   The stock option agreement is attached to this proxy statement/prospectus as Annex B. We urge you to read it carefully and in its entirety.

Visio management voting agreements

   As a condition to the merger agreement, Microsoft required Visio's directors and executive officers to enter into voting agreements. These voting agreements require Visio's directors and executive officers to vote all of the shares of Visio common stock they beneficially own in favor of the merger. As of October 21, 1999, the record date, Visio's directors and executive officers collectively owned 4,206,137 shares of Visio common stock, which represented approximately 14% of Visio's outstanding common stock.

   Each Visio director and executive officer also agreed not to sell or otherwise dispose of Visio common stock currently owned or later acquired until the expiration of the voting agreement, unless the sale would not, in Microsoft's reasonable judgment, violate the SEC's pooling-of-interests rules. In connection with the agreement, Visio's directors and executive officers granted an irrevocable proxy to the directors of Microsoft, giving the Microsoft directors the right to vote the shares covered by the voting agreement as described above.

   The voting agreement will expire on the earlier of the termination of the merger agreement in accordance with its terms or the completion of the merger. None of Visio's directors or executive officers were paid additional consideration in connection with a voting agreement.

                       COMPARISON OF RIGHTS OF HOLDERS OF
                 VISIO COMMON STOCK AND MICROSOFT COMMON STOCK

   After completion of the merger, the holders of Visio common stock will become shareholders of Microsoft. Because Visio and Microsoft are both Washington corporations, the rights of former Visio shareholders will continue to be governed by Washington law. Before the merger, the rights of shareholders of Visio are governed by Visio's articles of incorporation and bylaws. After the merger, as Microsoft shareholders, their rights will be governed by Microsoft's articles of incorporation and bylaws, as those documents currently exist or may exist in the future.

   The following discussion summarizes the material differences between the rights of holders of Microsoft common stock and holders of Visio common stock under the articles of incorporation and bylaws of Microsoft and Visio. This summary is not complete and is qualified in its entirety by reference to Microsoft's articles of incorporation and bylaws, Visio's articles of incorporation and bylaws and the relevant provisions of Washington law. Copies of the charter documents are attached as exhibits to Visio's and Microsoft's filings with the SEC. See "Documents incorporated by reference into this proxy statement/prospectus" and "Where you can find more information" on page 50.

   Right to call special meeting of shareholders. The Washington Business Corporation Act allows a public company to limit or deny the right of shareholders to call a special meeting of shareholders to the extent provided in the company's articles of incorporation. Visio's articles of incorporation provide that, because the company qualifies as a public company, only the board of directors or the holders of more than 50% of the shares entitled to vote at the meeting may call a special meeting. Microsoft's articles of incorporation deny shareholders the right to call a special meeting by providing that a special meeting of shareholders may be called only by Microsoft's board of directors or by a duly designated committee of the board.

   Rights of holders of preferred stock. The WBCA permits a corporation's articles of incorporation to grant the board of directors the right to authorize and issue series of preferred stock with the preferences, limitations, voting powers and relative rights that the board deems appropriate. Both Visio's and Microsoft's articles of incorporation permit the board of directors to issue preferred stock. No shares of Visio preferred stock are currently outstanding, and 12,519,562 shares of Microsoft preferred stock were outstanding as of August 31, 1999. No Microsoft preferred stock will be issued in connection with the merger. Holders of Microsoft preferred stock are entitled to dividends and preferences upon liquidation that are superior to the rights enjoyed by holders of Microsoft common stock.

   Treasury stock. The WBCA provides that when a corporation acquires its own shares from shareholders, those shares become authorized but unissued shares. Visio's articles of incorporation do not alter this rule. Microsoft's articles of incorporation provide that, notwithstanding the WBCA, shares acquired by Microsoft are considered treasury stock and are considered to be authorized, issued and held by Microsoft.

                    RIGHTS OF DISSENTING VISIO SHAREHOLDERS

   The following is a brief summary of the rights of holders of Visio common stock to dissent from the merger and receive cash equal to the fair value of their Visio common stock instead of receiving shares of Microsoft common stock. This summary is not exhaustive, and you should read the applicable sections of chapter 23B.13 of the WBCA, which is attached to this proxy statement/prospectus as Annex D.

   If you are contemplating the possibility of dissenting from the merger, you should carefully review the text of Annex D, particularly the procedural steps required to perfect dissenters' rights, which are complex. You should also consult your legal counsel. If you do not fully and precisely satisfy the procedural requirements of the WBCA, you will lose your dissenters' rights.

Requirements for exercising appraisal rights

   To exercise dissenters' rights, you must:

  . file with Visio before the vote is taken at the special meeting written notice of your intent to demand the fair value for your Visio common stock if the merger is consummated and becomes effective; and

  . not vote your shares of Visio common stock at the special meeting in favor of the proposal to approve the merger agreement.

   If you do not satisfy each of these requirements, you cannot exercise dissenters' rights and will be bound by the terms of the merger agreement.

   Submitting a proxy card that does not direct how the Visio common stock represented by that proxy is to be voted will constitute a vote in favor of the merger and a waiver of your statutory dissenters' rights. In addition, voting against the proposal to approve the merger will not satisfy the notice requirement referred to above. You must file the written notice of the intent to exercise dissenters' rights with Visio at: Visio Corporation, 2211 Elliott Avenue, Seattle, WA 98121, Attn: Wm. Kenneth McGraw, General Counsel and Secretary.

Appraisal procedure

   Within 10 days after the proposed merger has been approved, Visio will send written notice to all shareholders who have given written notice under the dissenters' rights provisions and have not voted in favor of the merger as described above. The notice will contain:

  . the address where the demand for payment and certificates representing shares of Visio common stock must be sent and the date by which they must be received;

  . any restrictions on transfer of uncertificated shares that will apply after the demand for payment is received;

  . a form for demanding payment that states the date of the first announcement to the news media or to shareholders of the proposed merger and requires certification of the date the shareholder, or the beneficial owner on whose behalf the shareholder dissents, acquired the Visio common stock or an interest in it; and

  . a copy of the dissenters' rights provisions of the WBCA, attached as Annex D.

   If you wish to assert dissenters' rights, you must demand payment and deposit your Visio certificates within 30 days after the notice is given. If you fail to make demand for payment and deposit your Visio certificates within the 30-day period, you will lose the right to receive fair value for your shares under the dissenters' rights provisions, even if you filed a timely notice of intent to demand payment.

   Except as provided below, within 30 days of the later of the effective time of the merger or Visio's receipt of a valid demand for payment, Visio will remit to each dissenting shareholder who complied with the requirements of the WBCA the amount Visio estimates to be the fair value of the shareholder's Visio common stock, plus accrued interest. Visio will include the following information with the payment:

  . financial data relating to Visio;

  . Visio's estimate of the fair value of the shares and a brief description of the method used to reach that estimate;

  . a copy of chapter 23B.13 of the WBCA; and

  . a brief description of the procedures to be followed in demanding supplemental payment.

   For dissenting shareholders who were not the beneficial owner of the shares of Visio common stock before September 15, 1999, Visio may withhold payment and instead send a statement setting forth its estimate of the fair value of their shares and offering to pay such amount, with interest, as a final settlement of the dissenting shareholder's demand for payment.

   If you are dissatisfied with your payment or offer, you may, within 30 days of the payment or offer for payment, notify Visio in writing of and demand payment of your estimate of fair value of your shares and the amount of interest due. If any dissenting shareholder's demand for payment is not settled within 60 days after receipt by Visio of his or her payment demand, section 23B.13.300 of the WBCA requires that Visio commence a proceeding in King County Superior Court and petition the court to determine the fair value of the shares and accrued interest, naming all the dissenting shareholders whose demands remain unsettled as parties to the proceeding.

   The court may appoint one or more appraisers to receive evidence and make recommendations to the court as to the amount of the fair value of the shares. The fair value of the shares as determined by the court is binding on all dissenting shareholders and may be less than, equal to or greater than the market price of the Microsoft common stock to be issued to nondissenting shareholders for their Visio common stock if the merger is consummated. If the court determines that the fair value of the shares is in excess of any amount remitted by Visio, then the court will enter a judgment for cash in favor of the dissenting shareholders in an amount by which the value determined by the court, plus interest, exceeds the amount previously remitted.

   The court will determine the costs and expenses of the court proceeding and assess them against Visio, except that the court may assess part or all of the costs against any dissenting shareholders whose actions in demanding supplemental payments are found by the court to be arbitrary, vexatious or not in good faith. If the court finds that Visio did not substantially comply with the relevant provisions of sections 23B.13.200 through 23B.13.280 of the WBCA, the court may also assess against Visio any fees and expenses of attorneys or experts that the court deems equitable. The court may also assess those fees and expenses against any party if the court finds that the party has acted arbitrarily, vexatiously or not in good faith in bringing the proceedings. The court may award, in its discretion, fees and expenses of an attorney for the dissenting shareholders out of the amount awarded to the shareholders, if it finds the services of the attorney were of substantial benefit to the other dissenting shareholders and that those fees should not be assessed against Visio.

   A shareholder of record may assert dissenters' rights as to fewer than all of the shares registered in the shareholder's name only if he or she dissents with respect to all shares beneficially owned by any one person and notifies Visio in writing of the name and address of each person on whose behalf he or she asserts dissenters' rights. The rights of the partial dissenting shareholder are determined as if the shares as to which he or she dissents and his or her other shares were registered in the names of different shareholders. Beneficial owners of Visio common stock who desire to exercise dissenters' rights themselves must obtain and submit the registered owner's written consent at or before the time they file the notice of intent to demand fair value.

   For purposes of the WBCA, "fair value" means the value of Visio common stock immediately before the effective time of the merger, excluding any appreciation or depreciation in anticipation of the merger, unless that exclusion would be inequitable. Under section 23B.13.020 of the WBCA, a Visio shareholder has no right, at law or in equity, to set aside the approval and adoption of the merger or the consummation of the merger except if the approval, adoption or consummation fails to comply with the procedural requirements of chapter 23B.13 of the WBCA, Revised Code of Washington sections 25.10.900 through 25.10.955, Visio's articles of incorporation or Visio's bylaws, or was fraudulent with respect to that shareholder or Visio.

                   SHARE OWNERSHIP OF PRINCIPAL SHAREHOLDERS,
                       MANAGEMENT AND DIRECTORS OF VISIO

   The following table provides information concerning the beneficial ownership of Visio common stock as of October 21, 1999, the record date, for the following:

  . each person or entity who is known by Visio to beneficially own more than 5% of the outstanding shares of Visio common stock;

  . each of Visio's current directors;

  . Visio's chief executive officer and its five other executive officers;
    and

  . all of Visio's directors and executive officers as a group.

   This table includes percentage ownership data reflecting ownership both before and after consummation of the merger with Microsoft. The pre-merger percentage ownership is based on 30,431,714 shares of Visio common stock outstanding as of the record date. The post-merger percentage ownership includes only the 13,694,271 shares of Microsoft common stock that would be issued to Visio shareholders based on the 30,431,714 shares of Visio common stock outstanding as of the record date. All shares subject to options exercisable within 60 days after October 21, 1999 are deemed to be beneficially owned by the person or entity holding that option and to be outstanding solely for calculating that person's or entity's percentage ownership.

   Unless otherwise indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

                                   Pre-Merger                    Post-Merger
                          ----------------------------- -----------------------------
                                                        Number of Shares  Percent of
                          Number of Shares  Percent of    of Microsoft    Microsoft
                           of Visio Stock  Visio Stock    Common Stock   Common Stock
Name and Address of         Beneficially   Beneficially   Beneficially   Beneficially
Beneficial Owner               Owned          Owned          Owned          Owned
-------------------       ---------------- ------------ ---------------- ------------
PRINCIPAL
 SHAREHOLDERS(1)
Microsoft
 Corporation(2).........     10,805,012        29.6%             --           --
 One Microsoft Way
 Redmond, WA 98052
J.W. Seligman & Co.
 Incorporated(3)........      3,040,935        10.0%       1,368,421           *
 100 Park Avenue, 8th
  Floor
 New York, NY 10006
T. Rowe Price
 Associates, Inc.(4)....      2,559,900         8.4%       1,151,955           *
 100 E. Pratt Street
 Baltimore, MD 21202
DIRECTORS
Tom A. Alberg(5)........         79,500           *           35,775           *
Tom Byers, Ph.D.(6).....         33,600           *           15,120           *
Jeremy A. Jaech(7)(8)...      2,020,262         6.6%         909,118           *
Theodore C.
 Johnson(8)(9)..........      1,772,050         5.8%         797,423           *
John R. Johnston(10)....        204,979           *           92,241           *
Douglas J.
 Mackenzie(11)..........         99,940           *           44,973           *
Robert McDowell.........          5,000           *            2,250           *
Scott Oki(12)...........        299,384           *          134,723           *
EXECUTIVE OFFICERS
Steve M. Gordon(13).....        152,750           *           68,738           *
Jim Horsburgh(14).......         38,949           *           17,527           *
M. Thomas Hull(15)......         30,869           *           13,891           *
Evelyn Cruz Sroufe(16)..         56,479           *           25,416           *
All directors and
 executive officers as a
 group
 (12 persons)(17).......      4,793,762        15.8%       2,157,193           *

--------
  * Less than 1%

 (1) Based on Visio's review of schedules and reports filed with the SEC under sections 13(d) and 13(g) of the Exchange Act.

 (2) Includes 6,012,500 shares issuable upon exercise of a stock option, which is exercisable only if Microsoft terminates the merger agreement under specified conditions. See "The Visio stock option agreement" on page 41. Also includes 4,792,512 shares subject to a voting agreement between Microsoft and Visio's directors and executive officers, under which Visio's directors and executive officers have agreed to vote all of the shares beneficially owned by them in favor of the merger agreement.

 (3) Includes 1,800,000 shares held by Seligman Communications & Information Fund, Inc., for whom J.W. Seligman & Co. Incorporated serves as investment advisor.

 (4) Represents the aggregate number of shares held by all client accounts and mutual funds managed by T. Rowe Price Associates, Inc. No single client account or fund managed by T. Rowe Price owns 5% or more of the outstanding shares of Visio common stock.

 (5) Includes 77,500 shares issuable upon exercise of stock options

 (6) Consists of 33,600 share issuable upon exercise of stock options.

 (7) Includes an aggregate of 110,000 shares over which Mr. Jaech has voting control with respect to the Ryan Philip Johnson Trust of 1995 (55,000 shares) and the Matthew Tyler Johnson Trust of 1995 (55,000 shares), trusts created for the benefit of Mr. Johnson's children. Mr. Johnson has not retained any control over the trusts. Mr. Johnson's father, Vernon D. Johnson, as trustee, has investment power with respect to these shares. Does not include an aggregate of 289,900 shares held by three trusts established for the benefit of Mr. Jaech's children and other relatives. Mr. Jaech is neither a trustee nor a beneficiary of these trusts and disclaims any beneficial ownership of the common stock held by these trusts.

 (8) Messrs. Jaech and Johnson are also executive officers of Visio. The business address for Messrs. Jaech and Johnson is: Visio Corporation, 2211 Elliott Avenue, Seattle, Washington 98121.

 (9) Includes an aggregate of 289,900 shares over which Mr. Johnson has voting control with respect to the Christopher Leo Jaech Trust of 1993 (139,900 shares), the Elisabeth Anna Jaech Trust of 1991 (140,000 shares) and the Jeremy and Linda Jaech Educational Trust (10,000 shares), trusts created for the benefit of Mr. Jaech's children and other relatives. Mr. Jaech has not retained any control over these trusts. Seattle-First Stock Bank, N.A., as trustee, has investment power with respect to these shares. Also includes 60,000 shares held by Mr. Johnson's spouse. Does not include an aggregate of 110,000 shares held by two trusts established for the benefit of Mr. Johnson's children. Mr. Johnson is neither a trustee nor a beneficiary of these trusts and disclaims any beneficial ownership of the common stock held by these trusts.

(10) Includes 49,500 shares issuable upon exercise of stock options.

(11) Includes 43,500 shares issuable upon exercise of stock options.

(12) Includes 109,500 shares issuable upon exercise of stock options.

(13) Consists of 152,750 shares issuable upon exercise of stock options.

(14) Includes 36,650 shares issuable upon exercise of stock options.

(15) Includes 28,375 shares issuable upon exercise of stock options.

(16) Includes 56,250 shares issuable upon exercise of stock options.

(17) Includes 587,625 shares issuable upon exercise of stock options.

                                 LEGAL MATTERS

   The validity of the Microsoft common stock to be issued to Visio shareholders in the merger will be passed upon by Preston Gates & Ellis LLP, Seattle, Washington. It is a condition to the completion of the merger that Visio receive an opinion from Shearman & Sterling, Menlo Park, California, and that Microsoft receive an opinion from Preston Gates & Ellis LLP, with respect to the tax treatment of the merger.

                                    EXPERTS

   The financial statements of Microsoft incorporated into this proxy statement/prospectus by reference to Microsoft's Annual Report on Form 10-K for the fiscal year ended June 30, 1999 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report. Deloitte & Touche's report is incorporated into this proxy statement/prospectus by reference in reliance on their report, given on their authority as experts in accounting and auditing.

   Ernst & Young LLP, independent auditors, have audited Visio's consolidated financial statements included in Visio's annual report on Form 10-K for the fiscal year ended September 30, 1998, as set forth in their report, which is incorporated into this proxy statement/prospectus by reference. Visio's consolidated financial statements are incorporated by reference in reliance on the auditors' report, given on their authority as experts in accounting and auditing.

                             SHAREHOLDER PROPOSALS

   Visio will hold an annual meeting of Visio shareholders in the year 2000 only if the merger is not completed before the time of that meeting. If the merger is not completed, you may present proper proposals for consideration at the next annual meeting of Visio shareholders by submitting your proposal in writing to the secretary of Visio in a timely manner.

   Federal securities law and Visio's bylaws establish an advance notice procedure with regard to matters to be brought before an annual meeting of shareholders, including shareholder proposals not included in Visio's proxy statement. Under federal proxy rules, a shareholder proposing to transact business at Visio's annual meeting of shareholders and who wishes to include the proposal in Visio's proxy statement and form of proxy for the annual meeting must provide notice of the proposal no later than 120 days before the date the proxy materials for the previous year's annual meeting were sent to Visio's shareholders. Under Visio's bylaws, a shareholder proposing to transact business at Visio's annual meeting of shareholders must provide notice of the proposal, in the manner required by Visio's bylaws, no later than 60 days before the date of the annual meeting (or, if Visio provides less than 60 days' notice of the meeting, no later than 10 days after the date of Visio's notice). For shareholder proposals to be considered for inclusion in Visio's proxy statement and form of proxy relating to its 2000 annual meeting of shareholders, the proposals must have been received by Visio by September 10, 1999. For shareholder proposals that will not be included in Visio's proxy statement and form of proxy, the proposals must be received by Visio no later than December 27, 1999. If Visio receives notice of a shareholder proposal after November 24, 1999, however, the persons named as proxies in the proxy statement and form of proxy will have discretionary authority to vote on the shareholder proposal.

                 DOCUMENTS INCORPORATED BY REFERENCE INTO THIS
                           PROXY STATEMENT/PROSPECTUS

   This proxy statement/prospectus incorporates documents by reference that are not presented in or delivered with this document.

   The SEC allows Microsoft and Visio to "incorporate by reference" information into this proxy statement/prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement/prospectus, except for any information superseded by information included in or incorporated by reference from subsequently filed documents into this proxy statement/prospectus. This proxy statement/prospectus incorporates by reference the documents listed below that Microsoft and Visio have previously filed with the SEC. These documents contain important information about Microsoft's and Visio's business and finances.

         Microsoft SEC Filings (File No. 0-14278)               Date Filed
         ----------------------------------------               ----------
Annual Report on Form 10-K for the fiscal year ended June
 30, 1999.................................................. September 28, 1999
Definitive Proxy Statement for the annual meeting to be
 held November 10, 1999.................................... September 28, 1999
Description of Microsoft's common stock, contained in
 Microsoft's Registration Statement on Form S-3............ December 13, 1996
           Visio SEC Filings (File No. 0-26772)                 Date Filed
           ------------------------------------                 ----------
Current Report on Form 8-K................................. September 15, 1999
Quarterly Report on Form 10-Q for the quarter ended June
 30, 1999.................................................. August 11, 1999
Quarterly Report on Form 10-Q for the quarter ended March
 31, 1999.................................................. May 17, 1999
Quarterly Report on Form 10-Q for the quarter ended
 December 31, 1998......................................... February 16, 1999
Definitive Proxy Statement for the annual meeting held
 February 24, 1999......................................... January 7, 1999
Annual Report on Form 10-K for the fiscal year ended
 September 30, 1998........................................ December 24, 1998
Description of Visio's common stock, contained in Visio's
 Registration Statement on Form 8-A........................ September 15, 1995

   We also incorporate by reference any additional documents that Microsoft or Visio files with the SEC after the date of this proxy statement/prospectus and before the date of the special meeting.

   This proxy statement/prospectus is dated November 5, 1999. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any other date, and neither the mailing of the proxy statement/prospectus to shareholders nor the issuance of Microsoft common stock in the merger shall create any implication to the contrary. Please note that Microsoft has supplied all information contained or incorporated by reference into this proxy statement/prospectus relating to Microsoft, and Visio has supplied all information relating to Visio.

   You should rely only on the information contained in this document or in documents to which we have referred you. We have not authorized anyone to provide you with different information.

                      WHERE YOU CAN FIND MORE INFORMATION

   On your written or oral request, Visio or Microsoft will provide you, without charge, with a copy of any of the documents incorporated by reference into this proxy statement/prospectus, not including exhibits to the information unless those exhibits are specifically incorporated by reference. You should make any request for documents by Monday, December 6, 1999 to ensure timely delivery of the documents.

Requests for documents relating to Visio    Requests for documents relating to
 should be directed to:                      Microsoft should be directed to:

Visio Corporation                           Microsoft Corporation
2211 Elliott Avenue                         One Microsoft Way
Seattle, Washington 98121                   Redmond, Washington 98052
(206) 956-6000                              (800) 285-7772
Attention: Investor Relations               Attention: Investor Relations

   Visio and Microsoft file annual, quarterly and special reports, proxy statements and other information with the SEC. Copies of Visio's or Microsoft's reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the SEC:

   Judiciary Plaza            Citicorp Center            Seven World Trade Center
   Room 1024                  500 West Madison Street    13th Floor
   450 Fifth Street, N.W.     Suite 1400                 New York, New York 10048
   Washington, D.C. 20549     Chicago, Illinois 60661

   Copies of these materials can also be obtained by mail at prescribed rates from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, or by calling the SEC at 1-800-SEC-0330. The SEC maintains a Web site that includes reports, proxy statements and other information regarding Microsoft and Visio. The address of the SEC Web site is http://www.sec.gov.

   Microsoft has filed a registration statement under the Securities Act with the SEC to register the Microsoft common stock to be issued to Visio's shareholders in the merger. This proxy statement/prospectus is part of that registration statement. As allowed by SEC rules, this proxy statement/prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement, and constitutes a prospectus of Microsoft in addition to being a proxy statement of Visio for the special meeting. You may inspect and copy the registration statement at any of the addresses listed above.

   If you have any questions about the merger, please call Visio's investor relations group at (206) 956-6000. You may also call Microsoft's investor relations group at (800) 285-7772.

                STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

   This proxy statement/prospectus and the documents incorporated by reference into this proxy statement/prospectus contain forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All forward-looking statements involve risks and uncertainties. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks" and "estimates" and similar expressions identify forward-looking statements, and any statements regarding the benefits of the merger and Microsoft's and Visio's financial condition, results of operations and business are forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, contingencies and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements.

   Factors that may affect such forward-looking statements include:

  . the ability to retain Visio's key employees after the consummation of the merger;

  . competitive factors in the businesses in which Microsoft and Visio compete;

  . changes in governmental regulation; and

  . overall economic and business conditions.

   For a description of some of the factors or uncertainties in Visio's and Microsoft's respective operations and business environment that could cause actual results to differ from those discussed in forward-looking statements, see Microsoft's Annual Report on Form 10-K for the fiscal year ended June 30, 1999, other documents Microsoft has subsequently filed with the SEC, Visio's Annual Report on Form 10-K for the fiscal year ended September 30, 1998 and other documents Visio has subsequently filed with the SEC, all of which are incorporated by reference into this proxy statement/prospectus.

                                                                         ANNEX A

                             MICROSOFT CORPORATION

                                 MOVIESUB, INC.

                               VISIO CORPORATION

                      AGREEMENT AND PLAN OF REORGANIZATION

                         Dated as of September 14, 1999
                       and amended as of October 29, 1999

                                    CONTENTS

 ARTICLE I THE MERGER......................................................  A-1
 1.1  Effective Time of the Merger.........................................  A-1
 1.2  Closing..............................................................  A-1
 1.3  Effects of the Merger................................................  A-2
 1.4  Tax-Free Reorganization..............................................  A-2
 1.5  Accounting Treatment.................................................  A-2

 ARTICLE II EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT
  CORPORATIONS, EXCHANGE OF CERTIFICATES...................................  A-2
 2.1  Effect on Capital Stock..............................................  A-2
      2.1.1  Capital Stock of Sub.........................................   A-2
      2.1.2  Cancellation of Company Common Stock.........................   A-2
      2.1.3  Conversion of Company Common Stock...........................   A-3
      2.1.4  Adjustments of Exchange Ratio................................   A-3
      2.1.5  Dissenters' Rights...........................................   A-3
      2.1.6  Fractional Shares............................................   A-3
 2.2  Exchange of Certificates.............................................  A-4
      2.2.1  Exchange Agent...............................................   A-4
      2.2.2  Microsoft to Provide Common Stock and Cash...................   A-4
      2.2.3  Exchange Procedures..........................................   A-4
      2.2.4  No Further Ownership Rights in Company Common Stock..........   A-4
      2.2.5  Return to Microsoft..........................................   A-5
 2.3  Company Options......................................................  A-5
      2.3.1  Assumption by Microsoft......................................   A-5
      2.3.2  Registration.................................................   A-5
      2.3.3  Notice; Reservation of Shares................................   A-6
 2.4  Employee Stock Purchase Plan.........................................  A-6

 ARTICLE III REPRESENTATIONS AND WARRANTIES................................  A-6
 3.1  Representations and Warranties of Company............................  A-6
      3.1.1  Organization, Standing and Power.............................   A-6
      3.1.2  Capital Structure............................................   A-7
      3.1.3  Authority....................................................   A-7
      3.1.4  SEC Documents and Financial Statements.......................   A-8
      3.1.5  Information Supplied.........................................   A-8
      3.1.6  No Defaults..................................................   A-9
      3.1.7  Litigation...................................................   A-9
      3.1.8  No Material Adverse Change...................................   A-9
      3.1.9  Absence of Undisclosed Liabilities...........................  A-10
      3.1.10 No Violations................................................  A-10
      3.1.11 Certain Agreements...........................................  A-10
      3.1.12 Employee Benefit Plans.......................................  A-10
      3.1.13 Major Contracts..............................................  A-11
      3.1.14 Taxes........................................................  A-11
      3.1.15 Interests of Officers........................................  A-12
      3.1.16 Technology and Intellectual Property Rights..................  A-12
      3.1.17 Opinion of Financial Advisor.................................  A-14
      3.1.18 Vote Required................................................  A-14
      3.1.19 Accounting Matters...........................................  A-15
      3.1.20 Brokers and Finders..........................................  A-15
      3.1.21 Change of Control............................................  A-15

      3.1.22 Leases in Effect.............................................  A-15
      3.1.23 Environmental................................................  A-15
      3.1.24 Certain Payments.............................................  A-16
      3.1.25 Reliance.....................................................  A-16
 3.2  Representations and Warranties of Microsoft and Sub.................. A-16
      3.2.1  Organization; Standing and Power.............................  A-16
      3.2.2  Capital Structure............................................  A-16
      3.2.3  Authority....................................................  A-17
      3.2.4  SEC Documents and Financial Statements.......................  A-17
      3.2.5  Information Supplied.........................................  A-18
      3.2.6  No Defaults..................................................  A-18
      3.2.7  Absence of Certain Changes or Events.........................  A-18
      3.2.8  Absence of Undisclosed Liabilities...........................  A-18
      3.2.9  No Vote Required.............................................  A-18
      3.2.10 Accounting Matters...........................................  A-18
      3.2.11 Brokers and Finders..........................................  A-19
      3.2.12 Interim Operation of Sub.....................................  A-19
      3.2.13 Reliance.....................................................  A-19

 ARTICLE IV COVENANTS OF COMPANY........................................... A-19
 4.1  Conduct of Business.................................................. A-19
      4.1.1  Ordinary Course..............................................  A-19
      4.1.2  Dividends: Changes in Stock..................................  A-20
      4.1.3  Issuance of Securities.......................................  A-20
      4.1.4  Governing Documents..........................................  A-20
      4.1.5  Exclusivity; Acquisition Proposals...........................  A-20
      4.1.6  No Acquisitions..............................................  A-22
      4.1.7  No Dispositions..............................................  A-22
      4.1.8  Indebtedness.................................................  A-22
      4.1.9  Plans........................................................  A-22
      4.1.10 Claims.......................................................  A-22
      4.1.11 Agreement....................................................  A-22
 4.2  Breach of Representations and Warranties............................. A-22
 4.3  Pooling.............................................................. A-22
 4.4  Consents............................................................. A-23
 4.5  Commercially Reasonable Best Efforts................................. A-23
 4.6  Information for Prospectus/Proxy Statement........................... A-23
 4.7  Company Plans........................................................ A-23
 4.8  Employee Transition Committee........................................ A-23
 4.9  Shareholder Approval................................................. A-23
 4.10 Tax Returns.......................................................... A-24
 4.11 Representations of Shareholders...................................... A-24
 4.12 Employee Benefits Matters............................................ A-24
      4.12.1 Service Credit...............................................  A-24
      4.12.2 Section 16 Approval..........................................  A-24
      4.12.3 Retention Plans and Related Matters..........................  A-25

 ARTICLE V COVENANTS OF MICROSOFT.......................................... A-25
 5.1  Representations and Warranties....................................... A-25
 5.2  Conduct of Business by Microsoft Pending the Merger.................. A-25
 5.3  Consents............................................................. A-25

 5.4  Commercially Reasonable Best Efforts................................. A-25
 5.5  Agreements of Microsoft Affiliates................................... A-26
 5.6  Representations of Shareholders...................................... A-26
 5.7  Tax Free Reorganization.............................................. A-26
 5.8  Nasdaq Listing....................................................... A-26
 5.9  Employee Transition Committee........................................ A-27
 5.10 Retention Plans...................................................... A-27

 ARTICLE VI ADDITIONAL AGREEMENTS.......................................... A-27
 6.1  Preparation of S-4................................................... A-27
 6.2  Intentionally deleted................................................ A-27
 6.3  Intentionally deleted................................................ A-27
 6.4  Access to Information................................................ A-27
 6.5  Legal Conditions to the Merger....................................... A-28
 6.6  Affiliates........................................................... A-28
 6.7  HSR Act Filings...................................................... A-28
      6.7.1  Filings and Cooperation......................................  A-28
      6.7.2  Objections...................................................  A-28
 6.8  Officers and Directors............................................... A-29
 6.9  Expenses............................................................. A-29
 6.10 Stock Option Agreement............................................... A-29
 6.11 Additional Agreements................................................ A-29
 6.12 Public Announcements................................................. A-30
 6.13 State Takeover Laws.................................................. A-30
 6.14 Publication of Operating Results..................................... A-30

 ARTICLE VII CONDITIONS PRECEDENT.......................................... A-30
 7.1  Conditions to Each Party's Obligation to Effect the Merger........... A-30
      7.1.1  Shareholder Approval.........................................  A-30
      7.1.2  Consents.....................................................  A-30
      7.1.3  S-4..........................................................  A-31
      7.1.4  No Restraints................................................  A-31
      7.1.5  Tax-Free Reorganization......................................  A-31
      7.1.6  No Burdensome Condition......................................  A-31
 7.2  Conditions of Obligations of Microsoft and Sub....................... A-31
      7.2.1  Representations and Warranties of Company....................  A-31
      7.2.2  Performance of Obligations of Company........................  A-31
      7.2.3  Affiliates...................................................  A-31
      7.2.4  Pooling of Interests; Comfort Letters........................  A-32
      7.2.5  Opinion of Company's Counsel.................................  A-32
 7.3  Conditions of Obligation of Company.................................. A-32
      7.3.1  Representations and Warranties of Microsoft and Sub..........  A-32
      7.3.2  Performance of Obligations of Microsoft and Sub..............  A-32
      7.3.3  Opinion of Microsoft Counsel.................................  A-32

 ARTICLE VIII TERMINATION, AMENDMENT AND WAIVER............................ A-33
 8.1  Termination.......................................................... A-33
 8.2  Effect of Termination................................................ A-33
 8.3  Break-up Fee......................................................... A-33
 8.4  Amendment............................................................ A-34
 8.5  Extension, Waiver.................................................... A-34

 ARTICLE IX GENERAL PROVISIONS............................................. A-34
 9.1   Nonsurvival of Representations, Warranties and Agreements........... A-34
 9.2   Notices............................................................. A-35
 9.3   Interpretation...................................................... A-35
 9.4   Counterparts........................................................ A-36
 9.5   Miscellaneous....................................................... A-36
 9.6   No Joint Venture.................................................... A-36
 9.7   Governing Law....................................................... A-36
 9.8   Specific Performance................................................ A-36

                             INDEX OF DEFINED TERMS

                                       A
Acquisition Transaction.................................................... A-21
affiliate..................................................................  A-4
Affiliate Letters.......................................................... A-28
Affiliates................................................................. A-28
Antitrust Laws............................................................. A-29

                                       B

blue sky...................................................................  A-8
Business Condition.........................................................  A-6

                                       C

Certificate................................................................  A-3
Closing....................................................................  A-1
Closing Date...............................................................  A-1
Code.......................................................................  A-2
Company....................................................................  A-1
Company Business...........................................................  A-6
Company Common Stock.......................................................  A-2
Company Disclosure Schedule................................................  A-6
Company Employee........................................................... A-24
Company Financial Statements...............................................  A-8
Company Incentive and Stock Option Plans...................................  A-7
Company Intellectual Property.............................................. A-12
Company Licensed Intellectual Property..................................... A-13
Company Options............................................................  A-7
Company Owned Intellectual Property........................................ A-13
Company Preferred Stock....................................................  A-7
Company Required Statutory Approvals.......................................  A-8
Company SEC Documents......................................................  A-8
Company Section 16 Insider................................................. A-24
Company Shareholders Meeting............................................... A-23
Company Voting Debt........................................................  A-7
Company's Principal Shareholders........................................... A-24
Competitive Business....................................................... A-25
Condition Satisfaction Date................................................  A-1
Confidentiality Agreement.................................................. A-28
Consents...................................................................  A-8

                                       E

Effective Time.............................................................  A-1
ERISA...................................................................... A-10
Exchange Act...............................................................  A-8
Exchange Agent.............................................................  A-4
Exchange Ratio.............................................................  A-3

                                       G

GAAP.......................................................................  A-8
Governmental Entity........................................................  A-8

                                       H

Hazardous Material......................................................... A-16
HSR Act....................................................................  A-8

                                       I

include.................................................................... A-35
includes................................................................... A-35
including.................................................................. A-35
Indemnified Parties........................................................ A-29

                                       L

Lease...................................................................... A-15
Leases..................................................................... A-15
Liabilities................................................................ A-10

                                       M

Material Adverse Effect....................................................  A-6
Merger.....................................................................  A-1
Merger Consideration.......................................................  A-3
Merger Documents...........................................................  A-1
Microsoft..................................................................  A-1
Microsoft Average Closing Price............................................  A-3
Microsoft Common Stock.....................................................  A-3
Microsoft Disclosure Schedule.............................................. A-16
Microsoft Financial Statements............................................. A-17
Microsoft Options.......................................................... A-16
Microsoft Preferred Stock.................................................. A-16
Microsoft Required Statutory Approvals..................................... A-17
Microsoft SEC Documents.................................................... A-17
multiemployer plan......................................................... A-11

                                       N

Non-U.S. Plans............................................................. A-10

                                       O

Order...................................................................... A-29

                                       P

Plan....................................................................... A-10
plan of reorganization.....................................................  A-2
prohibited transaction..................................................... A-10
Proxy Statement............................................................  A-8
Proxy Statement/Prospectus.................................................  A-8

                                       R

Real Property.............................................................. A-15
Required Statutory Approvals............................................... A-17
Retention Plan............................................................. A-25
Returns.................................................................... A-11

                                       S

S-4........................................................................  A-8
SEC........................................................................  A-8
Securities Act.............................................................  A-4
single-employer plan....................................................... A-11
Stock Option Agreement..................................................... A-29
Sub........................................................................  A-1
Subsidiaries...............................................................  A-3
Subsidiary.................................................................  A-3
Superior Proposal.......................................................... A-21
Surviving Corporation......................................................  A-2

                                       T

tax........................................................................ A-11
taxes...................................................................... A-11
Transition Committee....................................................... A-23

                                       U

U.S. Plans................................................................. A-10

                                       V

Violation..................................................................  A-7

                                       W

WBCA.......................................................................  A-1

                                       Y

Year 2000 Compliant........................................................ A-14

                      AGREEMENT AND PLAN OF REORGANIZATION

   AGREEMENT AND PLAN OF REORGANIZATION, dated as of September 14, 1999 and amended as of October 29, 1999, among Microsoft Corporation, a Washington corporation ("Microsoft"), MovieSub, Inc., a Washington corporation and a wholly-owned subsidiary of Microsoft ("Sub"), and Visio Corporation, a Washington corporation ("Company").

                                   WITNESSETH

   WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the Washington Business Corporation Act (the "WBCA"), Microsoft and Company will enter into a business combination transaction pursuant to which Sub will merge with and into Company (the "Merger");

   WHEREAS, the Board of Directors of Company (i) has determined that the Merger is advisable and fair to, and in the best interests of, Company and its shareholders and has adopted this Agreement, the Merger and the other transactions contemplated by this Agreement and (ii) has recommended the approval of this Agreement by the shareholders of Company;

   WHEREAS, the respective Boards of Directors of Microsoft and Sub have determined that the Merger is advisable and fair to, and in the best interests of, Microsoft and Sub;

   WHEREAS, for United States federal income tax purposes, the Merger is intended to qualify as a reorganization within the meaning of Section 368 of the United States Internal Revenue Code of 1986, as amended; and

   WHEREAS, the parties intend that the Merger shall be accounted for as a "pooling of interests" for financial reporting purposes.

   INTENDING TO BE LEGALLY BOUND, and in consideration of the premises and the mutual representations, warranties, covenants and agreements contained herein, Microsoft, Sub and Company hereby agree as follows:

                              ARTICLE I THE MERGER

1.1 Effective Time of the Merger

   Subject to the provisions of this Agreement, Sub will be merged with and into Company. An Agreement and Plan of Merger, and articles, certificates or other appropriate filing documents (the "Merger Documents") shall be duly prepared, executed and acknowledged by the parties and thereafter delivered to the Secretary of State of Washington, for filing, as provided in the WBCA as soon as practicable on or after the Closing Date (as defined in Section 1.2). The Merger shall become effective upon the filing of the Merger Documents with the Secretary of State of Washington or at such time thereafter as is provided in the Merger Documents (the "Effective Time"). Company acknowledges and agrees that Microsoft will have no obligation to make any payment or issue any securities pursuant to this Agreement until the Merger has been confirmed in writing by the Secretary of State of Washington.

1.2 Closing

   Unless another date or place is agreed to in writing by the parties hereto, the closing of the Merger (the "Closing") will take place at the offices of Preston Gates & Ellis LLP, Seattle, Washington, on a date (the "Closing Date") that is as soon as practicable after, but no later than the third business day after, satisfaction or waiver of the last to be fulfilled of the conditions set forth in Article VII that by their terms are not to occur at the Closing (the date on which such conditions are satisfied or waived being the "Condition Satisfaction Date"); provided, however, that if the Condition Satisfaction Date is prior to December 30, 1999, Microsoft may elect to postpone the Closing Date to a date not later than December 30, 1999 by providing written notice of such election to the Company not later than three business days after the Condition Satisfaction Date; provided, further, that if Microsoft so elects to postpone the Closing Date, then, notwithstanding anything to the contrary contained in Article VII of this Agreement, after the Condition Satisfaction Date, the obligations of each party to effect the Merger shall not be subject to any of the conditions specified in Article VII of this Agreement.

1.3 Effects of the Merger

   At the Effective Time, (i) the separate existence of Sub shall cease and Sub shall be merged with and into Company (Company after the Merger is sometimes referred to herein as the "Surviving Corporation"), (ii) the Articles of Incorporation of Company shall be the Articles of Incorporation of the Surviving Corporation, except that such Articles of Incorporation shall be amended to provide that the authorized capital stock of the Surviving Corporation shall be 1,000 shares of Common Stock, $.01 par value, until duly amended, (iii) the Bylaws of Sub shall be the Bylaws of the Surviving Corporation, (iv) the directors of the Surviving Corporation shall be the directors of Sub immediately prior to the Effective Time, (v) the officers of the Surviving Corporation shall be the officers of Sub immediately prior to the Effective Time, and (vi) the Merger shall, from and after the Effective Time, have all the effects provided by applicable law.

1.4 Tax-Free Reorganization

   The Merger is intended to be a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"), and this Agreement is intended to be a "plan of reorganization" within the meaning of the regulations promulgated under Section 368 of the Code. Each party hereto and its affiliates agree to treat the Merger as a reorganization within the meaning of Section 368 of the Code, and this Agreement is intended to be a "plan of reorganization" within the meaning of the regulations promulgated under Section 368 of the Code, unless and until there is a determination, within the meaning of Section 1313 of the Code that such conclusions are wholly or partially incorrect. Microsoft agrees to act in good faith consistent with the intent of the parties expressed in this provision.

1.5 Accounting Treatment

   The business combination to be effected by the Merger is intended to be treated for accounting purposes as a "pooling of interests." However, Microsoft has reserved the right under this Agreement to cause the Merger to be treated for accounting purposes as a "purchase."

              ARTICLE II EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS, EXCHANGE OF CERTIFICATES

2.1 Effect on Capital Stock

   As of the Effective Time, by virtue of the Merger and without any action (except as provided in Section 4.9) on the part of the holder of any shares of Company common stock, par value $.001 per share ("Company Common Stock"):

 2.1.1 Capital Stock of Sub

   All issued and outstanding shares of capital stock of Sub shall continue to be issued and shall be converted into 1,000 shares of Surviving Corporation Common Stock with the stock certificate of Sub evidencing ownership of such shares of capital stock of the Surviving Corporation.

 2.1.2 Cancellation of Company Common Stock

   All shares of Company Common Stock that are owned directly or indirectly by Company or Microsoft or by any Subsidiary (as defined below) of Company or Microsoft immediately prior to the Merger shall be canceled and no stock of Microsoft or other consideration shall be delivered in exchange therefor. In this Agreement, "Subsidiary" or "Subsidiaries" shall mean an entity of which an amount of the voting securities, or other voting ownership or voting partnership interests of which is sufficient to elect a majority of its board of directors or other governing body (or, if there are no such interests, 50% or more of the equity interests of which) is owned directly or indirectly by Company. All Subsidiaries of Company are identified in the Company Disclosure Schedule (as defined in Section 3.1). All references to Company, unless otherwise indicated shall include each of Company's Subsidiaries.

 2.1.3 Conversion of Company Common Stock

   Each issued and outstanding share of Company Common Stock (other than shares to be canceled pursuant to Section 2.1.2 and dissenting shares as described in
Section 2.1.5) shall be converted, without any action on the part of the holders thereof, into the right to receive .45 shares (the "Exchange Ratio") of common stock, par value $0.0000125 per share, of Microsoft (the "Microsoft Common Stock") (the "Merger Consideration"). All such shares of Company Common Stock shall no longer be outstanding and shall cease to exist, and each certificate (a "Certificate") previously representing any such shares shall represent only the right to receive (i) whole shares of Microsoft Common Stock and (ii) cash in lieu of fractional shares, in each case as provided by this
Section 2.1.

 2.1.4 Adjustments of Exchange Ratio

   If, between the date of this agreement and the Effective Time, the outstanding shares of Microsoft Common Stock or Company Common Stock shall have been changed into a different number of shares or a different class or series or otherwise changed by reason of any reclassification, recapitalization, split-up, stock dividend, stock combination, exchange of shares or readjustment or similar transaction, the Exchange Ratio shall be correspondingly adjusted.

 2.1.5 Dissenters' Rights

   Notwithstanding any provision of this Agreement to the contrary, each outstanding share of Company Common Stock, the holder of which has demanded and perfected such holder's right to dissent from the Merger and to be paid the fair value of such shares in accordance with Sections 23B.13.010 et seq. of the WBCA and, as of the Effective Time, has not effectively withdrawn or lost such dissenters' rights, shall not be converted into or represent a right to receive the Merger Consideration, but the holder thereof shall be entitled only to such rights as are granted by the WBCA. Company shall give Microsoft (i) prompt written notice of any notice of intent to demand fair value for any shares of Company Common Stock, withdrawals of such notices, and any other instruments served pursuant to the WBCA or any other provisions of Washington law and received by the Company, and (ii) the opportunity to conduct jointly all negotiations and proceedings with respect to demands for fair value for shares of Company Common Stock under the WBCA. Company shall not, except with the prior written consent of Microsoft, voluntarily make any payment with respect to any demands for fair value for shares of Company Common Stock or offer to settle or settle any such demands.

 2.1.6 Fractional Shares

   No fractional shares of Microsoft Common Stock shall be issued in the Merger and such fractional interests shall not entitle the owner thereof to vote. In lieu of any fractional share, each holder of shares of Company Common Stock who would otherwise be entitled to receive a fraction of a share of Microsoft Common Stock will be entitled to receive from Microsoft an amount of cash, without interest, equal to the Microsoft Average Closing Price (as defined below) multiplied by the fraction of a share of Microsoft Common Stock to which such holder would otherwise be entitled. The "Microsoft Average Closing Price" shall mean the average closing price of the Microsoft Common Stock as publicly reported for the NASDAQ National Market System as of 4:00 p.m. Eastern Time over the last 20 trading days ending on the fifth trading day prior to the Closing Date.

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2.2 Exchange of Certificates

 2.2.1 Exchange Agent

   Prior to the Closing Date, Microsoft shall appoint ChaseMellon Shareholder Services, LLC, or other bank or trust company reasonably satisfactory to Company, to act as exchange agent (the "Exchange Agent") in the Merger.

 2.2.2 Microsoft to Provide Common Stock and Cash

   As promptly as practicable after the Effective Time, Microsoft shall make available to the Exchange Agent the certificates representing whole shares of Microsoft Common Stock issued pursuant to Section 2.1 in exchange for outstanding shares of Company Common Stock and, from time to time, cash for payment in lieu of fractional shares.

 2.2.3 Exchange Procedures

   As soon as practicable after the Effective Time, Microsoft shall cause the Exchange Agent to mail to each holder of record as of the Effective Time of a Certificate or Certificates, (i) a letter of transmittal (which shall be in customary form and specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing Microsoft Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with a duly executed letter of transmittal and such other documents as the Exchange Agent shall require, the holder of such Certificate shall be entitled to receive in exchange therefor the number of whole shares of Microsoft Common Stock to which the holder of Company Common Stock is entitled pursuant to Section 2.1 hereof plus cash in lieu of fractional shares as provided in Section 2.1.6. The Certificate so surrendered shall forthwith be canceled. Notwithstanding any other provision of this Agreement, until holders of Certificates have surrendered them for exchange as provided herein, (i) no dividends or other distributions shall be paid with respect to any shares represented by such Certificates and no payment for fractional shares shall be made, and (ii) without regard to when such Certificates are surrendered for exchange as provided herein, no interest shall be paid on any dividends or other distributions or any payment for fractional shares. Upon surrender of a Certificate, there shall be paid to the holder of such Certificate the amount of any dividends or other distributions which theretofore became payable, but which were not paid by reason of the foregoing, with respect to the number of whole shares of Microsoft Common Stock represented by the certificate or certificates issued upon such surrender. If any certificate for Microsoft Common Stock is to be issued in a name other than in which the Certificate surrendered in exchange therefore is registered, it shall be a condition of such exchange that the person requesting such exchange pay any transfer or other taxes required by reason of the issuance of certificates for such shares of Microsoft Common Stock in a name other than that of the registered holder of the Certificate surrendered, or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. In connection with its undertakings pursuant to this Section 2.2.3, the Exchange Agent shall be entitled to withhold any income taxes as required by the Code.

 2.2.4 No Further Ownership Rights in Company Common Stock

   All Microsoft Common Stock delivered upon the surrender for exchange of shares of Company Common Stock in accordance with the terms hereof shall be deemed to have been delivered in full satisfaction of all rights pertaining to such shares of Company Common Stock. After the Effective Time there shall be no transfers on the stock transfer books of Company of shares of Company Common Stock. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II. Certificates surrendered for exchange by any person constituting an "affiliate" of Company for purposes of Rule 145(c) under the Securities Act of 1933, as amended (the "Securities Act"), or for purposes of preserving pooling of interests accounting treatment for the Merger shall not be exchanged until Microsoft receives a written agreement from such persons as provided by Section 6.6.

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 2.2.5 Return to Microsoft

   Any Microsoft Common Stock and any cash in lieu of fractional share interests made available to the Exchange Agent and not exchanged for Certificates within one year after the Effective Time and any dividends and distributions held by the Exchange Agent for payment or delivery to the holders of unsurrendered Certificates representing Company Common Stock and unclaimed at the end of such one year period shall be redelivered or repaid by the Exchange Agent to Microsoft, after which time any holder of Certificates who has not theretofore delivered or surrendered such Certificates to the Exchange Agent, subject to applicable law, shall look as a general creditor only to Microsoft for payment of the Microsoft Common Stock, cash in lieu of fractional shares, and any such dividends or distributions. Notwithstanding any provision of this Agreement, none of Microsoft, the Exchange Agent, the Surviving Corporation or any other party hereto shall be liable to any holder of Company Common Stock for any Microsoft Common Stock, cash in lieu of fractional shares or dividends or distributions delivered to a public official pursuant to applicable abandoned property, escheat or similar law.

2.3 Company Options

 2.3.1 Assumption by Microsoft

   At the Effective Time, each of the then outstanding Company Options (as defined in Section 3.1.2) shall, by virtue of the Merger and at the Effective Time, and without any further action on the part of any holder thereof, be assumed by Microsoft and converted into an option to purchase that number of shares of Microsoft Common Stock determined by multiplying the number of shares of Company Common Stock subject to such Company Option at the Effective Time by the Exchange Ratio, at an exercise price per share of Microsoft Common Stock equal to the exercise price per share of such Company Option immediately prior to the Effective Time divided by the Exchange Ratio. If the foregoing calculation results in an assumed Company Option being exercisable for a fraction of a share of Microsoft Common Stock, then the number of shares of Microsoft Common Stock subject to such option shall be rounded to the nearest whole number of shares. Continuous employment with Company or any Company Subsidiaries shall be credited to the optionee for purposes of determining the vesting of the number of shares of Microsoft Common Stock subject to exercise under the optionee's converted Company Option after the Effective Time. Except as provided in this Section 2.3.1, each Company Option assumed by Microsoft hereunder shall be exercisable upon, and otherwise be subject to, the same terms and conditions as under the applicable Company Incentive and Stock Option Plan (as defined in Section 3.1.2), the applicable option agreement issued thereunder and any other plan or agreement pertaining to the exercisability or any other term of such Company Option. Notwithstanding anything in this Section
2.3.1 to the contrary, the Company Options shall be assumed by Microsoft in such a manner that Microsoft (i) is a corporation "assuming a stock option in a transaction to which Section 424(a) applies" within the meaning of Section 424 of the Code and the regulations thereunder or (ii) to the extent that Section 424 of the Code does not apply to any such Company Options, would be such a corporation were Section 424 of the Code applicable to such Company Options.

 2.3.2 Registration

   Microsoft shall cause the shares of Microsoft Common Stock issuable upon exercise of the assumed Company Options to be registered, or to be issued pursuant to a then effective registration statement, as soon as practicable after the Effective Time, but in no event later than 10 days after the Effective Time, on Form S-8 promulgated by the SEC or, in the event that Form S-8 is not available under the applicable rules and regulations of the SEC for shares of Microsoft Common Stock, on Form S-3 promulgated by the SEC for the portion of such shares not registrable on Form S-8, and shall use its commercially reasonable best efforts to maintain the effectiveness of such registration statement or registration statements for so long as such assumed Company Options remain outstanding. With respect to those individuals who subsequent to the Merger will be subject to the reporting requirements under
Section 16(a) of the Exchange Act (as defined in Section 4.12.2), Microsoft shall administer Company Options assumed pursuant to this Section 2.3 in a manner that complies with Rule 16b-3 promulgated by the SEC under the Exchange Act, but shall have no responsibility for such compliance by Company or its predecessors.

 2.3.3 Notice; Reservation of Shares

   As soon as practicable after the Effective Time, Microsoft shall deliver to each holder of an assumed Company Option an appropriate notice setting forth such holder's rights pursuant thereto. Microsoft shall comply with the terms of all such Company Options and shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Microsoft Common Stock for delivery upon exercise of the assumed Company Options.

2.4 Employee Stock Purchase Plan

   Company shall cause its 1995 Employee Stock Purchase Plan to be terminated as of the day immediately prior to the Effective Time, and all funds which have been withheld from the wages of Company's employees for the purchase of Company Common Stock as of such time shall be applied to a final purchase thereunder.

                   ARTICLE III REPRESENTATIONS AND WARRANTIES

3.1 Representations and Warranties of Company

   Except as disclosed in the Company SEC Documents (as defined below) or in a Disclosure Schedule which identifies by section number the section and subsection to which such disclosure relates (provided, however, that Company shall be deemed to have adequately disclosed with respect to any section or subsection any matters that are clearly described elsewhere in such document if a reader(s) who has not been actively involved in Company but is generally familiar with the software development industry can understand the applicability of such disclosure to such non-referenced sections or subsections) and is delivered by Company to Microsoft concurrently with the execution of this Agreement (the "Company Disclosure Schedule"), whether or not the Company Disclosure Schedule is referred to in a specific section or subsection and except as specifically provided for in this Agreement or any agreement attached as an Exhibit hereto, Company represents and warrants to Microsoft and Sub as follows:

 3.1.1 Organization, Standing and Power

     Each of Company and its Subsidiaries is an entity duly organized, validly existing and in good standing, as applicable under the laws of its jurisdiction of incorporation or organization has all requisite power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which it owns, leases or operates its properties or conducts its businesses so as to require such qualification, except where the failure to be so organized, existing, qualified or in good standing or to have such corporate or other applicable power and authority have not had, and would not have, a Material Adverse Effect (as hereinafter defined) on the Business Condition (as hereinafter defined) of Company. As used in this Agreement, "Business Condition" with respect to any entity shall mean the financial condition and results of operations (without giving effect to the consequences of the transactions contemplated by this Agreement) of such entity and its Subsidiaries taken as a whole. For the purposes of this Agreement, the term "Material Adverse Effect" means material adverse effect other than resulting from (i) changes attributable to conditions affecting the Company Business generally or the software industry generally, (ii) changes in general economic, political or regulatory conditions, (iii) changes attributable to the announcement or pendency of the Merger, or the other transactions contemplated hereby, or (iv) with respect to Company, litigation arising from allegations of a breach of fiduciary duty relating to this Agreement. Company has made available to Microsoft complete and correct copies of the Certificate or Articles of Incorporation, Bylaws, and minutes of each meeting of the board (and each committee thereof) of directors of Company and each of its Subsidiaries, in each case, as amended to the date hereof. "Company Business" means the business generally related to the development and sale of software for business diagramming, technical drawing and information technology design and documentation together with all other Company assets dedicated to such business.

 3.1.2 Capital Structure

   The authorized capital stock of Company consists of 200,000,000 shares of Company Common Stock of which 30,213,572 were outstanding as of September 10, 1999 and 40,000,000 shares of Preferred Stock (the "Company Preferred Stock"), of which none are outstanding as of the date hereof and none of which are held by Subsidiaries of Company. In addition, as of September 10, 1999 there were 4,494,597 shares of Company Common Stock issuable upon the exercise of outstanding stock options ("Company Options") under the 1995 Nonemployee Director Stock Option Plan, the 1995 Long-Term Incentive Compensation Plan, the 1990 Stock Option Plan and any other stock option plans and other options (together with the 1995 Employee Stock Purchase Plan, the "Company Incentive and Stock Option Plans"). All outstanding shares of Company Common Stock are, and any shares of Company Common Stock issued upon exercise of any Company Options will be, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, validly issued, fully paid, nonassessable and not subject to any preemptive rights, or to any agreement to which Company or any of its Subsidiaries is a party or by which Company or any of its Subsidiaries may be bound other than agreements pursuant to which Company has the right to repurchase shares of Company Common Stock. Except for the shares of Common Stock issuable upon the exercise of Company Options, there are not any options, warrants, calls, conversion rights, commitments, agreements, contracts, understandings, restrictions, arrangements or rights of any character to which Company or any Subsidiary of Company is a party or by which any of them may be bound obligating Company or any Subsidiary of Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the capital stock of Company or of any Subsidiary of Company or obligating Company or any Subsidiary of Company to grant, extend or enter into any such option, warrant, call, conversion right, commitment, agreement, contract, understanding, restriction, arrangement or right. Company does not have outstanding any bonds, debentures, notes or other indebtedness the holders of which have the right to vote (or convertible or exercisable into securities having the right to vote) with holders of Company Common Stock on any matter ("Company Voting Debt"). Company is the owner, directly or indirectly, of all outstanding shares of capital stock of each of its Subsidiaries free and clear of all liens, pledges, security interests, claims or other encumbrances and all such shares are duly authorized, validly issued, fully paid and nonassessable.

 3.1.3 Authority

   Company has all requisite corporate power and authority to enter into this Agreement and subject, in the case of this Agreement, to approval of this Agreement by the shareholders of Company and the Company Required Statutory Approvals (as defined below), to consummate the transactions contemplated hereby. The execution and delivery by Company of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Company, including the unanimous approval of the Board of Directors of Company, subject only to approval of this Agreement by the shareholders of Company. This Agreement has been duly executed and delivered by Company and assuming the due authorization, execution and delivery by Microsoft and Sub, constitutes a valid and binding obligation of Company enforceable in accordance with its terms, except that such enforceability may be subject to (i) bankruptcy, insolvency, reorganization or other similar laws relating to enforcement of creditors' rights generally and (ii) general equitable principles. Subject to the satisfaction of the conditions set forth in Sections 7.1 and 7.3, the execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not, conflict with or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or the creation of a lien, pledge, security interest, charge or other encumbrance on assets (any such conflict, violation, default, right, loss or creation being referred to herein as a "Violation") pursuant to (i) any provision of the Articles of Incorporation or Bylaws of Company or the comparable governing instruments of any Subsidiary or (ii) any loan or credit agreement, note, bond, mortgage, indenture, contract, lease, or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Company or any Subsidiary of Company or their respective properties or assets, other than, in the case of (ii), any such Violation which individually or in the aggregate would not have a Material Adverse Effect on the Business Condition of Company. No consent, approval, order or authorization of or registration, declaration or filing with or exemption by (collectively "Consents"), any court, administrative agency or commission or other governmental authority or instrumentality, whether domestic or foreign (each a "Governmental Entity"), is required by or with respect to Company in connection with the execution and delivery of this Agreement or the consummation by Company of the transactions contemplated hereby, except for Consents, if any, relating to (i) the filing of a premerger notification report and all other required documents by Microsoft and Company, and the expiration of all applicable waiting periods, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (ii) any filings with the Securities and Exchange Commission (the "SEC") including such reports and information as may be required under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Securities Act and the rules and regulations promulgated by the SEC under the Exchange Act or the Securities Act and the declaration of the effectiveness of the S-4 (as defined in Section 3.1.5) by the SEC, (iii) such filings, authorizations, orders and approvals as may be required under foreign laws, state securities laws and the NASD Bylaws or "blue sky" laws, and
(iv) the filing of the Merger Documents with the Secretary of State of the State Washington (the filings and approvals referred to in clauses (i) through (iii) are collectively referred to as the "Company Required Statutory Approvals") and except for such other Consents which if not obtained or made would not have a Material Adverse Effect on the Business Condition of Company.

 3.1.4 SEC Documents and Financial Statements

   Company has filed all forms, reports and documents required to be filed by it with the SEC since November 30, 1995 through the date of this Agreement (collectively, the "Company SEC Documents"). As of their respective filing dates, the Company SEC Documents complied in all material respects with the requirements of the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Documents, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of their respective filing dates, the financial statements of Company included in the Company SEC Documents (the "Company Financial Statements") complied as to form in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and were prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied (except as may be indicated in the notes thereto) and fairly presented, in all material respects, the consolidated financial position of Company and its Subsidiaries as at the dates thereof and the results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal, recurring audit adjustments not material in scope or amount). There has been no change in Company's accounting policies or the methods of making accounting estimates or changes in estimates that are material to Company Financial Statements, except as described in the notes thereto.

 3.1.5 Information Supplied

   None of the information supplied or to be supplied by Company or its Subsidiaries, auditors, attorneys, financial advisors or other consultants or advisors for inclusion in (i) the registration statement on Form S-4, and any amendment thereto, to be filed under the Securities Act with the SEC by Microsoft in connection with the issuance of the Microsoft Common Stock in or as a result of the Merger (the "S-4"), or (ii) the proxy statement and any amendment or supplement thereto to be distributed in connection with Company's meetings of shareholders to vote upon this Agreement and the transactions contemplated hereby (the "Proxy Statement" and, together with the prospectus included in the S-4, the "Proxy Statement/Prospectus") will, in the case of the Proxy Statement and any amendment or supplement thereto, at the time of the mailing of the Proxy Statement and any amendment or supplement thereto, and at the time of the meeting of shareholders of Company to vote upon this Agreement and the transactions contemplated hereby, or, in the case of the S-4, as amended or supplemented, at the time it becomes effective and at the time of any post-effective amendment thereto and at the time of the meeting of shareholders of Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they are made, not misleading or necessary to correct any statement in any earlier filing with the SEC of such Proxy Statement/Prospectus or any amendment or supplement thereto or any earlier communication (including the Proxy Statement/Prospectus) to shareholders of Company with respect to the transactions contemplated by this Agreement.

 3.1.6 No Defaults

   Neither Company nor any Subsidiary of Company is, or has received notice that it would be with the passage of time, in default or violation of any term, condition or provision of (i) the Articles of Incorporation or Bylaws of Company or any comparable governing instrument of any Subsidiary of Company,
(ii) any judgment, decree or order applicable to Company or any Subsidiary of Company or (iii) any loan or credit agreement, note, bond, mortgage, indenture, contract, agreement, lease, license or other instrument to which Company or any Subsidiary of Company is now a party or by which it or any of its properties or assets may be bound, except for defaults and violations which, individually or in the aggregate, would not have a Material Adverse Effect on the Business Condition of Company.

 3.1.7 Litigation

   There is no claim, action, suit or proceeding pending or, to the knowledge of Company, threatened, which would, if adversely determined, individually or in the aggregate, have a Material Adverse Effect on the Business Condition of Company, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Company or any of its Subsidiaries having, or which, insofar as reasonably can be foreseen, in the future would have, any Material Adverse Effect on the Business Condition of Company. There is no investigation pending or, to the knowledge of Company, threatened against Company or any Subsidiary of Company, before any foreign, federal, state, municipal or other governmental department, commission, board, bureau, agency, instrumentality or other Government Entity which would have a Material Adverse Effect on the Business Condition of Company. To the Company's knowledge, the Company Disclosure Schedule sets forth, with respect to any pending action, suit, proceeding, or investigation to which Company or any of its Subsidiaries is a party (other than (i) cases involving the collection of monies owed to Company or in the ordinary course of business or (ii) trademark infringement or anti-piracy actions in the ordinary course of business in which Company is the plaintiff), the forum, the parties thereto, the subject matter thereof, and the amount of damages claimed.

 3.1.8 No Material Adverse Change

   Since October 3, 1998 through the date hereof, Company and its Subsidiaries have conducted their respective businesses in the ordinary course and there has not been: (i) any Material Adverse Effect on the Business Condition of Company or any development or combination of developments of which management of Company has knowledge which is reasonably likely to result in such an effect;
(ii) any damage, destruction or loss, whether or not covered by insurance, having a Material Adverse Effect on the Business Condition of Company; (iii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to the capital stock of Company; (iv) any material increase or change in the compensation or benefits payable or to become payable by Company or any Subsidiary to their employees in the aggregate, except in the ordinary course of business consistent with past practice; (v) any acquisition or sale of a material amount of property of Company or any of its Subsidiaries, except in the ordinary course of business and which would not have a Material Adverse Effect on the Business Condition of Company; (vi) any material increase or modification in any bonus, pension, insurance or other employee benefit plan, payment or arrangement made to, for, or with its employees in the aggregate; or (vii) the granting of stock options, restricted stock awards, stock bonuses, stock appreciation rights and similar equity based awards other than consistent with Company's past practices and which will not result in a compensation charge against earnings or the loss of deductions for federal or state income tax purposes.

 3.1.9 Absence of Undisclosed Liabilities

   Company and its Subsidiaries, taken as a whole, have no liabilities or obligations (whether absolute, accrued or contingent) except (i) liabilities, obligations or contingencies ("Liabilities") that are accrued or reserved against in the consolidated balance sheet of Company and its Subsidiaries as of October 3, 1998 or reflected in the notes thereto or disclosed in the financial statements of Company filed as a part of the Company SEC Documents, (ii) Liabilities that would not have a Material Adverse Effect on the Business Condition of Company, or (iii) additional Liabilities reserved against since October 3, 1998 that (x) have arisen in the ordinary course of business and (y) are accrued or reserved against on the books and records of Company and its Subsidiaries.

 3.1.10 No Violations

   The businesses of Company and its Subsidiaries are not being conducted in violation of, or in a manner which could cause liability under any applicable law, rule or regulation, judgment, decree or order of any Governmental Entity, except for any violations or practices, which, individually or in the aggregate, have not had and will not have a Material Adverse Effect on the Business Condition of Company.

 3.1.11 Certain Agreements

   Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including, without limitation, severance, unemployment compensation, parachute payment, bonus or otherwise) becoming due to any director, employee or independent contractor of Company or its Subsidiaries, from Company or any of its Subsidiaries under any Plan (as hereinafter defined), agreement or otherwise,
(ii) materially increase any benefits otherwise payable under any Plan or agreement, or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

 3.1.12 Employee Benefit Plans

   Each material employee benefit plan ("Plan") covering active, former or retired employees of Company and any of its Subsidiaries that is subject to U.S. law ("U.S. Plans") is listed in the Company Disclosure Schedule. With respect to each U.S. Plan, Company has provided to Microsoft a copy of each such Plan, and where applicable, any related trust agreement, annuity or insurance contract and, where applicable, all annual reports (Form 5500) filed with the IRS. With respect to each Plan that is not subject to U.S. law ("Non-U.S. Plans"), Company shall provide to Microsoft a copy of such Plan and, where applicable, any related trust agreement, annuity or insurance contract, as soon as practicable after the date hereof. To the extent applicable, each U.S. Plan complies in all material respects with the requirements of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the Code, and any U.S. Plan intended to be qualified under Section 401(a) of the Code has been determined by the IRS to be so qualified and has remained tax-qualified to this date and its related trust is tax-exempt and has been so since its creation. No U.S. Plan is covered by Title IV of ERISA or Section 412 of the Code. No material "prohibited transaction," as defined in ERISA Section 406 or Code Section 4975 has occurred with respect to any U.S. Plan. Each U.S. Plan has been maintained and administered in all material respects in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to ERISA and the Code, which are applicable to such U.S. Plans. There are no pending or reasonably anticipated material claims against or otherwise involving any of the U.S. Plans and no suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of Plan activities) has been brought against or with respect to any U.S.

Plan. All material contributions, reserves or premium payments to U.S. Plans, accrued to the date hereof have been made or provided for. Company has not incurred any material liability under Subtitle C or D of Title IV of ERISA with respect to any "single-employer plan," within the meaning of
Section 4001(a)(15) of ERISA, currently or formerly maintained by Company, or any entity which is considered one employer with Company under Section 4001 of ERISA. Company has not incurred, and will not incur as a result of the transactions contemplated by this Agreement, any withdrawal liability under Subtitle E of Title IV of ERISA with respect to any "multiemployer plan," within the meaning of Section 4001(a)(3) of ERISA. Company has no obligation for retiree health and life benefits under any U.S. Plan, except as required to avoid excise taxes under Section 4980(B) of the Code. There are no restrictions on the rights of Company to amend or terminate any U.S. Plan without incurring any liability thereunder (other than any liability for accrued benefits thereunder). Company has not engaged in, nor is it a successor to, an entity that has engaged in, a transaction described in ERISA Section 4069. There have been no amendments to, written interpretation of, or announcement (whether or not written) by Company relating to, or change in employee participation or coverage under, any U.S. Plan that would increase materially the expense of maintaining such Plan above the level of expense incurred in respect thereof for the year ended December 31, 1998. Neither Company nor any of its ERISA affiliates have any current or projected liability in respect of post-employment or post-retirement welfare benefits for retired or former employees of Company. No tax under Section 4980B of the Code has been incurred in respect of any U.S. Plan that is a group health plan, as defined in Section 5000(b)(1) of the Code. Each Non-U.S. Plan has been maintained and administered in all material respects in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations that are applicable to such Non-U.S. Plan. Each Non-U.S. Plan that is required by contract or under applicable local law to be funded has been funded to the extent required and if and to the extent any Non-U.S. Plan is not funded, the unfunded obligations under such Non-U.S. Plan are reflected on the books and records of the entity maintaining the plan.

 3.1.13 Major Contracts

   As of the date of this Agreement, all of Company's "material contracts" as such term is defined under Item 601 of Regulation S-K, have been filed under the Exchange Act. Except to the extent that such agreements have expired by their own terms, each agreement disclosed by Company under the Exchange Act is in full force and effect, except where the failure to be in full force and effect would not have a Material Adverse Effect on the Business Condition of Company. None of the parties to any of such agreements have terminated, except when such agreements have expired under their own terms, or, to the Company's knowledge, in any way expressed an intent to terminate or otherwise materially modify such agreements in the future. Company has provided to Microsoft lease documents for any real or personal property in which the amount of payments that Company is required to make on an annual basis exceeds $100,000 and that have not been filed as an exhibit to any Company SEC Documents.

 3.1.14 Taxes

   For the purposes of this Agreement, the terms "tax" and "taxes" shall include all federal, state, local and foreign taxes, assessments, duties, tariffs, registration fees, and other governmental charges including without limitation all income, franchise, property, production, sales, use, payroll, license, windfall profits, severance, withholding, excise, gross receipts and other taxes, as well as any interest, additions or penalties relating thereto and any interest in respect of such additions or penalties. Company and each of its Subsidiaries has timely filed (or caused to be filed), taking into account all extensions, all material federal, state, local and foreign tax returns, reports and information statements ("Returns") required to be filed by each of them, which returns, reports and statements are true, correct and complete in all material respects, and paid or accrued all material taxes shown as due on such returns, reports and statements. Company and each of its Subsidiaries has fully accrued in accordance with GAAP all material unpaid taxes in respect of all periods (or the portion of any such periods) subsequent to the periods covered by such returns). Company has received no written notice of any claimed, proposed or assessed material deficiencies or adjustments for any tax, nor to the best of Company's knowledge, have any such deficiencies or adjustments been threatened. Company and its Subsidiaries are not subject to any ongoing tax audit or examination nor, to the best of Company's knowledge, are such audits or examinations pending or threatened, and Company has not waived or entered into any other agreement with respect to any statute of limitation with respect to the assessment of any tax.

   Company has made available to Microsoft true and correct copies of all U.S. Returns for the fiscal years 1996, 1997 and 1998 reasonably requested by Microsoft. Company covenants to provide to Microsoft at its reasonable request true and correct copies of all tax returns, information, statements, reports, work papers and other tax data as soon as practicable after the date hereof. No consent or agreement has been made under Section 341 of the Code by or on behalf of Company or any predecessor thereof. Other than interests in certain leasehold improvements, Company has no interests in real estate in the State of Washington, the transfer or disposition of which would give rise to Washington State real estate excise tax.

   Company has withheld all taxes required to be withheld in respect of wages, salaries and other payments to all employees, officers and directors and timely paid all such amounts withheld to the proper taxing authority. Neither the Company nor the Subsidiaries are parties to any tax sharing agreements and neither the Company nor any of the Subsidiaries have been members of any affiliated group for federal income tax purposes other than the one of which they are currently a member. The Company does not have an "overall foreign loss" as defined in Section 904(f) of the Code. Prior to the Merger, the use of any net operating loss carryover, net capital loss carryover, unused investment credit or other credit carryover of the Company is not subject to any limitation pursuant to Section 382 of the Code or otherwise. The Company is not and has never been a real property holding corporation within the meaning of
Section 897 of the Code. Neither Company nor any Subsidiary has participated in, or cooperated with, an international boycott within the meaning of
Section 999 of the Code. There are no material liens for taxes upon the assets of Company or its Subsidiaries except for taxes that are not yet payable. The Company Disclosure Schedule contains a list of all states or foreign jurisdictions where the Company believes it or any Subsidiary is required to file Returns.

   Neither Company nor any Subsidiary of Company is a party to any agreement, contract, or arrangement that would result in the payment of any "excess parachute payment" within the meaning of Section 280G of the Code. None of Company or any Subsidiary is "tax exempt use property" within the meaning of
Section 168(h) of the Code. None of the assets of Company or of any Subsidiary secures any debt the interest on which is tax exempt under Section 103 of the Code.

   To the knowledge of Company, there are no facts or circumstances relating to the Company including any covenants or undertakings of the Company pursuant to this Agreement, that would prevent Shearman & Sterling from delivering the opinion referred to in Section 7.1.5 as of the date hereof.

 3.1.15 Interests of Officers

   None of Company's officers or directors has, nor to the knowledge of Company does any officer or director of any Subsidiary have, any material interest in any property, real or personal, tangible or intangible, including inventions, copyrights, trademarks or trade names, used in or pertaining to the business of Company or that of its Subsidiaries, or any supplier, distributor or customer of Company or its Subsidiary, except, in the case of Company, for the normal rights of a shareholder, and except for rights under existing employee benefit plans.

 3.1.16 Technology and Intellectual Property Rights

   (a) "Company Intellectual Property" shall mean:

     (i) all patents, trademarks, trade names, service marks, domain names, copyrights and any renewal rights, applications and registrations for any of the foregoing, and all trade dress, schematics, technology, trade secrets, know-how, moral rights and computer software programs or applications (in both source and object code form) owned by Company; and

     (ii) all license rights in any third party intellectual property, proprietary or personal rights, documentation, or tangible or intangible property, including without limitation the types of intellectual property and tangible and intangible proprietary information described in (i) above; that are being, and/or have been, used in, or are currently under development for use in, and are material to, the business of Company as it has been, is currently or is currently anticipated to be (up to the Closing), conducted. Company Intellectual Property described in clause (i) above is referred to herein as "Company Owned Intellectual Property" and Company Intellectual Property described in clause (ii) above is referred to herein as "Company Licensed Intellectual Property". Unless otherwise noted, all references to "Company Intellectual Property" shall include both Company Owned Intellectual Property and Company Licensed Intellectual Property.

   (b) The Company Disclosure Schedule lists: (i) all patents, registered copyrights, trademarks, and service marks and any applications and registrations for any of the foregoing, that are included in the Company Owned Intellectual Property; (ii) all software products and services that are currently published, offered, or under development by Company and scheduled to be commercially released within six months of the date hereof; (iii) licenses and sublicenses of Company Owned Intellectual Property that are material to the business of Company as it has been, is currently or is currently anticipated to be (up to the Closing), conducted; (iv) all Company Licensed Intellectual Property (other than license agreements for standard "shrink wrapped, off the shelf," commercially available, third party products used by the Company); and
(v) any obligations of exclusivity, non-competition, non-solicitation, or first negotiation to which Company is subject under any agreement that does not fall within the ambit of (iii) or (iv) above and that are either material to Company's business or that to Company's knowledge could reasonably be expected to be materially adverse to Microsoft's business.

   (c) Each item of the Company Intellectual Property is either: (i) owned by Company, (ii) in the public domain, or (iii) rightfully used by Company pursuant to a valid license or other agreement. Company has all rights in the Company Intellectual Property reasonably necessary to carry out Company's current, and anticipated future (up to the Closing) activities and has or had during the relevant period all rights in the Company Intellectual Property reasonably necessary to carry out Company's former activities. All software and firmware listings that are part of the Company Owned Intellectual Property are commented in accordance with a reasonable developer standard.

   (d) Company is not, nor as a result of the execution or delivery of this Agreement, or performance of Company's obligations hereunder, will Company be, in violation of any license, sublicense or other agreement relating to the Company Intellectual Property or of any non-disclosure agreement to which Company is a party or otherwise bound, except for any such violations that would not have a Material Adverse Effect on the Business Condition of Company.

   (e) Except pursuant to the terms of the agreements listed in the Company Disclosure Schedule, Company is not obligated to provide any financial consideration or other material consideration to any third party, nor is any third party otherwise entitled to any financial consideration or other material consideration, with respect to any exercise of rights by Company or its successors in the Company Intellectual Property contained in Company's current products as listed on the Company Disclosure Schedule or in the Company Intellectual Property contained in any Company web site.

   (f) The use, reproduction, modification, distribution, licensing, sublicensing, sale, or any other exercise of rights in any Company Owned Intellectual Property by Company or its licensees, does not infringe any copyright, patent, trade secret, trademark, service mark, trade name, firm name, logo, trade dress, moral right, other intellectual property right, right of privacy, right of publicity or right in personal or other data of any person, except for any such violations that would not have a Material Adverse Effect on the Business Condition of Company. Further, to the knowledge of Company, the use, reproduction, modification, distribution, licensing, sublicensing, sale, or any other exercise of rights in any Company Licensed Intellectual Property or any other authorized exercise of rights in or to the Company Licensed Intellectual Property by Company or its licensees does not infringe any copyright, patent, trade secret, trademark, service mark, trade name, firm name, logo, trade dress, moral right, other intellectual property right, right of privacy, right of publicity or right in personal or other data of any person, except for any such violations that would not have a Material Adverse Effect on the Business Condition of Company. No claims (i) challenging the validity, enforceability, or ownership by Company of any of the Company Owned Intellectual Property or (ii) to the effect that the use, reproduction, modification, manufacturing, distribution, licensing, sublicensing, sale or any other exercise of rights in any Company Owned Intellectual Property by Company or its licensees infringes any intellectual property or other proprietary or personal right of any person, have been asserted or, to the knowledge of Company, are threatened by any person. To the knowledge of Company, there is no unauthorized use, infringement or misappropriation of any of the Company Owned Intellectual Property by any third party, employee or former employee.

   (g) No parties other than Company possess any current or contingent rights to any source code that is part of the Company Owned Intellectual Property (including, without limitation, through any escrow account).

   (h) Company's standard practice is to secure from all parties who have created any material portion of, or otherwise have any material rights in or to, the Company Owned Intellectual Property written assignments or licenses of any such work or other rights to Company.

   (i) Company has provided Microsoft with a copy of or access to all material support and maintenance agreements relating to Company Owned Intellectual Property or to which Company is a party as to Company Licensed Intellectual Property.

   (j) To the knowledge of Company, Company has obtained written agreements from all employees and third parties with whom Company has shared confidential information (i) of Company, or (ii) received from others which Company is obligated to treat as confidential, which agreements require such employees and third parties to keep such information confidential.

   (k) Company's practices regarding the collection and use of consumer personal information are in accordance in all material respects with Company's privacy policy as published on its website.

   (l) Any Company Owned Intellectual Property is, and any products manufactured and commercially released by Company or currently under development, are Year 2000 Compliant in all material respects and will not cease to be Year 2000 Compliant in any material respect at any time prior to, during or after the calendar year 2000. To Company's knowledge, the Company Licensed Intellectual Property material to the operation of Company is Year 2000 Compliant in all material respects and will not cease to be Year 2000 Compliant in any material respect at any time prior to, during or after the calendar year 2000. For the purposes of this Agreement, "Year 2000 Compliant" means that neither the performance nor the functionality of the applicable Company Intellectual Property or applicable product is or will be materially affected by dates prior to, during or after the calendar year 2000 AD.

 3.1.17 Opinion of Financial Advisor

   Company has received the opinion of Morgan Stanley & Co. Incorporated, dated the date hereof, a copy of which has been provided to Microsoft, to the effect that, as of such date, the Exchange Ratio is fair, from a financial point of view, to Company's shareholders.

 3.1.18 Vote Required

   The affirmative vote of the holders of two-thirds of the outstanding shares of Company Common Stock is the only vote of the holders of Company's capital stock necessary to approve this Agreement and the consummation of the transactions contemplated hereby.

 3.1.19 Accounting Matters

   To the knowledge of Company, neither Company nor any of its affiliates has taken or agreed to take any action that, without giving effect to any action taken or agreed to be taken by Microsoft or any of its affiliates, would prevent Microsoft from accounting for the business combination to be effected by the Merger as a pooling of interests.

 3.1.20 Brokers and Finders

   Other than Morgan Stanley & Co. Incorporated, in accordance with the terms of its engagement letter, a copy of which has previously been provided to Microsoft, none of Company or any of its Subsidiaries nor any of their respective directors, officers or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or similar payments in connection with the transactions contemplated by this Agreement.

 3.1.21 Change of Control

   With regard to any options, stock, restricted stock, stock bonus or other awards granted under the Company Incentive and Stock Option Plans which are not exercisable or vested prior to the Effective Time, Company has not taken any action to make such options or awards exercisable or vested by reason of the Merger. Prior to the Effective Time, Company shall take all action necessary relating to the Company Incentive and Stock Option Plans to provide that the occurrence of the transactions contemplated by this Agreement shall not entitle participants under such plans to a cash-out of the stock options, restricted stock, stock bonus or other awards granted to them thereunder.

 3.1.22 Leases in Effect

   All real property leases and subleases as to which Company or any Subsidiary is a party and any amendments or modifications thereof which have been filed as exhibits to the Company SEC Documents or are listed on the Company Disclosure Schedule (each a "Lease" and collectively, the "Leases") are valid, in full force and effect, enforceable, and there are no existing defaults on the part of Company, and Company has not received nor given notice of default or claimed default with respect to any Lease, nor is there any event that with notice or lapse of time, or both, would constitute a default thereunder, except for defaults, claimed defaults or events that with notice or lapse of time, or both, would constitute a default that have not had, and would not have, individually or in the aggregate, a Material Adverse Effect on the Business Condition of Company. No consent is required from any party under any Lease in connection with the completion of the transactions contemplated by this Agreement, and Company has not received notice that any party to any Lease intends to cancel, terminate, or refuse to renew the same or to exercise any option or other right thereunder, except where the failure to receive such consent, or where such cancellation, termination or refusal, would not have a Material Adverse Effect on Company's Business Condition.

 3.1.23 Environmental

   (a) There has not been a discharge or release on any real property at the time it was owned or leased by Company (the "Real Property") of any Hazardous Material (as defined below), including without limitation contamination of soil, groundwater or the environment, generation, handling, storage, transportation or disposal of Hazardous Materials or exposure to Hazardous Materials, except for those that would not, individually or in the aggregate have a Material Adverse Effect on the Business Condition of Company;

   (b) No Hazardous Material has been used by Company in the operation of Company's business in amounts that would have a Material Adverse Effect on the Business Condition of Company; and

   (c) Company has not received from any Governmental Entity or third party any written request for information, notice of claim, demand letter, or other notification, notice or information that Company is or may be potentially subject to or responsible for any investigation or clean-up or other remediation of Hazardous Material present on any Real Property or at any other location.

   "Hazardous Material" means any substance (i) that is a "hazardous waste" or "hazardous substance" under any federal, state or local statute, regulation, rule, or order or (ii) that is toxic, explosive, corrosive, flammable, infectious, radioactive, or otherwise hazardous and is regulated by any Governmental Entity.

 3.1.24 Certain Payments

   To the knowledge of Company, neither Company nor any person or other entity acting on behalf of Company has, directly or indirectly, on behalf of or with respect to Company: (i) made an unreported political contribution, (ii) made or received any payment which was not legal to make or receive, (iii) engaged in any transaction or made or received any payment which was not properly recorded on the books of Company, (iv) created or used any "off-book" bank or cash account or "slush fund", or (v) engaged in any conduct constituting a violation of the Foreign Corrupt Practices Act of 1977.

 3.1.25 Reliance

   The foregoing representations and warranties are made by Company with the knowledge and expectation that Microsoft and Sub are placing reliance thereon.

3.2 Representations and Warranties of Microsoft and Sub

   Except as disclosed in a Disclosure Schedule which identifies by section number the section and subsection to which such disclosure relates (unless the applicability of such disclosure to any section or subsection is reasonably apparent in light of the circumstances under which made) and is delivered by Microsoft to Company concurrently with the execution of this Agreement (the "Microsoft Disclosure Schedule"), Microsoft and Sub represent and warrant to Company as follows:

 3.2.1 Organization; Standing and Power

   Each of Microsoft and Sub is a corporation duly organized, validly existing under the laws of its jurisdiction of incorporation or organization, has all requisite power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which it owns, leases or operates its properties or conducts its businesses so as to require such qualification, except where the failure to be so organized, existing, qualified or in good standing or to have such corporate or other applicable power and authority have not had, and would not have, a Material Adverse Effect on the Business Condition of Microsoft.

 3.2.2 Capital Structure

   The authorized capital stock of Microsoft consists of 12,000,000,000 shares of Microsoft Common Stock of which 5,137,062,528 are outstanding as of August 31, 1999 and 100,000,000 shares of preferred stock, par value $0.01 per share (the "Microsoft Preferred Stock") of which 12,519,562 are outstanding as of August 31, 1999, and no shares are held by Subsidiaries of Microsoft. In addition, as of August 31, 1999, there are 755,669,934 shares of Microsoft Common Stock are reserved for issuance upon the exercise of outstanding stock options ("Microsoft Options") under the Microsoft 1991 Stock Option Plan. The authorized capital stock of Sub consists of 10,000 shares of common stock, par value $.01 per share, all of which are duly authorized, validly issued, fully paid and nonassessable and free of any preemptive rights in respect thereof and all of which are owned by Microsoft. The shares of Microsoft Common Stock to be issued pursuant to the Merger in accordance with Section 2.1.3(i) will be duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights created by statute, Microsoft's Restated Articles of Incorporation or Bylaws or any agreement to which Microsoft is a party or is bound and (ii) will, when issued, be registered under the Securities Act and the Exchange Act and registered or exempt from registration under applicable blue sky laws.

 3.2.3 Authority

   Microsoft and Sub have all requisite corporate power and authority to enter into this Agreement, and subject to the Microsoft Required Statutory Approvals (as defined below), to consummate the transactions contemplated hereby. The execution and delivery by Microsoft of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Microsoft. This Agreement has been duly executed and delivered by Microsoft and Sub and assuming the due authorization, execution and delivery by Company, constitutes a valid and binding obligation of Microsoft and Sub enforceable in accordance with its terms. Subject to satisfaction of the conditions set forth in Sections 7.1 and 7.2, the execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not, conflict with or result in any Violation of (i) any provision of the Restated Articles of Incorporation or Bylaws of Microsoft or the comparable governing instruments of any Subsidiary of Microsoft or (ii) any loan or credit agreement note, bond, mortgage, indenture, contract, lease, or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Microsoft or any Subsidiary of Microsoft or their respective properties or assets, other than, in the case of (ii), any such Violation, which individually or in the aggregate would not have a Material Adverse Effect on the Business Condition of Microsoft. No Consent is required by or with respect to Microsoft or Sub in connection with the execution and delivery of this Agreement by Microsoft or Sub or the consummation by Microsoft and Sub of the transactions contemplated hereby, except for (i) the filing of a premerger notification report by Microsoft and Company under the HSR Act, (ii) the filing of the Proxy Statement/Prospectus with the SEC pursuant to the Exchange Act and the Securities Act and the declaration of the effectiveness thereof by the SEC and compliance with various state securities or blue sky laws, and (iii) the filing of the Merger Documents with the Secretary of State of the State of Washington (the filings and approvals referred to in clauses (i) through (iii) are collectively referred to as the "Microsoft Required Statutory Approvals" and together with the Company Required Statutory Approvals, the "Required Statutory Approvals") and except for such other Consents which if not obtained or made would not have a Material Adverse Effect on the value of the Microsoft Common Stock and would not have a Material Adverse Effect on the Business Condition of Microsoft.

 3.2.4 SEC Documents and Financial Statements

   Microsoft has filed all forms, reports and documents required to be filed by it with the SEC since July 1, 1995 through the date of this Agreement (collectively, the "Microsoft SEC Documents"). As of their respective filing dates, the Microsoft SEC Documents complied in all material respects with the requirements of the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Microsoft SEC Documents, and none of the Microsoft SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of their respective filing dates, the financial statements of Microsoft included in the Microsoft SEC Documents (the "Microsoft Financial Statements") complied as to form in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and were prepared in accordance with generally accepted accounting principles consistently applied (except as may be indicated in the notes thereto) and fairly presented, in all material respects, the consolidated financial position of Microsoft and its Subsidiaries as at the dates thereof and the results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal, recurring audit adjustments not material in scope or amount). There has been no change in Microsoft's accounting policies or the methods of making accounting estimates or changes in estimates that are material to Microsoft Financial Statements or estimates except as described in the notes thereto.

 3.2.5 Information Supplied

   None of the information supplied or to be supplied by Microsoft or its Subsidiaries, auditors, attorneys, financial advisors, other consultants or advisors or Sub for inclusion in the S-4 or the Proxy Statement/Prospectus, will, in the case of the Proxy Statement and any amendment or supplement thereto, at the time of the mailing of the Proxy Statement and any amendment or supplement thereto, and at the time of any meeting of shareholders of Company to vote upon this Agreement and the transactions contemplated hereby, or in the case of the S-4, as amended or supplemented, at the time it becomes effective and at the time of any post-effective amendment thereto and at the time of the meeting of shareholders of Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they are made, not misleading or necessary to correct any statement in any earlier filing with the SEC of such Proxy Statement/Prospectus or any amendment or supplement thereto or any earlier communication (including the Proxy Statement/Prospectus) to shareholders of Company with respect to the transactions contemplated by this Agreement.

 3.2.6 No Defaults

   Microsoft has not received notice that it would be with the passage of time, in default or violation of any term, condition or provision of (i) the Restated Articles of Incorporation or Bylaws of Microsoft; (ii) any judgment, decree or order applicable to Microsoft; or (iii) any loan or credit agreement, note, bond, mortgage, indenture, contract, agreement, lease, license or other instrument to which Microsoft is now a party or by which it or any of its properties or assets may be bound, except for defaults and violations which, individually or in the aggregate, would not have a Material Adverse Effect on the Business Condition of Microsoft.

 3.2.7 Absence of Certain Changes or Events

   Since July 1, 1998 through the date of this Agreement, except as contemplated by or as disclosed in this Agreement, as set forth in the Microsoft Disclosure Schedule or as disclosed in any Microsoft SEC Documents filed since July 1, 1998 and prior to the date of this Agreement, Microsoft and its Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and, since such date, there has not been any Material Adverse Effect on the Business Condition of Microsoft.

 3.2.8 Absence of Undisclosed Liabilities

   Microsoft and its Subsidiaries, taken as a whole, have no liabilities or obligations (whether absolute, accrued or contingent) except (i) Liabilities that are accrued or reserved against in the consolidated balance sheet of Microsoft and its Subsidiaries as of June 30, 1998 or reflected in the notes thereto or disclosed in the financial statements filed as a part of the Microsoft SEC Documents, (ii) Liabilities that would not have a Material Adverse Effect on the Business Condition of Microsoft, or (iii) additional Liabilities reserved against since July 1, 1998 that (x) have arisen in the ordinary course of business; and (y) are accrued or reserved against on the books and records of Microsoft and its Subsidiaries.

 3.2.9 No Vote Required

   No vote of the shareholders of Microsoft is required by law, Microsoft's Restated Articles of Incorporation or Bylaws or otherwise in order for Microsoft and Sub to consummate the Merger and the transactions contemplated hereby.

 3.2.10 Accounting Matters

   To the knowledge of Microsoft, neither Microsoft nor any of its affiliates has taken or agreed to take any action that, without giving effect to any action taken or agreed to be taken by Company or any of its affiliates, would prevent Microsoft from accounting for the business combination to be effected by the Merger as a pooling of interests.

 3.2.11 Brokers and Finders

   None of Microsoft or any of its respective directors, officers or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or similar payments in connection with the transactions contemplated by this Agreement.

 3.2.12 Interim Operation of Sub

   Sub is a direct, wholly owned subsidiary of Microsoft, was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

 3.2.13 Reliance

   The foregoing representations and warranties are made by Microsoft with the knowledge and expectation that Company is placing reliance thereon.

                        ARTICLE IV COVENANTS OF COMPANY

   During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, Company agrees (except as expressly contemplated by this Agreement or with Microsoft's prior written consent which will not be unreasonably withheld) that:

4.1 Conduct of Business

 4.1.1 Ordinary Course

   Except as set forth in the Company Disclosure Schedule, Company and its Subsidiaries shall carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and, to the extent consistent with such businesses, use all reasonable efforts consistent with past practice and policies to preserve intact their present business organizations, keep available the services of their present officers, consultants, and employees and preserve their relationships with customers, suppliers, distributors and others having business dealings with them. Company shall promptly notify Microsoft of any event or occurrence or emergency not in the ordinary course of business, of Company or its Subsidiaries, and material and adverse to the Business Condition of Company. Except as set forth in the Company Disclosure Schedule, neither Company nor any of its Subsidiaries shall:

   (a) accelerate, amend or change the period of exercisability or vesting of options, restricted stock, stock bonus or other awards granted under the Company Incentive and Stock Option Plans (including any discretionary acceleration of the exercise periods by Company's Board of Directors permitted under such plans) or authorize cash payments in exchange for any options, restricted stock, stock bonus or other awards granted under any of such plans;

   (b) except in the ordinary course of business consistent with past practices, grant any severance or termination pay to any officer or director or to any employee of Company or any of its Subsidiaries;

   (c) except in the ordinary course of business consistent with past practices and other than transfers between or among Company and any of its wholly owned Subsidiaries, transfer to any person or entity any rights to the Company Intellectual Property Rights;

   (d) enter into or amend any agreements pursuant to which any other party is granted exclusive marketing or manufacturing rights of any type or scope for a period of more than two years with respect to any hardware or software products of Company or any of its Subsidiaries; and

   (e) except in the ordinary course of business consistent with past practices, commence a lawsuit other than: (i) for the routine collection of bills; (ii) for software piracy; (iii) in such cases where Company in good faith determines that failure to commence suit would result in a material impairment of a valuable aspect of Company's business, provided Company consults with Microsoft prior to filing such suit; or (iv) for a breach of this Agreement.

   (f) enter into one or more leases which extend for a period of five years beyond the date of this Agreement and which obligate Company to pay aggregate gross rent in excess of $1,000,000.

   (g) extend an offer of employment to a candidate for an officer position without prior consultation with Microsoft.

 4.1.2 Dividends: Changes in Stock

   Other than transfers between or among Company and any of its wholly owned Subsidiaries, Company shall not, and shall not permit any of its Subsidiaries to: (i) declare or pay any dividends on or make other distributions (whether in cash, stock or property) in respect to any of its capital stock; (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of Company; (iii) repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock other than repurchase of vested stock from former employees; or (iv) propose any of the foregoing.

 4.1.3 Issuance of Securities

   Company shall not, and shall not permit its Subsidiaries to, issue, deliver, or sell, or authorize, propose or agree to, or commit to the issuance, delivery, or sale of any shares of its capital stock of any class, any Company Voting Debt or any securities convertible into its capital stock or Company Voting Debt, any options, warrants, calls, conversion rights, commitments, agreements, contracts, understandings, restrictions, arrangements or rights of any character obligating it or any of its Subsidiaries to issue any such shares, Voting Debt or other convertible securities other than the issuance of options for Company Common Stock to employees under the Company Incentive and Stock Option Plans in amounts and on terms consistent with prior practices and other than the issuance of Company Common Stock upon the exercise of options granted under the Company Incentive and Stock Option Plans. Any grant of stock options or restricted stock in excess of the amounts set forth in Section 4.1.3 of the Company Disclosure Schedule shall require the prior written approval of Microsoft.

 4.1.4 Governing Documents

   Company shall not, nor shall it cause or permit any of its Subsidiaries to, amend its Articles or Certificate of Incorporation or Bylaws.

 4.1.5 Exclusivity; Acquisition Proposals

   (a) Unless and until this Agreement shall have been terminated by either party pursuant to Section 8.1 hereof, Company shall not (and it shall use its commercially reasonable best efforts to ensure that none of its officers, directors, agents, representatives or affiliates) take or cause or permit any Subsidiary to take, directly or indirectly, any of the following actions with any party other than Microsoft and its designees: (i) solicit, knowingly encourage, initiate or participate in any negotiations, inquiries or discussions with respect to any offer or proposal to acquire all or any significant part of its business, assets or capital shares whether by merger, consolidation, other business combination, purchase of assets, tender or exchange offer or otherwise (each of the foregoing, an "Acquisition Transaction"); (ii) disclose, in connection with an Acquisition Transaction, any information not customarily disclosed to any person other than Microsoft or its representatives concerning Company's business or properties or afford to any person other than Microsoft or its representatives or entity access to its properties, books or records, except in the ordinary course of business and as required by law or pursuant to a governmental request for information; (iii) enter into or execute any agreement relating to an Acquisition Transaction; or
(iv) make or authorize any public statement, recommendation or solicitation in support of any Acquisition Transaction or any offer or proposal relating to an Acquisition Transaction other than with respect to the Merger provided, however, that the Board of Directors of Company may recommend that the shareholders of Company tender their shares in connection with a tender offer to the extent the Board of Directors of Company by a majority vote determines in its good faith judgment that such a recommendation is required to comply with the fiduciary duties of the Board of Directors of Company to shareholders under applicable Washington Law, after receiving the advice of outside legal counsel. In the event Company shall receive any offer or proposal, directly or indirectly, of the type referred to in clause (i) above, or any request for disclosure or access with respect to information of the type referred to in clause (ii) above, it shall immediately, and prior to taking any action in response thereto inform Microsoft as to the existence of such offer or proposal and generally describe the material facts concerning any such offer including the identity of the third party making such offer, proposal or request, and will thereafter cooperate with Microsoft by informing Microsoft of additional material facts as they arise and furnishing to Microsoft any additional information it furnished to any third party making such proposal or requesting information. Nothing contained in this Agreement shall prevent the Board of Directors of Company from (i) furnishing information to, or answering questions of, a third party which the Board of Directors of Company reasonably believes has made a bona fide proposal with respect to an Acquisition Transaction that is a Superior Proposal (as defined below) not solicited in violation of this Agreement, provided that prior to providing information, such third party executes an agreement with confidentiality provisions substantially similar to those then in effect between Company and Microsoft and provided further that Microsoft is notified one business day prior to Company's providing of such information to a third party, or (ii) subject to compliance with the other terms of this Section 4.1.5, considering a proposal with respect to an Acquisition Transaction, which the Board of Directors of Company reasonably believes to be a bona fide proposal, that is a Superior Proposal not solicited in violation of this Agreement. For purposes of this Agreement, a "Superior Proposal" means any proposal made by a third party to acquire, directly or indirectly, for consideration consisting of cash and/or securities, substantially all of the equity securities of Company entitled to vote generally in the election of directors, on terms which the Board of Directors of Company reasonably believes (x) (after consultation with a financial advisor of nationally recognized reputation) to be more favorable from a financial point of view to its shareholders than the Merger and the transactions contemplated by this Agreement taking into account at the time of determination any changes to the financial terms of this Agreement proposed in writing by Microsoft and (y) to be more favorable to Company than the Merger and the transactions contemplated by this Agreement after taking into account all pertinent factors deemed relevant by the Board of Directors of Company under the laws of the State of Washington; provided, however, that a Superior Proposal may be subject to a due diligence review of confidential information and to other customary conditions.

   (b) Nothing contained in this Section 4.1.5 shall prohibit Company from taking and disclosing to its shareholders a position required by Rule 14d-9 or 14e-2(a) promulgated under the Exchange Act or from making any disclosure to its shareholders required by applicable law, rule or regulation; provided, however, the Board of Directors of Company shall only recommend that its shareholders tender their shares in connection with a tender offer to the extent that the Board of Directors of Company by a majority vote determines in its good faith judgment that such a recommendation is required to comply with the fiduciary duties of the Board of Directors of Company to shareholders under applicable Washington law, after receiving the advice of outside legal counsel.

 4.1.6 No Acquisitions

   Except as set forth in the Company Disclosure Schedule, Company shall not, and shall not permit any Subsidiary of Company to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the Business Condition of Company.

 4.1.7 No Dispositions

   Company shall not, and shall not permit any Subsidiary of Company to, sell, lease, license, transfer, mortgage, encumber or otherwise dispose of any of their assets or cancel, release, or assign any indebtedness or claim, except in the ordinary course of business or in amounts which are not material, individually or in the aggregate, to the Business Condition of Company.

 4.1.8 Indebtedness

   Company shall not, and shall not permit any Subsidiary of Company to, incur any indebtedness for borrowed money by way of direct loan, sale of debt securities, purchase money obligation, conditional sale, guarantee, or otherwise in amounts which are material, individually or in the aggregate, to the Business Condition of Company.

 4.1.9 Plans

   Except as set forth in the Company Disclosure Schedule, Company shall not, and shall not permit any Subsidiary of Company to, adopt or amend in any material respect any Plan, or pay any pension or retirement allowance not required by any existing Plan. Except in the ordinary course of business consistent with past practices, Company shall not and shall not permit any Subsidiary of Company to, enter into any employment contracts, pay any special bonuses or special remuneration to officers, directors, or employees, or increase the salaries, wage rates or fringe benefits of its officers or employees.

 4.1.10 Claims

   Company shall not, and shall not permit any Subsidiary of Company to, settle any claim, action or proceeding, except in the ordinary course of business or in amounts which are not material, individually or in the aggregate, to the Business Condition of Company.

 4.1.11 Agreement

   Company shall not, and shall not permit any Subsidiary of Company to, agree to take any of the actions prohibited by this Section 4.1.

4.2 Breach of Representations and Warranties

   Company will not knowingly take any action which would cause or constitute a breach of any of the representations and warranties set forth in Section 3.1 or which would cause any of such representations and warranties to be inaccurate in any material respect. In the event of, and promptly after becoming aware of, the occurrence of or the pending or threatened occurrence of any event which would cause or constitute such a breach or inaccuracy, Company will give written notice thereof to Microsoft and will use its commercially reasonable best efforts to prevent or promptly remedy such breach or inaccuracy.

4.3 Pooling

   Company shall not knowingly take or cause to be taken any action, whether before or after the Effective Time, which would disqualify the Merger as a pooling of interests for accounting purposes.

4.4 Consents

   Company will promptly apply for or otherwise seek, and use its commercially reasonable best efforts to obtain, all Consents set forth in the Company Disclosure Schedule, and make all filings, required with respect to Company for the consummation of the Merger, except such Consents as Microsoft and Company agree Company shall not seek to obtain.

4.5 Commercially Reasonable Best Efforts

   Company will use its commercially reasonable best efforts to effectuate the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to closing under this Agreement provided that Company shall in no event be required to agree to the imposition of, or comply with, any condition, obligation or restriction on Company or any of its Subsidiaries or on the Surviving Corporation of the type referred to in Section 7.1.6 hereof.

4.6 Information for Prospectus/Proxy Statement

   Company will as promptly as practicable provide to Microsoft and its counsel for inclusion within the Proxy Statement/Prospectus and the S-4 in a form reasonably satisfactory to Microsoft and its counsel, such information concerning Company, its operations, capitalization, technology, share ownership and other information as Microsoft or its counsel may reasonably request.

4.7 Company Plans

   Without the loss of any vested benefits but without accelerating any unvested rights (except as required by law), Company shall terminate or modify the Plans as may be directed by Microsoft immediately prior to the Effective Time or take such action as directed by Microsoft to merge such Plans with the Microsoft plans at the Effective Time; provided, however, that any such modification, termination or merger shall be contingent upon the occurrence of the Effective Time.

4.8 Employee Transition Committee

   (a) Company and Microsoft shall promptly establish a transition committee (the "Transition Committee"), which shall coordinate the joint efforts of Company and Microsoft to transition Company's employees in connection with the Merger. The Transition Committee shall consist of Company's Chief Executive Officer and Chief Technology Officer and Microsoft's Senior Vice President, Business Productivity Group and an additional designee of Microsoft. The Transition Committee shall meet regularly to determine policies and practices relating to transition of Company's employees in connection with the Merger.

   (b) As promptly as practicable, but in any event within 10 business days after the date hereof, the Transition Committee shall identify 20 key contributors of Company. Promptly thereafter, Company and Microsoft, through their representatives on the Transition Committee, shall use their respective commercially reasonable best efforts to enter into employment agreements with each such key contributor.

4.9 Shareholder Approval

   Company will call a special Shareholders Meeting as soon as practicable but in no event later than 45 days after the Form S-4 is declared effective by the SEC to submit this Agreement, the Merger and related matters for the consideration and approval of Company's Shareholders ("Company Shareholders Meeting"). Such approval will be recommended by Company's Board of Directors, subject to the fiduciary obligations of its directors. Such meeting will be called, held and conducted, and any proxies will be solicited, in compliance with applicable law. Concurrently with the execution of this Agreement, all officers and directors of Company shall have executed Voting Agreements in the form of Exhibit 4.9 agreeing, among other things, to vote in favor of the Merger and against any competing proposals; provided, however, that any director of Company who is also a shareholder of Company shall not be prevented from exercising his/her fiduciary obligations as a director of Company.

4.10 Tax Returns

   Company shall properly and timely file all Returns with respect to Company and any Subsidiary required to be filed prior to the Closing Date and shall pay all taxes required to be paid prior to the Closing Date, except for those taxes being contested in good faith. All such Returns shall be prepared consistent with past practice. Company shall (i) notify Microsoft as promptly as practicable if it receives notice of any tax audit, the assessment of any tax, the assertion of any tax lien, or any request, notice or demand for taxes by any taxing authority, (ii) provide Microsoft a description of any such matter in reasonable detail (including a copy of any written materials received from the taxing authority), and (iii) take no action with respect to such matter without the consent of Microsoft. Company shall not (x) make or revoke any tax election which may affect Company, (y) execute any waiver of restrictions on assessment of any tax without the approval of Microsoft, or (z) enter into any agreement or settlement with respect to any tax without the approval of Microsoft which shall not be unreasonably withheld.

4.11 Representations of Shareholders

   Company will use its commercially reasonable best efforts to cause (i) all officers and directors of Company, and (ii) beneficial owners of five percent (5%) or more of the outstanding Company Common Stock (collectively, the "Company's Principal Shareholders") to cooperate with counsel to Company and Microsoft to assist them in providing the tax opinions called for by Section
7.1.5 hereof.

4.12 Employee Benefits Matters

 4.12.1 Service Credit

   To the extent that service is relevant for eligibility, vesting and (except as would result in duplication of benefits) benefit accruals under any employee benefit plan, program or arrangement maintained by Microsoft or any Subsidiary of Microsoft, such plan, program or arrangement shall credit each employee of Company or any Subsidiary of Company (a "Company Employee") who participate therein for service on or prior to the Effective Time with Company or any Subsidiary of Company or any Affiliate or predecessor of any of them. Microsoft agrees to offer to Company Employees benefits commensurate with those benefits conferred to Microsoft employees similarly situated. In addition, Microsoft shall (i) waive limitations on benefits relating to any pre-existing conditions under any Microsoft or Subsidiary of Microsoft welfare benefit plan in which Company Employees may participate and (ii) recognize, for purposes of annual deductible and out-of-pocket limits under its medical and dental plans, deductible and out-of-pocket expenses paid by Company Employees and their respective dependents under Company's and any of its Subsidiary's medical, dental and other healthcare plans in the calendar year in which the Effective Time occurs.

 4.12.2 Section 16 Approval

   On or after the date hereof and prior to the Effective Time, each of Microsoft and Company shall take all necessary action such that, with respect to (i) any Company Employee who as of the date hereof is subject to Section 16 of the Exchange Act and (ii) any member of the Company's Board of Directors (each, a "Company Section 16 Insider"), the acquisition by any such Company
Section 16 Insider of Microsoft Common Stock or Microsoft stock options and the disposition by any such Company Section 16 Insider of Company Common Stock or Company Options pursuant to the transactions contemplated herein shall be exempt from the short-swing profit liability rules of Section 16(b) of the Exchange Act pursuant to Rule 16b-3 promulgated thereunder.

 4.12.3 Retention Plans and Related Matters

   Prior to the Effective Time, Microsoft shall implement retention and severance bonus plans having the terms set forth in Schedule 4.12.3 pursuant to final documentation to be approved by the Transition Committee (the "Retention Plans") for the benefit of Company Employees after the Merger. Microsoft agrees not to terminate, amend or otherwise modify the Retention Plans and to make all payments provided for in the Retention Plans as such payments become due and payable, subject to the terms of the Retention Plans.

                        ARTICLE V COVENANTS OF MICROSOFT

   During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, Microsoft agrees (except as expressly contemplated by this Agreement or with Company's prior written consent which will not be unreasonably withheld) that:

5.1 Representations and Warranties

   Microsoft will not knowingly take any action which would cause or constitute a breach of any of the representations and warranties set forth in Section 3.2 or which would cause any of such representations and warranties to be inaccurate in any material respect. In the event of, and promptly after becoming aware of, the occurrence of or the pending or threatened occurrence of any event which would cause or constitute such a breach or inaccuracy, Microsoft will give notice thereof to Company and will use its commercially reasonable best efforts to prevent or promptly remedy such breach or inaccuracy.

5.2 Conduct of Business by Microsoft Pending the Merger

   Microsoft shall promptly notify Company of any event or occurrence that is material and adverse to the Business Condition of Microsoft; provided, however, that the disclosure of such event or occurrence in a Microsoft SEC Document shall satisfy such requirement so long as such Microsoft SEC Document is filed within a reasonable period of time after Microsoft becomes aware of such event or occurrence and in any event prior to the Effective Time. In the event Microsoft or any of its Subsidiaries shall agree to acquire by merging or consolidating with, by purchasing an equity interest in, or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof and any such business or assets to be acquired includes products that could reasonably be considered to be competitive with the Company's business generally related to the development and sale of software for business diagramming and technical drawing (a "Competitive Business"), Microsoft shall either (i) delay any filings required to be made by Microsoft under the HSR Act with respect to such acquisition until the applicable waiting period with respect to the Merger under the HSR Act shall have expired or have been earlier terminated or (ii) agree with the applicable Governmental Entity to hold separate such Competitive Business or take similar actions that would cause such Governmental Entity to permit promptly the expiration or termination of the waiting period under the HSR Act with respect to the Merger.

5.3 Consents

   Microsoft will promptly apply for or otherwise seek, and use its commercially reasonable best efforts to obtain, all consents and approvals, and make all filings, required for the consummation of the Merger.

5.4 Commercially Reasonable Best Efforts

   Microsoft will use its commercially reasonable best efforts to effectuate the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to closing under this Agreement provided that Microsoft shall in no event be required to agree to the imposition of, or comply with, any condition, obligation or restriction on Microsoft or any of its Subsidiaries or on the Surviving Corporation of the type referred to in Section 7.1.6 hereof.

5.5 Agreements of Microsoft Affiliates

   Prior to the Effective Time, Microsoft will use its commercially reasonable best efforts to obtain the execution of agreements with respect to the sale of Microsoft Common Stock with each person who is an Affiliate of Microsoft for purposes of compliance with pooling restrictions.

5.6 Representations of Shareholders

   Microsoft will use its commercially reasonable best efforts to cause each of its principal shareholders who is the beneficial owner of five percent (5%) or more of the outstanding Microsoft Common Stock to cooperate with counsel to Microsoft and Company to assist them in providing the tax opinions called for by Section 7.1.5. Microsoft shall provide to Company and its counsel such customary representations as such persons shall reasonably request in connection with the opinions contemplated in Section 7.1.5. To the knowledge of Microsoft, there are no facts or circumstances relating to Microsoft, including any covenants or undertakings of Microsoft pursuant to this Agreement, that would prevent Shearman & Sterling from delivering the opinion referred to in
Section 7.1.5 as of the date hereof.

5.7 Tax Free Reorganization

   Microsoft has no present plan or intention following the Merger to take any of the following actions:

   (a) Cause Company to issue additional shares of its capital stock that would result in Microsoft losing control of Company within the meaning of Section 368(c) of the Code.

   (b) Merge Company with or into another corporation, or sell or otherwise dispose of the capital stock of Company (except for transfers of such stock to corporations controlled by Microsoft within the meaning of Code Section 368(a)(2)(C));

   (c) Reacquire any shares of its capital stock issued in the Merger, other than possible purchases in the ordinary course of business of shares held by Company employees in connection with termination of employment of such employees and open market repurchases in connection with its normal share repurchase program.

   (d) Cause Company to fail to hold at least 90% of the fair market value of the Company's net assets and at least 70% of the fair market value of its gross assets, and at least 90% of the fair market value of Sub's net assets and at least 70% of its gross assets held immediately prior to the Merger, other than pursuant to a transfer of rights or assets by means of a sale, license or merger permitted under subsection (b), provided that Company receives reasonable arms-length consideration for any sale or license of its assets. For this purpose, amounts paid by Company or Sub to dissenters to shareholders who receive cash or other property, to pay reorganization expenses, and in connection with redemptions and distributions (except for regular, normal distributions) will be treated as assets of the Company or Sub, respectively, held immediately prior to the Merger.

   (e) Fail to cause Company (or a transferee of Company's stock or business to which the stock or assets of Company are transferred in a transaction described in Section 368(a)(2)(C) of the Code) either to continue Company's historic business or use a significant portion of its business assets in a business.

5.8 Nasdaq Listing

   Microsoft will use its commercially reasonable best efforts (i) to cause the shares of Microsoft Common Stock to be issued in the Merger to be quoted upon the Effective Time on the Nasdaq National Market or listed on such national securities exchange as Microsoft Common Stock is listed and (ii) to cause the shares of Microsoft Common Stock issued upon the exercise of assumed Company Options to be quoted upon issuance on the Nasdaq National Market or listed on such national securities exchange as shares of Microsoft Common Stock are listed.

5.9 Employee Transition Committee

   Microsoft shall assist Company in the organization, establishment and administration of the Transition Committee as described in Section 4.8.

5.10 Retention Plans

   Prior to the Effective Time, Microsoft agrees to implement the Retention Plans for the benefit of Company Employees after the Merger. Microsoft agrees not to terminate, amend or otherwise modify the Retention Plans and to make all payments provided for in the Retention Plans as such payments become due and payable, subject to the terms of the Retention Plans. Microsoft also agrees to take all other actions with respect to Company employees that are described in or contemplated by Schedule 4.12.3.

                        ARTICLE VI ADDITIONAL AGREEMENTS

   In addition to the foregoing, Microsoft and Company each agree to take the following actions after the execution of this Agreement.

6.1 Preparation of S-4

   As promptly as practicable after the date hereof, Microsoft and Company shall prepare and file with the SEC the Proxy Statement and any other documents required by the Exchange Act in connection with the Merger, and Microsoft shall prepare and file with the SEC the S-4, in which the Proxy Statement will be included as a part of the prospectus. Each of Microsoft and Company shall use its commercially reasonable best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing. Prior to the effective date of the S-4, Microsoft shall also take any action required to be taken under any applicable federal or state securities or blue sky laws in connection with the issuance of the Microsoft Common Stock in the Merger. Company agrees that the Proxy Statement/Prospectus will comply as to form in all material respects with the provisions of all applicable laws, including the provisions of the Exchange Act and the rules and regulations of the SEC thereunder, except that no representation is made by Company with respect to information supplied by Microsoft specifically for inclusion therein. Microsoft agrees that the S-4 and the Proxy Statement/Prospectus will comply as to form in all material respects with the provisions of all applicable laws including the provisions of the Securities Act and the Exchange Act and the rules and regulations of the SEC thereunder, except that no representation is made by Microsoft with respect to information supplied by Company specifically for inclusion therein.

6.2 Intentionally deleted

6.3 Intentionally deleted

6.4 Access to Information

   Subject to appropriate restrictions on access to information which Company determines in good faith to be proprietary or competitively sensitive, Company and Microsoft shall, subject to applicable law, each afford the other and their respective accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to
(i) all of their and their respective Subsidiaries' properties, books, contracts, commitments and records, and (ii) all other information concerning the business, properties and personnel of Company and Microsoft and their respective Subsidiaries, as the other party may reasonably request which is necessary to complete the transaction and prepare for an orderly transition to operations after the Effective Time. Company and Microsoft agree to provide to the other and their respective accountants, counsel and representatives copies of internal financial statements promptly upon the request therefore. No information or knowledge obtained in any investigation pursuant to this Section
6.4 shall affect or
be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger. Company and Microsoft agree that the non-disclosure agreement, dated August 11, 1999 (the "Confidentiality Agreement"), between Company and Microsoft shall continue in full force and effect and shall be applicable to all Confidential Information (as defined in the Confidentiality Agreement) received pursuant to this Agreement.

6.5 Legal Conditions to the Merger

   Each of Microsoft, Sub and Company will take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on any of them with respect to the Merger and will promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon the other. Each of Microsoft, Sub and Company will take, and will cause its respective Subsidiaries to take, all reasonable actions to obtain (and to cooperate with the other parties in obtaining) any consent, approval, order or authorization of, or any exemption by, any Governmental Entity, or other third party, required to be obtained or made by Company or Microsoft or their respective Subsidiaries in connection with the Merger or the taking of any action contemplated thereby or by this Agreement. The foregoing shall not require any party to agree to the imposition of, or to comply with, any condition, obligation or restriction on Microsoft or any of its Subsidiaries or on the Surviving Corporation of the type referred to in Section 7.1.6 hereof.

6.6 Affiliates

   Contemporaneously with the execution of this Agreement, the affiliate letters substantially in the form attached as Exhibit 6.6 (the "Affiliate Letters") with respect to the sale of Microsoft Common Stock, shall have been executed by all of the executive officers and directors of Company (the "Affiliates"). Microsoft shall be entitled to place appropriate legends on the certificate evidencing any shares of Microsoft Common Stock to be received by Affiliates pursuant to the terms of this Agreement and to issue appropriate stop transfer instructions to the transfer agent for shares of Microsoft Common Stock consistent with the terms of the Affiliate Letters.

6.7 HSR Act Filings

 6.7.1 Filings and Cooperation

   Each of Microsoft and Company shall take all reasonable steps (i) promptly to make or cause to be made the filings required of such party or any of its Affiliates or Subsidiaries under the HSR Act with respect to the Merger and the other transactions provided for in this Agreement, (ii) to comply in a timely manner with any request under the HSR Act for additional information, documents, or other material received by such party or any of its Affiliates or Subsidiaries from the Federal Trade Commission or the Department of Justice or other Governmental Entity in respect of such filings, the Merger, or such other transactions, and (iii) to cooperate with the other party in connection with any such filing and in connection with resolving any investigation or other inquiry of any such agency or other Governmental Entity under any Antitrust Laws (as defined in Section 6.7.2) with respect to any such filing, the Merger, or any such other transaction. Each party shall promptly inform the other party of any material communication with, and any proposed understanding, undertaking, or agreement with, any Governmental Entity regarding any such filings, the Merger, or any such other transactions. Neither party shall participate in any meeting with any Governmental Entity in respect of any such filings, investigation, or other inquiry without giving the other party notice of the meeting and, to the extent permitted by such Governmental Entity, the opportunity to attend and participate.

 6.7.2 Objections

   Each of Microsoft and Company shall take all reasonable steps to resolve such objections, if any, as may be asserted by any Governmental Entity with respect to the Merger or any other transactions provided for in this Agreement under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other federal, state or foreign statutes, rules, regulations, orders, or decrees that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, "Antitrust Laws"). In connection therewith, if any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging the Merger as violative of any Antitrust Law, and, if by mutual agreement, Microsoft and Company decide that litigation is in their best interests, each of Microsoft and Company shall cooperate vigorously to contest and resist any such action or proceeding and to have vacated, lifted, reversed, or overturned any decree, judgment, injunction, or other order, whether temporary, preliminary, or permanent (each an "Order"), that is in effect and that prohibits, prevents, or restricts consummation of the Merger. Each of Microsoft and Company shall take such reasonable action as may be required to cause the expiration of the notice periods under the HSR Act or other Antitrust Laws with respect to the Merger and such other transactions as promptly as possible after the execution of this Agreement. Notwithstanding anything to the contrary in this Section 6.7.2 or in Section 6.7.1, (x) neither Microsoft nor any of its Subsidiaries shall be required to divest any of their respective businesses, product lines, or assets, or to take or agree to take any other action or agree to any limitation that would have a Material Adverse Effect on the drawing and diagramming software business of Microsoft combined with the Surviving Corporation after Closing, (y) neither Company nor its Subsidiaries shall be required to divest any of their respective businesses, product lines, or assets, or to take or agree to take any other action or agree to any limitation that would have a Material Adverse Effect on the Business Condition of Company and (z) neither Microsoft nor Company (nor any of their Subsidiaries) shall be required to continue to contest or resist any action or proceeding brought by a Governmental Entity if it concludes that such action is no longer in its best interest.

6.8 Officers and Directors

   Microsoft agrees that all rights to indemnification (including advancement of expenses) existing on the date hereof in favor of the present or former officers, directors and employees of Company or any of its Subsidiaries (collectively, the "Indemnified Parties") with respect to actions taken in their capacities as officers, directors and employees prior to the Effective Time as provided in Company's Articles of Incorporation or Bylaws, employment agreements and indemnification agreements shall survive the Merger and continue in full force and effect for a period of six years following the Effective Time and shall be guaranteed by Microsoft and that Company's former and present officers and directors shall be provided by Microsoft with the same level of indemnification as currently exists for Microsoft's officers and directors. This Section 6.8 shall survive the consummation of the Merger at the Effective Time, and is intended to be for the benefit of, and shall be enforceable by, the Indemnified Parties, their heirs and personal representatives and shall be binding on the Surviving Corporation and its respective successors and assigns.

6.9 Expenses

   Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense, except that if the Merger is not consummated expenses incurred in connection with printing and mailing of the documents distributed or to be distributed to shareholders of Company and the filing fee with respect to the S-4 shall be shared equally by Microsoft and Company.

6.10 Stock Option Agreement

   To induce Microsoft to execute this Agreement, Company has executed and delivered to Microsoft as of the date hereof a Stock Option Agreement (the "Stock Option Agreement") in the form attached hereto as Exhibit 6.10.

6.11 Additional Agreements

   In case at any time after the Effective Time any further action is reasonably necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either of the Constituent Corporations, the proper officers and directors of each corporation which is a party to this Agreement shall take all such necessary action.

6.12 Public Announcements

   Microsoft and Company shall cooperate with each other in releasing information concerning this Agreement and the transactions contemplated herein. Where practicable each of the parties shall furnish to the other drafts of all releases prior to publication. Nothing contained herein shall prevent either party at any time from furnishing any information to any governmental agency or from issuing any release when it believes it is legally required to do so.

6.13 State Takeover Laws

   Company, and the Board of Directors of Company, shall grant such approvals and take all necessary steps to exempt the transactions contemplated by this Agreement from, or if necessary challenge the validity or applicability of Chapter 19 of the WBCA to the Merger.

6.14 Publication of Operating Results

   As soon as practicable after the end of a calendar month that is at least 30 days after the Effective Time, Microsoft shall publish, in the form of an earnings report, an effective registration statement filed with the SEC, a report to the SEC on Form 10-K, 10-Q or 8-K, or any other public filing or announcement that includes sales and net income, results of operations covering at least 30 days of combined operations of Microsoft and the Company after the Effective Time, as contemplated in SEC Accounting Series Release No. 135.

                        ARTICLE VII CONDITIONS PRECEDENT

7.1 Conditions to Each Party's Obligation to Effect the Merger

   The respective obligation of each party to effect the Merger shall be subject to the satisfaction prior to the Closing Date of the following conditions:

 7.1.1 Shareholder Approval

   This Agreement and the transactions contemplated hereby shall have been approved and adopted by the required vote of holders of Company Common Stock.

 7.1.2 Consents

   Other than the filing of the Merger Documents with the Secretary of State of the State of Washington, all Consents legally required for the consummation of the Merger and the transactions contemplated by this Agreement shall have been filed, occurred, or been obtained, other than such Consents, the failure of which to obtain would not have a Material Adverse Effect on the consummation of the Merger or the other transactions contemplated hereby or on the Business Condition of Microsoft or Company.

 7.1.3 S-4

   The S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order and the Proxy Statement shall not be at the Effective Time subject to any proceedings commenced or threatened by the SEC.

 7.1.4 No Restraints

   No statute, rule, regulation, executive order, decree or injunction shall have been enacted, entered, promulgated or enforced by any United States court or Governmental Entity of competent jurisdiction which enjoins or prohibits the consummation of the Merger and shall be in effect.

 7.1.5 Tax-Free Reorganization

   Each of Company and Microsoft shall have received a written opinion from their respective counsel to the effect that the Merger will constitute a reorganization within the meaning of Section 368 of the Code, and that Microsoft, Sub and Company will each be a party to that reorganization. In preparing Company and Microsoft tax opinions, counsel may rely on reasonable representations related thereto.

 7.1.6 No Burdensome Condition

   There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger by any Governmental Entity which, in connection with the grant of any Required Statutory Approval, imposes any restriction, condition or obligation upon Microsoft, Company or the Surviving Corporation which would (i) have a Material Adverse Effect on the Business Condition of Company or (ii) materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement.

7.2 Conditions of Obligations of Microsoft and Sub

   The obligations of Microsoft and Sub to effect the Merger are subject to the satisfaction of the following conditions unless waived by Microsoft and Sub:

 7.2.1 Representations and Warranties of Company

   The representations and warranties of Company set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except: (i) as otherwise contemplated by this Agreement (but excluding from this exception any breach made unknowingly pursuant to Section 4.2), or (ii) in respects that do not have a Material Adverse Effect on Company or Microsoft's Business Condition. Microsoft shall have received a certificate signed on behalf of Company by the chief executive officer or the chief financial officer of Company to such effect on the Closing Date.

 7.2.2 Performance of Obligations of Company

   Company shall have performed all agreements and covenants required to be performed by it under this Agreement prior to the Closing Date, except for breaches that do not have a Material Adverse Effect on Company's Business Condition. Microsoft shall have received a certificate signed on behalf of Company by the chief executive officer or the chief financial officer of Company to such effect.

 7.2.3 Affiliates

   Microsoft shall have received from each person or entity who may be deemed pursuant to Section 6.6 hereof to be an Affiliate of Company a duly executed Affiliates Letter substantially in the form attached hereto as Exhibit 6.6.

 7.2.4 Pooling of Interests; Comfort Letters

   Except if Microsoft has taken or caused to be taken any action that would disqualify the Merger as a pooling of interests for accounting purposes or if Microsoft has failed to obtain any required Affiliate Letters from affiliates of Microsoft, (i) Company shall not have breached its representation in Section
3.1.19 or its covenant in Section 4.3 with the result that the Merger will not qualify for pooling of interest accounting treatment and (ii) Microsoft shall have received a letter from Ernst & Young LLP addressed to Company to the effect that the Merger will qualify for pooling of interest accounting treatment (without regard to any action or conduct by Microsoft).

 7.2.5 Opinion of Company's Counsel

   Microsoft shall have received an opinion dated the Closing Date of Shearman & Sterling or Perkins Coie llp, counsel to Company, as to matters substantially set forth in Exhibit 7.2.5 hereto. In rendering such opinion, Shearman & Sterling may rely on opinions of local counsel reasonably satisfactory to Microsoft, including Perkins Coie llp.

7.3 Conditions of Obligation of Company

   The obligation of Company to effect the Merger is subject to the satisfaction of the following conditions unless waived by Company:

 7.3.1 Representations and Warranties of Microsoft and Sub

   The representations and warranties of Microsoft and Sub set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except: (i) as otherwise contemplated by this Agreement (but excluding from this exception any breach made unknowingly pursuant to Section 5.1), or (ii) in respects that do not have a Material Adverse Effect on Microsoft's Business Condition. Company shall have received a certificate signed on behalf of Microsoft by an authorized executive officer of Microsoft to such effect on the Closing Date.

 7.3.2 Performance of Obligations of Microsoft and Sub

   Microsoft and Sub shall have performed all agreements and covenants required to be performed by them under this Agreement prior to the Closing Date except for breaches that do not have a Material Adverse Effect on Microsoft's Business Condition and Company shall have received a certificate signed on behalf of Microsoft by an authorized executive officer of Microsoft to such effect.

 7.3.3 Opinion of Microsoft Counsel

   Company shall have received an opinion dated the Closing Date of Preston Gates & Ellis LLP, counsel to Microsoft, as to matters that are customary for transactions of this type.

                 ARTICLE VIII TERMINATION, AMENDMENT AND WAIVER

8.1 Termination

   This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of matters presented in connection with the Merger by the shareholders of Company:

   (a) by mutual consent of Microsoft and Company;

   (b) by either Microsoft or Company (provided that the terminating party is not then in material breach of any representation, warranty, covenant or agreement contained in this Agreement) if there has been a breach of any representation, warranty, covenant or agreement which has a Material Adverse Effect on the Business Condition of Company or Microsoft, as the case may be, and such breach has not been cured, or commercially reasonable best efforts are not being employed to cure such breach, within 20 days after notice thereof is given to the party committing such breach;

   (c) by either Microsoft or Company if the Merger shall not have been consummated before March 31, 2000, provided, however if the parties have agreed to pursue litigation pursuant to Section 6.7.2, such date shall be extended to September 30, 2000;

   (d) by either Microsoft or Company if any approval of the shareholders of Company shall not have been obtained by reason of the failure to obtain the required vote upon a vote taken at any Company Shareholders Meeting or any adjournment thereof;

   (e) by either Microsoft or Company if any permanent injunction or other order of a court or other competent authority preventing the Merger shall have become final and not subject to appeal;

   (f) by Microsoft if the Board of Directors of Company shall have withdrawn or modified in a manner adverse to Microsoft its approval or recommendation of the Merger, this Agreement or the transactions contemplated hereby; or

   (g) by Microsoft if Company or any of the other persons or entities described in Section 4.1.5 shall take any of the actions that would be proscribed by Section 4.1.5 other than actions in exercise of Company's fiduciary duties and satisfying all conditions of Section 4.1.5 and such actions have a Material Adverse Effect on the Business Condition of Company.

   Where action is taken to terminate this Agreement pursuant to this Section 8.1, it shall be sufficient for such action to be authorized by the Board of Directors of the party taking such action without any requirement to submit such action to the shareholders of such party.

8.2 Effect of Termination

   In the event of termination of this Agreement by either Company or Microsoft as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and there shall be no liability or obligation on the part of Microsoft, Sub or Company or their respective officers or directors, except that (i) all of Sections 6.9, 8.2, 8.3, and Article IX and the Confidentiality Agreement shall survive any such termination and abandonment, and (ii) no party shall be released or relieved from any liability arising from the willful breach by such party of any of its representations, warranties, covenants or agreements as set forth in this Agreement except as provided in Section 8.3(b).

8.3 Break-up Fee

   (a) Company agrees to pay Microsoft, (provided that Microsoft is not then in material breach of any representation, warranty, covenant or agreement contained in this Agreement) promptly upon the termination of this Agreement by wire transfer, the sum of $30 million in immediately available funds in the event that following the date of the execution of this Agreement, and at or prior to the termination of this Agreement, any of the following events shall have occurred:

     (i) Microsoft shall have terminated this Agreement pursuant to Section 8.1(g) hereof;

     (ii) Microsoft shall have terminated this Agreement pursuant to Section 8.1(f) hereof at such time Company shall have agreed to an Acquisition Transaction which would result in a change in the beneficial owners of more than fifty percent (50%) of the voting power of the capital stock of Company with any person, other than Microsoft or any of its affiliates; or

     (iii) Microsoft shall have terminated this Agreement pursuant to Section 8.1(b) hereof, following a willful material breach of this Agreement by Company.

   (b) The right to the payment of the fees set forth in this Section 8.3 shall be the exclusive remedy at law or in equity to which Microsoft may be entitled upon termination of this Agreement under the conditions set forth in Section 8.3(a).

8.4 Amendment

   This Agreement may be amended by the parties hereto, by action taken by their respective Board of Directors, at any time before or after approval of matters presented in connection with the Merger by the shareholders of Company or Microsoft, but after any such shareholder approval, no amendment shall be made which by law requires the further approval of shareholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

8.5 Extension, Waiver

   At any time prior to the Effective Time, any party hereto, by action taken by its Board of Directors may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements, covenants or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                         ARTICLE IX GENERAL PROVISIONS

9.1 Nonsurvival of Representations, Warranties and Agreements

   All representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall be deemed to be conditions to the Merger and shall not survive the Merger, except for the agreements contained in Article II and in Sections 1.4, 4.3, 4.12, 6.4, 6.7, 6.8, 6.9, and 6.12 and the agreements delivered pursuant to this Agreement.

9.2 Notices

   All notices, requests, demands or other communications which are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be deemed to have been duly given: (i) on the date of delivery if personally delivered by hand, (ii) upon the third day after such notice is deposited in the United States mail, if mailed by registered or certified mail, postage prepaid, return receipt requested, (iii) on the date of delivery if sent by a nationally recognized overnight express courier, or (iv) upon written confirmation of receipt by the recipient of such notice if by facsimile:

   (a) If to Microsoft or Sub:

     Microsoft Corporation
     One Microsoft Way
     Redmond, WA 98052-6399
     Attention: Chief Financial Officer; General Counsel, Finance and Operations Telephone No.: (425) 882-8080
     Facsimile No.: (425) 869-1327

     with copies to:

     Preston Gates & Ellis LLP
     5000 Columbia Center
     701 Fifth Avenue
     Seattle, Washington 98104
     Attention: Richard B. Dodd
     Facsimile No.: (206) 623-7022

   (b) if to Company, to:

     Visio Corporation
     2211 Elliott Avenue
     Seattle, WA 98121
     Attention: Chief Financial Officer
     Telephone No.: (206) 956-6000
     Facsimile No.: (206) 956-6001

     with a copy to:

     Shearman & Sterling
     1550 El Camino Real
     Menlo Park, CA 94025-4100
     Attention: Christopher D. Dillon
     Facsimile No.: (650) 330-2299

     Perkins Coie LLP
     1201 Third Avenue, Suite 4800
     Seattle, Washington 98101-3099
     Attention: Linda A. Schoemaker
     Facsimile No.: (206) 583-8500

9.3 Interpretation

   When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section or Exhibit to this Agreement unless otherwise indicated. The words "include," "includes," and "including" when used therein shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The "knowledge of," "the best of knowledge of," or other derivations of "know" with respect to Microsoft or Company will mean the actual knowledge of the executive officers and directors of Microsoft or Company, in each case assuming the exercise of reasonable inquiry. This Agreement has been negotiated by the respective parties hereto and their attorneys and the language hereof will not be construed for or against either party. A reference to a Section or an Exhibit will mean a section in, or exhibit to, this Agreement unless otherwise explicitly set forth.

9.4 Counterparts

   This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to each of the other parties, it being understood that all parties need not sign the same counterpart.

9.5 Miscellaneous

   This Agreement, the Confidentiality Agreement, and the documents referred to herein (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; (b) is not intended to confer upon any other person any rights or remedies hereunder (except as otherwise expressly provided herein and except that Section 6.8 is for the benefit of Company's directors and officers and Sections 2.3.1, 2.3.2 and 4.12 are for the benefit of holders of Company Stock Options and the other employees of Company and said Sections are intended to confer rights on such persons); and (c) shall not be assigned by operation of law or otherwise except as otherwise specifically provided.

9.6 No Joint Venture

   Nothing contained in this Agreement will be deemed or construed as creating a joint venture or partnership between any of the parties hereto. No party is by virtue of this Agreement authorized as an agent, employee or legal representative of any other party. No party will have the power to control the activities and operations of any other and their status is, and at all times, will continue to be, that of independent contractors with respect to each other. No party will have any power or authority to bind or commit any other. No party will hold itself out as having any authority or relationship in contravention of this Section.

9.7 Governing Law

   This Agreement shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Washington. Company and Microsoft consent to jurisdiction and venue in the state and federal courts in King County, Washington.

9.8 Specific Performance

   The parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

   IN WITNESS WHEREOF, Microsoft, Sub and Company have caused this Agreement to be signed by their respective officers thereunder duly authorized, all as of the date first written above.

                                          MICROSOFT CORPORATION

                                                /s/ William H. Gates III
                                          By: _________________________________
                                          Its: Chief Executive Officer

                                          MOVIESUB, INC.

                                                 /s/ Robert A. Eshelman
                                          By: _________________________________
                                          Its: President

                                          VISIO CORPORATION

                                                    /s/ Jeremy Jaech
                                          By: _________________________________
                                          Its: President and Chief Executive
                                           Officer

                                                                         ANNEX B

                             STOCK OPTION AGREEMENT

   STOCK OPTION AGREEMENT, dated September 14, 1999, between Microsoft Corporation, a Washington corporation ("Grantee"), and Visio Corporation, a Washington corporation ("Issuer").

                                  WITNESSETH:

   WHEREAS, Grantee and Issuer have entered into an Agreement and Plan of Reorganization dated as of the date hereof (the "Reorganization Agreement"), which agreement has been executed by the parties hereto immediately prior to this Agreement; and

   WHEREAS, as a condition to Grantee's entering into the Reorganization Agreement and in consideration therefor, Issuer has agreed to grant Grantee the Option (as hereinafter defined):

   NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Reorganization Agreement, the parties hereto agree as follows:

1. Grant of Option

   (a) Issuer hereby grants to Grantee an unconditional, irrevocable option (the "Option") to purchase, subject to the terms hereof, up to 6,012,500 fully paid and nonassessable shares (such shares, together with any other securities or other property resulting from any adjustment pursuant to Sections 5 or 6 of this Agreement, being referred to herein as the "Option Shares") of Issuer common stock, $0.01 per value per share ("Common Stock") at a price of $42.78 per share (the "Option Price"); provided, however, that in no event shall the number of Option Shares for which this Option is exercisable exceed 19.9% of Issuer's issued and outstanding common shares. The number of Option Shares that may be received upon the exercise of the Option and the Option Price are subject to adjustment as herein set forth.

   (b) In the event that any additional shares of Common Stock are issued or otherwise become outstanding after the date of this Agreement (other than pursuant to this Agreement), the number of shares of Common Stock subject to the Option shall be increased so that, after such issuance, it equals 19.9% of the number of shares of Common Stock then issued and outstanding without giving effect to any shares subject or issued pursuant to the Option. Nothing contained in this Section 1(b) or elsewhere in this Agreement shall be deemed to authorize Issuer or Grantee to breach any provision of the Reorganization Agreement.

2. Exercise of Option

   (a) Grantee may exercise the Option, in whole or part, if, but only if, a Triggering Event (as hereinafter defined) shall have occurred prior to the occurrence of an Exercise Termination Event (as hereinafter defined), provided that Grantee shall have sent the written notice of such exercise (as provided in subsection (d) of this Section 2) on or prior to the last day of the one (1) year period following such Triggering Event (the "Option Expiration Date"). The right to exercise the Option shall terminate upon the first to occur of the Option Expiration Date and the Exercise Termination Event. Each of the following shall be an Exercise Termination Event: (i) the Effective Time of the Merger; and (ii) termination of the Reorganization Agreement in accordance with the provisions thereof if such termination occurs prior to the occurrence of a Triggering Event in circumstances under which the fee specified in Section 8.3(b) of the Reorganization Agreement cannot become payable.

   (b) The term "Triggering Event" shall mean the occurrence of any event or circumstance that results in the fee specified in Section 8.3(b) of the Reorganization Agreement becoming payable to Grantee.

   (c) Issuer shall notify Grantee promptly in writing of the occurrence of any Triggering Event, it being understood that the giving of such notice by Issuer shall not be a condition to the right of Grantee to exercise the Option.

   (d) In the event Grantee is entitled to and wishes to exercise the Option, it shall send to Issuer a written notice (the date of which being herein referred to as the "Notice Date") specifying (i) the total number of shares it will purchase pursuant to such exercise and (ii) a place and date not earlier than three business days nor later than 40 business days from the Notice Date for the closing of such purchase (the "Closing Date"); provided that if prior notification to or approval of any regulatory agency is required in connection with such purchase, Grantee shall promptly file the required notice or application for approval and shall expeditiously process the same and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification periods have expired or been terminated or such approvals have been obtained and any requisite waiting period or periods shall have passed. Any exercise of the Option shall be deemed to occur on the Notice Date relating thereto.

   (e) At the closing referred to in subsection (d) of this Section 2, Grantee shall pay to Issuer the aggregate purchase price for the shares of Common Stock purchased pursuant to the exercise of the Option in immediately available funds by wire transfer to a bank account designated by Issuer, provided that failure or refusal of Issuer to designate such a bank account shall not preclude Grantee from exercising the Option.

   (f) At such closing, simultaneously with the delivery of immediately available funds as provided in subsection (e) of this Section 2, Issuer shall deliver to Grantee a certificate or certificates representing the number of shares of Common Stock purchased by Grantee and, if the Option should be exercised in part only, a new Option evidencing the rights of Grantee thereof to purchase the balance of the shares purchasable hereunder, and Grantee shall deliver to Issuer a copy of this Agreement and a letter agreeing that Grantee will not offer to sell or otherwise dispose of such shares in violation of applicable law or the provisions of this Agreement.

   (g) Certificates for Common Stock delivered at a closing hereunder may be endorsed with a restrictive legend that shall read substantially as follows:

     "The transfer of the shares represented by this certificate is subject to certain provisions of an agreement between the registered holder hereof and Issuer and to resale restrictions arising under the Securities Act of 1933, as amended. A copy of such agreement is on file at the principal office of Issuer and will be provided to the holder hereof without charge upon receipt by Issuer of a written request therefor."

   It is understood and agreed that: (i) the reference to the resale restrictions of the Securities Act of 1933, as amended (the "1933 Act") in the above legend shall be removed by delivery of substitute certificate(s) without such reference if Grantee shall have delivered to Issuer a copy of a letter from the staff of the Securities and Exchange Commission ("SEC"), or an opinion of counsel, in form and substance reasonably satisfactory to Issuer, to the effect that such legend is not required for purposes of the 1933 Act; (ii) the reference to the provisions to this Agreement in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the shares have been sold or transferred in compliance with the provisions of this Agreement and under circumstances that do not require the retention of such reference; and (iii) the legend shall be removed in its entirety if the conditions in the preceding clauses (i) and (ii) are both satisfied. In addition, such certificates shall bear any other legend as may be required by law.

   (h) Upon the giving by Grantee to Issuer of the written notice of exercise of the Option provided for under subsection (d) of this Section 2 and the tender of the applicable purchase price in immediately available funds, Grantee shall be deemed to be the holder of record of the shares of Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of Issuer shall then be closed or that certificates representing such shares of Common Stock shall not then be actually delivered to Grantee. Issuer shall pay all expenses, and any and all United States federal, state and local taxes and other charges that may be payable in connection with the preparation, issue and delivery of stock certificates under this Section 2 in the name of Grantee or its assignee, transferee or designee.

3. Certain Agreements of Issuer

   Issuer agrees: (i) that it shall at all times maintain, free from preemptive rights, sufficient authorized but unissued or treasury shares of Common Stock so that the Option may be exercised without additional authorization of Common Stock after giving effect to all other options, warrants, convertible securities and other rights to purchase Common Stock; (ii) that it will not, by charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by Issuer; and (iii) promptly to take all action as may from time to time be required (including complying with all premerger notification, reporting and waiting period requirements specified in 15 U.S.C. (S) 18a and regulations promulgated thereunder) in order to permit Grantee to exercise the Option and Issuer duly and effectively to issue shares of Common Stock pursuant hereto.

4. Replacement Agreements and Options

   This Agreement (and the Option granted hereby) are exchangeable, without expense, at the option of Grantee, upon presentation and surrender of this Agreement at the principal office of Issuer, for other Agreements providing for Options of different denominations entitling the holder thereof to purchase, on the same terms and subject to the same conditions as are set forth herein, in the aggregate the same number of shares of Common Stock purchasable hereunder. The terms "Agreement" and "Option" as used herein include any Stock Option Agreements and related Options for which this Agreement (and the Option granted hereby) may be exchanged. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date.

5. Anti-Dilution

   The number of Option Shares purchasable upon the exercise of the Option shall be subject to adjustment from time to time as provided in this Section 5.

   (a) In the event of any change in Common Stock by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, subdivisions, conversions, exchanges of shares or the like, the type and number of shares of Common Stock purchasable upon exercise hereof shall be appropriately adjusted.

   (b) Whenever the number of shares of Common Stock purchasable upon exercise hereof is adjusted as provided in this Section 5, the Option Price shall be adjusted by multiplying the Option Price by a fraction, the numerator of which shall be equal to the number of shares of Common Stock purchasable prior to the adjustment and the denominator of which shall be equal to the number of shares of Common Stock purchasable after the adjustment.

   (c) In the event Issuer shall at any time after the date hereof and prior to the Exercise Termination Event issue or distribute any securities or assets in respect of, or in lieu of or in exchange for Common Stock (other than pursuant to a dividend paid solely in Common Stock) whether by dividend, in a reclassification or recapitalization, or otherwise, Issuer shall make such adjustments, if any, in the Option Price and/or the number of shares of Common Stock issuable upon exercise of the Option as are necessary to fully preserve the interests of the Grantee in the Option.

6. Registration Rights

   Upon the occurrence of a Triggering Event prior to an Exercise Termination Event, Issuer shall, at the request of Grantee delivered within 30 days of such Triggering Event (whether on its own behalf or on behalf of any subsequent holder of this Option (or part thereof) or any of the shares of Common Stock issued pursuant hereto), as promptly as practicable prepare, file and keep current, at Issuer's expense, a shelf registration under the 1933 Act covering any shares issued and issuable pursuant to this Option and shall use its commercially reasonable best efforts to cause such registration statement to become effective and remain current and effective in order to permit the sale or other disposition of any Option Shares in accordance with any plan of distribution reasonably requested by Grantee. Issuer will use its best efforts to cause such registration statement first to become effective and then to remain effective for such period not in excess of 180 days from the day such registration statement first becomes effective or such shorter time as may be necessary to effect such sales or other dispositions. The obligations of Issuer hereunder to file a registration statement and to maintain its effectiveness may be suspended for one or more periods of time not exceeding sixty (60) days in the aggregate if the Issuer board of directors shall have determined in good faith that the filing of such registration or the maintenance of its effectiveness would require disclosure of nonpublic information that would materially and adversely affect Issuer or if Issuer is required under the 1933 Act to include audited financial statements for any period in such registration statement and such financial statements are not yet available for inclusion in such registration statement. Grantee shall provide all information reasonably requested by Issuer for inclusion in any registration statement to be filed hereunder. If requested by any such Grantee in connection with such registration, Issuer shall become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating itself in respect of customary representations, warranties, indemnities and other agreements customarily included in such underwriting agreements for the Issuer. The expenses associated with the preparation and filing of any such registration statement pursuant to this Section 6 (including any fees related to blue sky qualifications and filing fees in respect of the SEC or the National Association of Securities Dealers, Inc.) (collectively, the "Registration Expenses") will be for the account of Issuer except for underwriting discounts or commissions or brokers' fees in respect of shares of Common Stock to be sold by the Grantee and the fees and disbursements of the Grantee's counsel; provided, however, that Issuer will not be required to pay for any Registration Expenses with respect to such registration if the registration request is subsequently withdrawn at the request of the Grantee; provided further, however, that if at the time of such withdrawal Grantee has learned of a material adverse change in the results of operations, condition, business or prospects of Issuer from that known to Grantee at the time of its request and has withdrawn the request with reasonable promptness following disclosure by Issuer of such material adverse change, then the Grantee will not be required to pay any of such expenses.

7. Substitute Options

   (a) In the event that prior to an Exercise Termination Event, Issuer shall enter into an agreement other than the Reorganization Agreement (i) to consolidate with or merge into any person, other than Grantee or one of its Subsidiaries, and shall not be the continuing or surviving corporation of such consolidation or merger, (ii) to permit any person, other than Grantee or one of its Subsidiaries, to merge into Issuer and Issuer shall be the continuing or surviving corporation, but, in connection with such merger, the then outstanding shares of Common Stock shall be changed into or exchanged for stock or other securities of any other person or cash or any other property or the then outstanding shares of Common Stock shall after such merger represent less than 50% of the outstanding shares and share equivalents of the merged company, or (iii) to sell or otherwise transfer all or substantially all of its assets to any person, other than Grantee or one of its Subsidiaries, then, and in each such case, the agreement governing such transaction shall make proper provision so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option (the "Substitute Option"), at the election of Grantee, of either
(x) the Acquiring Corporation (as hereinafter defined) or (y) any person that controls the Acquiring Corporation.

   (b) The following terms have the meanings indicated:

       (1) An "Acquiring Corporation" shall mean (i) the continuing or surviving corporation of a consolidation or merger with Issuer (if other than Issuer), (ii) Issuer in a merger in which Issuer is the continuing or surviving person, and (iii) the transferee of all or substantially all of Issuer's assets.

       (2) "Substitute Common Stock" shall mean the common stock to be issued by the issuer of the Substitute Option upon exercise of the Substitute Option.

       (3) "Average Price" shall mean the average closing price of a share of the Substitute Common Stock for the twenty trading days immediately preceding the fifth business day prior to the consolidation, merger or sale in question, but in no event higher than the closing price of the shares of Substitute Common Stock on the day preceding such consolidation, merger or sale; provided that if Issuer is the issuer of the Substitute Option, the Average Price shall be computed with respect to a share of common stock issued by the person merging into Issuer or by any company which controls or is controlled by such person, as Grantee may elect.

   (c) The Substitute Option shall have the same terms as the option, provided, that if the terms of the Substitute Option cannot, for legal reasons, be the same as the Option, such terms shall be as similar as possible and in no event less advantageous to Grantee. The issuer of the Substitute Option shall also enter into an agreement with the then holder or holders of the Substitute Option in substantially the same form as this Agreement, which shall be applicable to the Substitute Option.

   (d) The Substitute Option shall be exercisable for such number of shares of Substitute Common Stock as is equal to the Option Price multiplied by the number of shares of Common Stock for which the Option is then exercisable, divided by the Average Price. The exercise price of the Substitute Option per share of Substitute Common Stock shall then be equal to the Option Price multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock for which the Option is then exercisable and the denominator of which shall be the number of shares of Substitute Common Stock for which the Substitute Option is exercisable.

   (e) In no event, pursuant to any of the foregoing paragraphs, shall the Substitute Option be exercisable for more than 19.9% of the shares of Substitute Common Stock outstanding prior to exercise of the Substitute Option. In the event that the Substitute Option would be exercisable for more than 19.9% of the shares of Substitute Common Stock outstanding prior to exercise but for this clause (e), the issuer of the Substitute Option (the "Substitute Option Issuer') shall make a cash payment to Grantee equal to the excess of (i) the value of the Substitute Option without giving effect to the limitation in this clause (e) over (ii) the value of the Substitute Option after giving effect to the limitation in this clause (e). This difference in value shall be determined by a nationally recognized investment banking firm selected by Grantee.

   (f) Issuer shall not enter into any transaction described in subsection (a) of this Section 7 unless the Acquiring Corporation and any person that controls the Acquiring Corporation assume in writing all the obligations of Issuer hereunder.

8. Rights of Substitute Option Holders and Substitute Share Owners

   (a) At the request of the holder of the Substitute Option (the "Substitute Option Holder"), the issuer of the Substitute Option (the "Substitute Option Issuer") shall repurchase the Substitute Option from the Substitute Option Holder at a price (the "Substitute Option Repurchase Price") equal to (x) the amount by which (i) the Highest Closing Price (as hereinafter defined) exceeds
(ii) the exercise price of the Substitute Option, multiplied by the number of shares of Substitute Common Stock for which the Substitute Option may then be exercised plus (y) Grantee's Out-of-Pocket Expenses (to the extent not previously reimbursed), and at the request of the owner (the "Substitute Share Owner") of shares of Substitute Common Stock (the "Substitute Shares"), the Substitute Option Issuer shall repurchase the Substitute Shares at a price (the

"Substitute Share Repurchase Price") equal to (x) the Highest Closing Price multiplied by the number of Substitute Shares so designated plus (y) Grantee's Out-of-Pocket Expenses (to the extent not previously reimbursed). The term "Highest Closing Price" shall mean the highest closing price for shares of Substitute Common Stock within the six-month period immediately preceding the date the Substitute Option Holder gives notice of the required repurchase of the Substitute Option or the Substitute Share Owner gives notice of the required repurchase of the Substitute Shares, as applicable.

   (b) The Substitute Option Holder or the Substitute Share Owner, as the case may be, may exercise its right to require the Substitute Option Issuer to repurchase the Substitute Option and any Substitute Shares pursuant to this
Section 8 by surrendering for such purpose to the Substitute Option Issuer, at its principal office, the agreement for such Substitute Option (or, in the absence of such an agreement, a copy of this Agreement) or certificates for Substitute Shares, as applicable, accompanied by a written notice or notices stating that the Substitute Option Holder or the Substitute Share Owner, as the case may be, elects to require the Substitute Option Issuer to repurchase the Substitute Option and/or the Substitute Shares in accordance with the provisions of this Section 8. As promptly as practicable, and in any event within five business days after the surrender of the Substitute Option and/or certificates representing Substitute Shares and the receipt of such notice or notices relating thereto, the Substitute Option Issuer shall deliver or cause to be delivered to the Substitute Option Holder the Substitute Option Repurchase Price and/or to the Substitute Share Owner the Substitute Share Repurchase Price therefor or the portion thereof which the Substitute Option Issuer is not then prohibited under applicable law and regulation from so delivering.

   (c) To the extent that the Substitute Option Issuer is prohibited under applicable law or regulation from repurchasing the Substitute Option and/or the Substitute Shares in full, the Substitute Option Issuer shall immediately so notify the Substitute Option Holder and/or the Substitute Share Owner and thereafter deliver or cause to be delivered, from time to time, to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the portion of the Substitute Option Repurchase Price and/or Substitute Share Repurchase Price, respectively, which it is no longer prohibited from delivering, within five business days after the date on which the Substitute Option Issuer is no longer so prohibited; provided, however, that if the Substitute Option Issuer at any time after delivery of a notice of repurchase pursuant to subsection (b) of this Section 8 is prohibited under applicable law or regulation from delivering to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the Substitute Option Repurchase Price and the Substitute Share Repurchase Price, respectively, in full (and the Substitute Option Issuer shall use its best efforts to obtain all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to accomplish such repurchase), the Substitute Option Holder or Substitute Share Owner may revoke its notice of repurchase of the Substitute Option or the Substitute Shares either in whole or to the extent of the prohibition, whereupon, in the latter case, the Substitute Option Issuer shall promptly (i) deliver to the Substitute Option Holder or Substitute Share Owner, as appropriate, that portion of the Substitute Option Repurchase Price or the Substitute Share Repurchase Price that the Substitute Option Issuer is not prohibited from delivering; and (ii) deliver, as appropriate, either (A) to the Substitute Option Holder, a new Substitute Option evidencing the right of the Substitute Option Holder to purchase that number of shares of the Substitute Common Stock obtained by multiplying the number of shares of the Substitute Common Stock for which the surrendered Substitute Option was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Substitute Option Repurchase Price less Out-of-Pocket Expenses and the portion thereof theretofore delivered to the Substitute Option Holder and the denominator of which is the Substitute Option Repurchase Price less Out-of-Pocket Expenses, or (B) to the Substitute Share Owner, a certificate for the Substitute Option Shares it is then so prohibited from repurchasing, assuming that the portion of the Substitute Option Repurchase Price theretofore delivered is first applied to the payment of Out-of-Pocket Expenses and any remainder is applied to the repurchase of Substitute Option Shares.

9. Extension of Time

   The period for exercise of certain rights under Section 2 shall be extended:
(i) to the extent necessary to obtain all regulatory approvals for the exercise of such rights, and for the expiration of all statutory waiting periods; and (ii) to the extent necessary to avoid liability under Section 16(b) of the Securities Exchange Act of 1934, as amended (the "1934 Act") by reason of such exercise.

10. Representations and Warranties of Issuer

   Issuer hereby represents and warrants to Grantee as follows:

   (a) Issuer has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Issuer and no other corporate proceedings on the part of Issuer are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Issuer. This Agreement is the valid and legally binding obligation of Issuer, enforceable against Issuer in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought.

   (b) Issuer has taken all necessary corporate action to authorize and reserve and to permit it to issue, and at all times from the date hereof through the termination of this Agreement in accordance with its terms will have reserved for issuance upon the exercise of the Option, that number of shares of Common Stock equal to the maximum number of shares of Common Stock at any time and from time to time issuable hereunder, and all such shares, upon issuance pursuant hereto, will be duly authorized, validly issued, fully paid, nonassessable, and will be delivered free and clear of all claims, liens, encumbrances and security interests and not subject to any preemptive rights.

   (c) Issuer has taken all action (including if required redeeming all of the Rights or amending or terminating the Company's Rights Agreement) so that the entering into of this Option Agreement, the acquisition of shares of Common Stock hereunder and the other transactions contemplated hereby do not and will not result in the grant of any rights to any person under the Company Rights Agreement or enable or require the Rights to be exercised, distributed or triggered.

11. Representations and Warranties of Grantee

   Grantee hereby represents and warrants to the Issuer that (i) Grantee, by reason of its knowledge and experience in financial and business matters, believes itself capable of evaluating the merits and risks of an investment in the Common Stock, and (ii) any shares of Common Stock or other securities acquired by Grantee upon exercise of the Option shall be acquired for Grantee's own account and will not taken with a view to the public distribution thereof and will not be transferred or otherwise disposed of except in a transaction registered or exempt from registration under the 1933 Act.

12. Limitation of Grantee Profit

   (a) Notwithstanding any other provisions herein, in no event shall Grantee's Total Profit (as defined below) exceed $50 million (the "Maximum Profit") and, if it otherwise would exceed amount, Grantee, at its sole discretion, shall either (i) reduce the number of shares subject to the Option, (ii) deliver to Issuer for cancellation shares of Common Stock (or other securities into which such Option Shares are converted or exchanged), (iii) pay cash to Issuer, or
(iv) any combination of the foregoing, so that Grantee's actually realized Total Profit shall not exceed the Maximum Profit after taking into account the foregoing actions.

   (b) For purposes of this Agreement, "Total Profit" shall mean: (i) the aggregate amount of (A) any excess of (1) the net cash amounts received by Grantee pursuant to a sale of Option Shares (or securities into which such shares are converted or exchanged) to any unaffiliated third party within 12 months after the exercise of the Option, over (2) Grantee's aggregate purchase price for such Option Shares (or other securities), plus (B) any amounts received by Grantee on the transfer of the Option plus (C) any amounts received by Grantee pursuant to Section 8.3(b) of the Merger Agreement, minus (ii) the sum of amounts of any cash previously paid to Issuer pursuant to this Section 12 plus the value of the Option Shares (or other securities) previously delivered to Issuer for cancellation pursuant to this Section 12.

   (c) Notwithstanding any other provisions of this Agreement, nothing in this Agreement shall affect the ability of Grantee to receive, nor relieve Issuer's obligation to pay, any payment provided for in Section 8.3 of the Merger Agreement; provided that if and to the extent the Total Profit received by Grantee would exceed the Maximum Profit following receipt of such payment, Grantee shall be obligated to comply with the terms of Section 12(a) within 15 days of the latest of (i) the date of receipt of such payment, (ii) the date of receipt of the net cash by Grantee pursuant to the sale of Option Shares (or securities into which such Option Shares are converted or exchanged) to any unaffiliated party within 12 months after the exercise of this Option with respect to such Option Shares, and (iii) the date of receipt of net cash from disposition of this Option.

13. Assignment

   Neither of the parties hereto may assign any of its rights or obligations under this Option Agreement or the Option created hereunder to any other person, without the express written consent of the other party.

14. Best Efforts

   Each of Grantee and Issuer will use its reasonable efforts to make all filings with, and to obtain consents of, all third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Agreement; provided that neither Issuer nor Grantee nor any subsidiary or affiliate thereof will be required to agree to any divestiture by itself or of any of its affiliates of shares of capital stock or of any business, assets or property, or the imposition of any material limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock.

15. Damages an Inadequate Remedy

   The parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Agreement by either party hereto and that the obligations of the parties hereto shall be enforceable by either party hereto through injunctive or other equitable relief.

16. Effect of Unenforceability of Terms

   If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that Grantee is not permitted to acquire the full number of shares of Common Stock provided in Section 1(a) hereof (as adjusted pursuant to Section 5 hereof) it is the express intention of Issuer to allow Grantee to acquire or to require Issuer to repurchase such lesser number of shares as may be permissible, without any amendment or modification hereof.

17. Notices

   All notices, requests, claims, demands and other communications hereunder shall be deemed to have been duly given when delivered in person, by cable, telegram, telecopy or telex, or by registered or certified mail (postage prepaid, return receipt requested) at the respective addresses of the parties set forth in the Reorganization Agreement.

18. Governing Law

   This Agreement shall be governed by and construed in accordance with the laws of the State of Washington, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

19. Counterparts

   This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

20. Expenses

   Except as otherwise expressly provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

21. Entire Agreement

   Except as otherwise expressly provided herein or in the Reorganization Agreement, this Agreement and the Reorganization Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, written or oral, with respect to the subject matter hereof. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors (except as assigns), any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

22. Capitalized Terms

   Capitalized terms used in this Agreement and not defined herein shall have the meanings assigned thereto in the Reorganization Agreement.

   IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.

                                          MICROSOFT CORPORATION

                                          /s/ Robert A. Eshelman
                                          -------------------------------------
                                          By: Robert A. Eshelman
                                          Its: Assistant Secretary

                                          VISIO CORPORATION

                                          /s/ Jeremy Jaech
                                          -------------------------------------
                                          By: Jeremy Jaech
                                          Its: President and CEO

                                                                         ANNEX C

                                                              September 14, 1999

Board of Directors
Visio Corporation
2211 Elliott Avenue
Seattle, WA 98121

Members of the Board:

   We understand that Visio Corporation ("Visio" or the "Company"), Microsoft Corporation ("Microsoft"), and MovieSub, Inc. ("Merger Sub"), a wholly owned subsidiary of Microsoft, propose to enter into an Agreement and Plan of Reorganization, substantially in the form of the draft dated September 11, 1999 (the "Merger Agreement") which provides, among other things, for the merger (the "Merger") of Merger Sub with and into Visio. Pursuant to the Merger, Visio will become a wholly owned subsidiary of Microsoft and each outstanding share of common stock, par value $0.001 per share (the "Visio Common Stock"), other than shares held in treasury or held by Microsoft or any subsidiary of Microsoft or as to which dissenters' rights have been perfected, will be converted into the right to receive 0.45 shares (the "Exchange Ratio") of common stock, par value $0.0000125 per share, of Microsoft (the "Microsoft Common Stock"). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

   You have asked for our opinion as to whether the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to the holders of shares of Visio Common Stock.

   For purposes of the opinion set forth herein, we have:

     (i) reviewed certain publicly available financial statements and other business and financial information of Visio and Microsoft, respectively;

     (ii) reviewed certain internal financial statements and other financial and operating data concerning Visio prepared by the management of Visio;

     (iii) discussed the past and current operations and financial condition and the prospects of Visio, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, with senior executives of Visio;

     (iv) discussed the past and current operations and financial condition and the prospects of Microsoft, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, with senior executives of Microsoft;

     (v) reviewed the pro forma impact of the Merger on the earnings per share of Microsoft;

     (vi) reviewed the reported prices and trading activity for the Visio Common Stock and Microsoft Common Stock;

     (vii) compared the financial performance of Visio and Microsoft and the prices and trading activity of the Visio Common Stock and Microsoft Common Stock with that of certain other publicly-traded companies comparable with Visio and Microsoft and their securities;

     (viii) reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

     (ix) reviewed and discussed with the senior managements of Visio and Microsoft their strategic rationales for the Merger;

     (x) participated in discussions and negotiations among representatives of Visio and Microsoft and their financial and legal advisors;

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     (xi) reviewed the draft Merger Agreement and certain related agreements;
  and

     (xii) performed such other analyses as we have deemed appropriate.

   We have assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by us for the purposes of this opinion. With respect to the internal financial statements and other financial and operating data, and discussions relating to the strategic, financial and operational benefits anticipated from the Merger provided by Visio, we have assumed that they have, in each case, been reasonably prepared on bases reflecting the best currently available estimates and judgments of the prospects of Visio and Microsoft. We have relied upon the assessment by the managements of Visio and Microsoft of their ability to retain key employees of Visio. We have also relied upon, without independent verification, the assessment by the managements of Visio and Microsoft of: (i) the strategic and other benefits expected to result from the Merger; (ii) the timing and risks associated with the integration of Visio and Microsoft; and (iii) the validity of, and risks associated with, Visio's and Microsoft's existing and future technologies, services or business models. We have not made any independent valuation or appraisal of the assets or liabilities or technology of Visio and Microsoft, nor have we been furnished with any such appraisals. In addition, we have assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement, including, among other things, that the Merger will be accounted for as a "pooling-of-interests" business combination in accordance with U.S. Generally Accepted Accounting Principles and the Merger will be treated as a tax-free reorganization and/or exchange pursuant to the Internal Revenue Code of 1986. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

   In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any party with respect to the acquisition of, business combination with or any other extraordinary transaction involving Visio.

   We have acted as financial advisor to the Board of Directors of the Company in connection with this transaction and will receive a fee for our services. In the past, Morgan Stanley & Co. Incorporated ("Morgan Stanley") and its affiliates have provided financial advisory services for Microsoft and have received fees for the rendering of these services. In the ordinary course of our business we may actively trade the securities of Visio and Microsoft for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

   It is understood that this letter is for the information of the Board of Directors of Visio, except that this opinion may be included in its entirety in any filing made by Visio with the Securities and Exchange Commission in respect of the transaction. In addition, this opinion does not in any manner address the prices at which the Microsoft Common Stock will trade following the consummation of the Merger, and Morgan Stanley expresses no opinion or recommendation as to how the shareholders of Visio should vote at the shareholders' meeting to be held in connection with the Merger.

   Based upon and subject to the foregoing, we are of the opinion on the date hereof that the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to the shareholders of Visio.

                                          Very truly yours,

                                          MORGAN STANLEY & CO. INCORPORATED

                                                  /s/ Charles R. Cory
                                          By: _________________________________
                                                      Charles R. Cory
                                                     Managing Director

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                                                                         ANNEX D

                               DISSENTERS' RIGHTS

           Chapter 23B.13 of the Washington Business Corporation Act

23B.13.010 Definitions

   As used in this chapter:

   (1) "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

   (2) "Dissenter" means a shareholder who is entitled to dissent from corporate action under RCW 23B.13.020 and who exercises that right when and in the manner required by RCW 23B.13.200 through 23B.13.280.

   (3) "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effective date of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

   (4) "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

   (5) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

   (6) "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

   (7) "Shareholder" means the record shareholder or the beneficial shareholder.

23B.13.020 Right to Dissent

   (1) A shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder's shares in the event of, any of the following corporate actions:

     (a) Consummation of a plan of merger to which the corporation is a party
  (i) if shareholder approval is required for the merger by RCW 23B.11.030, 23B.11.080, or the articles of incorporation and the shareholder is entitled to vote on the merger, or (ii) if the corporation is a subsidiary that is merged with its parent under RCW 23B.11.040;

     (b) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

     (c) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

     (d) An amendment of the articles of incorporation that materially reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under RCW 23B.06.040; or

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     (e) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

   (2) A shareholder entitled to dissent and obtain payment for the shareholder's shares under this chapter may not challenge the corporate action creating the shareholder's entitlement unless the action fails to comply with the procedural requirements imposed by this title, RCW 25.10.900 through 25.10.955, the articles of incorporation, or the bylaws, or is fraudulent with respect to the shareholder or the corporation.

   (3) The right of a dissenting shareholder to obtain payment of the fair value of the shareholder's shares shall terminate upon the occurrence of any one of the following events:

     (a) The proposed corporate action is abandoned or rescinded;

     (b) A court having jurisdiction permanently enjoins or sets aside the corporate action; or

     (c) The shareholder's demand for payment is withdrawn with the written consent of the corporation.

23B.13.030 Dissent by Nominees and Beneficial Owners

   (1) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in the shareholder's name only if the shareholder dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf the shareholder asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the dissenter dissents and the dissenter's other shares were registered in the names of different shareholders.

   (2) A beneficial shareholder may assert dissenters' rights as to shares held on the beneficial shareholder's behalf only if:

     (a) The beneficial shareholder submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

     (b) The beneficial shareholder does so with respect to all shares of which such shareholder is the beneficial shareholder or over which such shareholder has power to direct the vote.

23B.13.200 Notice of Dissenters' Rights

   (1) If proposed corporate action creating dissenters' rights under RCW 23B.13.020 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this chapter and be accompanied by a copy of this chapter.

   (2) If corporate action creating dissenters' rights under RCW 23B.13.020 is taken without a vote of shareholders, the corporation, within ten days after [the] effective date of such corporate action, shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in RCW 23B.13.220.

23B.13.210 Notice of Intent to Demand Payment

   (1) If proposed corporate action creating dissenters' rights under RCW 23B.13.020 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights must (a) deliver to the corporation before the vote is taken written notice of the shareholder's intent to demand payment for the shareholder's shares if the proposed action is effected, and
(b) not vote such shares in favor of the proposed action.

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   (2) A shareholder who does not satisfy the requirements of subsection (1) of this section is not entitled to payment for the shareholder's shares under this chapter.

23B.13.220 Dissenters' Notice

   (1) If proposed corporate action creating dissenters' rights under RCW 23B.13.020 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of RCW 23B.13.210.

   (2) The dissenters' notice must be sent within ten days after the effective date of the corporate action, and must:

     (a) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

     (b) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

     (c) Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not the person acquired beneficial ownership of the shares before that date;

     (d) Set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty nor more than sixty days after the date the notice in subsection (1) of this section is delivered; and

     (e) Be accompanied by a copy of this chapter.

23B.13.230 Duty to Demand Payment

   (1) A shareholder sent a dissenters' notice described in RCW 23B.13.220 must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the dissenters' notice pursuant to RCW 23B.13.220(2)(c), and deposit the shareholder's certificates in accordance with the terms of the notice.

   (2) The shareholder who demands payment and deposits the shareholder's share certificates under subsection (1) of this section retains all other rights of a shareholder until the proposed corporate action is effected.

   (3) A shareholder who does not demand payment or deposit the shareholder's share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for the shareholder's shares under this chapter.

23B.13.240 Share Restrictions

   (1) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is effected or the restriction is released under RCW 23B.13.260.

   (2) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until the effective date of the proposed corporate action.

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23B.13.250 Payment

   (1) Except as provided in RCW 23B.13.270, within thirty days of the later of the effective date of the proposed corporate action, or the date the payment demand is received, the corporation shall pay each dissenter who complied with RCW 23B.13.230 the amount the corporation estimates to be the fair value of the shareholder's shares, plus accrued interest.

   (2) The payment must be accompanied by:

     (a) The corporation's balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

     (b) An explanation of how the corporation estimated the fair value of the shares;

     (c) An explanation of how the interest was calculated;

     (d) A statement of the dissenter's right to demand payment under RCW 23B.13.280; and

     (e) A copy of this chapter.

23B.13.260 Failure to Take Action

   (1) If the corporation does not effect the proposed action within sixty days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release any transfer restrictions imposed on uncertificated shares.

   (2) If after returning deposited certificates and releasing transfer restrictions, the corporation wishes to undertake the proposed action, it must send a new dissenters' notice under RCW 23B.13.220 and repeat the payment demand procedure.

23B.13.270 After-Acquired Shares

   (1) A corporation may elect to withhold payment required by RCW 23B.13.250 from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

   (2) To the extent the corporation elects to withhold payment under subsection (1) of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter's demand. The corporation shall send with its offer an explanation of how it estimated the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter's right to demand payment under RCW 23B.13.280.

23B.13.280 Procedure if Shareholder Dissatisfied With Payment or Offer

   (1) A dissenter may notify the corporation in writing of the dissenter's own estimate of the fair value of the dissenter's shares and amount of interest due, and demand payment of the dissenter's estimate, less any payment under RCW 23B.13.250, or reject the corporation's offer under RCW 23B.13.270 and demand payment of the dissenter's estimate of the fair value of the dissenter's shares and interest due, if:

     (a) The dissenter believes that the amount paid under RCW 23B.13.250 or offered under RCW 23B.13.270 is less than the fair value of the dissenter's shares or that the interest due is incorrectly calculated;

     (b) The corporation fails to make payment under RCW 23B.13.250 within sixty days after the date set for demanding payment; or

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     (c) The corporation does not effect the proposed action and does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty days after the date set for demanding payment.

   (2) A dissenter waives the right to demand payment under this section unless the dissenter notifies the corporation of the dissenter's demand in writing under subsection (1) of this section within thirty days after the corporation made or offered payment for the dissenter's shares.

23B.13.300 Court Action

   (1) If a demand for payment under RCW 23B.13.280 remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

   (2) The corporation shall commence the proceeding in the superior court of the county where a corporation's principal office, or, if none in this state, its registered office, is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

   (3) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled, parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

   (4) The corporation may join as a party to the proceeding any shareholder who claims to be a dissenter but who has not, in the opinion of the corporation, complied with the provisions of this chapter. If the court determines that such shareholder has not complied with the provisions of this chapter, the shareholder shall be dismissed as a party.

   (5) The jurisdiction of the court in which the proceeding is commenced under subsection (2) of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

   (6) Each dissenter made a party to the proceeding is entitled to judgment
(a) for the amount, if any, by which the court finds the fair value of the dissenter's shares, plus interest, exceeds the amount paid by the corporation, or (b) for the fair value, plus accrued interest, of the dissenter's after-acquired shares for which the corporation elected to withhold payment under RCW 23B.13.270.

23B.13.310 Court Costs and Counsel Fees

   (1) The court in a proceeding commenced under RCW 23B.13.300 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under RCW 23B.13.280.

   (2) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

     (a) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of RCW 23B.13.200 through 23B.13.280; or

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     (b) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by chapter 23B.13 RCW.

   (3) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

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